UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

The Bank of New York Mellon Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

THE BANK OF NEW YORK MELLON CORPORATION

One Wall Street

New York, New York 10286

Date of Meeting:	April 12, 2011

Time:	9:00 a.m., local time in Pittsburgh, Pennsylvania

Place:	Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219

Purposes:	We are holding the Annual Meeting for the following purposes:

•

to elect 14 directors from the nominees named in this proxy statement to serve on our Board until the 2012 Annual Meeting of stockholders and until their successors shall have been elected and qualified;

•	to approve an advisory (non-binding) resolution relating to 2010 compensation of the named executive officers;

•	to act on an advisory (non-binding) vote concerning how often the company should conduct a stockholder advisory vote on executive compensation;

•	to approve our Amended and Restated Long Term Incentive Plan;

•	to approve our Amended and Restated Executive Incentive Compensation Plan;

•	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year;

•	to act on one stockholder proposal, if properly presented at the Annual Meeting; and

•	to transact any other business that may properly come before the Annual Meeting.

The proxy statement describes these items. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

Record Date:	The Board of Directors has fixed the close of business on February 11, 2011 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Voting by Proxy:	Please submit a proxy card or, for shares held in street name, a voting instruction form, as soon as possible so that your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered stockholder, you may also vote by telephone or electronically over the Internet by following the instructions included with your proxy card. If your shares are held in street name, you may have the ability to instruct the record holder as to the voting of your shares by telephone or over the Internet. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 12, 2011	A complete copy of this proxy statement and our annual report for the year ended December 31, 2010 are also available at our website at http://bnymellon.mobular.net/bnymellon/bk.

We hope that you are able to attend our Annual Meeting. Whether or not you plan to attend, it is important that you vote your shares at the meeting. To ensure that your shares are voted at the meeting, please promptly complete, sign, date and return your proxy card(s) in the enclosed envelope, or vote by telephone or over the Internet by following the instructions found on the proxy card(s), so that we may vote your shares in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the Annual Meeting. Mailing your proxy(ies) or voting by telephone or over the Internet does not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Arlie R. Nogay

Corporate Secretary

March 11, 2011

-i-

-ii-

THE BANK OF NEW YORK MELLON CORPORATION

One Wall Street

New York, New York 10286

PROXY STATEMENT

Date, Time and Place of Annual Meeting

The Board of Directors of The Bank of New York Mellon Corporation, which we refer to as the “company,” solicits your proxy for our 2011 Annual Meeting of stockholders to be held on April 12, 2011 at 9:00 a.m. local time in Pittsburgh, Pennsylvania at the Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting.

Who Can Vote; Outstanding Shares on Record Date

Only stockholders of record of our common stock at the close of business on February 11, 2011 may vote at the Annual Meeting. On the record date, we had 1,241,936,347 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury will not be voted.

Mailing Date

We began mailing this proxy statement and the enclosed proxy card on March 11, 2011 to all stockholders entitled to vote at the Annual Meeting. We have enclosed with this proxy statement our 2010 annual report to stockholders. The annual report contains detailed information about our activities and financial performance in 2010.

What is a Proxy?

A proxy is an authorization to vote your shares. Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three of our employees, who are called “proxies” or “proxy holders” and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card or by telephone or over the Internet.

Voting Your Shares

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly.

If you are a “stockholder of record” (that is, you hold your shares of our common stock in your own name), you may vote your shares by proxy using any of the following methods:

•	completing, signing, dating and returning the proxy card in the postage-paid envelope provided;

•	calling the toll-free telephone number listed on the proxy card; or

•	using the Internet site listed on the proxy card.

The telephone and Internet voting procedures set forth on the proxy card are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been properly recorded. If you vote by telephone or over the Internet, you should not return your proxy card.

If you are a “beneficial owner,” also known as a “street name” holder (that is, you hold your shares of our common stock through a broker, bank or other nominee), you will receive voting instructions (including, if your broker, bank or other nominee elects to do so, instructions on how to vote your shares by telephone or over the Internet) from the record holder, and you must follow those instructions in order to have your shares voted at the Annual Meeting.

Depending on how you hold your shares, you may receive more than one proxy card.

Your vote is important. Whether you vote by mail, telephone or over the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the Board of Directors:

Proposal 1 —	FOR the election of each nominee for director;

Proposal 2 —	FOR the approval of the advisory (non-binding) resolution approving the 2010 compensation of the named executive officers;

Proposal 3 —	FOR an advisory (non-binding) vote advising the company to conduct a stockholder advisory vote on executive compensation at each annual meeting of stockholders;

Proposal 4 —	FOR the approval of our Amended and Restated Long Term Incentive Plan;

Proposal 5 —	FOR the approval of our Amended and Restated Executive Incentive Compensation Plan;

Proposal 6 —	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

Proposal 7 —	AGAINST the approval of the stockholder proposal for cumulative voting in the election of directors.

In addition, if other matters are properly presented for voting at the Annual Meeting, the proxy holders are also authorized to vote on such matters as they shall determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented for voting at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering a written notice of revocation to our Corporate Secretary at the address indicated on the first page of this proxy statement;

•	submitting another signed proxy card with a later date;

•	voting by telephone or over the Internet at a later date; or

•	attending the Annual Meeting and voting in person.

Voting in Person

If you are a registered stockholder or you hold a proxy from a registered stockholder, you may attend the Annual Meeting and vote in person by obtaining and submitting a ballot that will be provided at the meeting.

Quorum

A quorum is the minimum number of shares required to conduct business at the Annual Meeting. Under our by-laws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented in person or by proxy at the meeting. Abstentions and broker non-votes are counted as present for determining the presence of a quorum. Inspectors of election appointed for the Annual Meeting will tabulate all votes cast in person or by proxy at the Annual Meeting. In the event a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

In February 2010, the Board of Directors approved an amendment to our by-laws, which became effective July 2, 2010, to provide for a majority vote standard in an uncontested election of directors. Accordingly, each of the 14 nominees for director will be elected if more votes are cast “for” a director’s election than are cast “against” such director’s election. (See Standard for Election of Directors below.) All other matters to be voted on at the Annual Meeting require for approval the favorable vote of a majority of the votes cast on the applicable matter at the meeting in person or by proxy.

Abstentions and broker non-votes are not treated as votes cast. Therefore, an abstention or broker non-vote will not have the effect of a vote for or against the proposal or for or against a director’s election and will not be counted in determining the number of votes required for approval or election.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the auditor (Proposal 6), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.

What is an advisory (or non-binding) resolution or vote?

Your votes on Proposals 2 and 3 are advisory votes. An advisory vote is a mechanism that allows for stockholders of the company to tell the Board how they feel about certain issues facing the company, such as executive compensation. The results of an advisory vote are non-binding, which means that the Board is not required by law to take any specific action in response to the results of the vote. However, our Board strongly values feedback from our stockholders and will take the results of an advisory vote into account when considering future actions.

Annual Meeting Admission

Only stockholders of record on the record date and certain other permitted attendees may attend the Annual Meeting. No cameras, recording equipment, electronic devices, large bags or packages will be permitted in the Annual Meeting. The use of cell phones, BlackBerries and other personal communication devices during the Annual Meeting is also prohibited. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the proxy statement.

How Our Board Solicits Proxies; Expenses of Solicitation

We will pay all costs of soliciting proxies. We have retained our affiliate, BNY Mellon Shareowner Services, to assist with the solicitation of proxies for a fee of approximately $25,000, plus reimbursement of reasonable out-of-pocket expenses. In addition, we have agreed to pay BNY Mellon Shareowner Services a fee of approximately $45,000 in connection with project management and technical services to be provided by BNY Mellon Shareowner Services relating to the distribution of this proxy statement and the annual report to employees and former employees participating in employee benefit and stock option programs. BNY Mellon Shareowner Services is a wholly owned subsidiary of the company. In addition, we may use our officers and employees, at no additional compensation, to solicit proxies either personally or by telephone, Internet, letter or facsimile.

Householding

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on rules of the Securities and Exchange Commission, which we refer to as the “SEC,” that permit us to deliver only one proxy statement to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact our transfer agent, BNY Mellon Shareowner Services, by phone at 1-800-729-9606 (U.S.) or 1-201-680-6651 (International) or by mail at BNY Mellon Shareowner Services, P.O. Box 3550, South Hackensack, New Jersey 07606-9250. We will deliver the requested documents promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports or proxy statements, or if you hold our stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact our transfer agent, BNY Mellon Shareowner Services, with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

ELECTION OF DIRECTORS

(Proposal 1 on your proxy card)

Nominees for Election as Directors

You are being asked to elect 14 directors from the nominees named in this proxy statement to serve on the Board of Directors until the 2012 Annual Meeting of stockholders and until their successors have been elected and qualified. Each nominee currently serves on our Board of Directors, of whom 12 are non-management directors and two serve as executive officers of the company. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

On February 8, 2011, Dr. Robert Mehrabian notified the company of his intention to retire from the Board of Directors at the Annual Meeting of stockholders to be held on April 12, 2011 and that he would not be standing for re-election to the Board. Effective upon Dr. Mehrabian’s retirement, the number of directors on the Board will be fixed at 14.

We do not know of any reason why any nominee named in this proxy statement would be unable to serve as a director if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as may be nominated in accordance with our by-laws, as described below.

The Board unanimously recommends you vote “FOR” each of the nominees described below.

Nomination Procedures

Our Corporate Governance and Nominating Committee, which we refer to as the “CG&N Committee,” assists the Board in reviewing and identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommends to the Board nominees for directors for the next Annual Meeting of stockholders and to fill vacancies on the Board. Directors chosen to fill vacancies will hold office for a term expiring at the end of the next Annual Meeting of stockholders.

In carrying out its responsibilities of finding the best qualified candidates for directors, the CG&N Committee will consider proposals from a number of sources, including recommendations for nominees from stockholders submitted in accordance with the requirements for stockholder nominations as set forth in Article 2 of our by-laws, which are more fully described below. It is anticipated that the CG&N Committee would evaluate a candidate recommended by a stockholder for nomination as a director in the same manner that it evaluates any other nominee.

Under Article 2 of our by-laws, nominations for the election of directors may be made by the Board, a committee thereof or any officer of the company to whom the Board or such committee has delegated such authority. Upon proper notice given to the company, nominations may also be made by any stockholder entitled to vote in the election of directors. Written notice of a stockholder’s intent to make a nomination or nominations for director must be given to the company either by United States mail or personal delivery to the Secretary of the company (i) in the case of an Annual Meeting, not less than 90 calendar days or more than 120 calendar days before the anniversary date of the company’s proxy statement released to stockholders in connection with the previous year’s Annual Meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth calendar day following the earlier of the day on which notice of the date of the meeting was mailed and the day on which public announcement of the date of the meeting was made. If the date of the Annual Meeting at which directors are to be elected has been changed by more than 30 calendar days from the date of the most recent previous Annual Meeting, a stockholder’s notice of intent to make a nomination or nominations for director must be received by the company (A) on or before the later of (x) 120 calendar days before the date of the Annual Meeting at which such business is to be presented or (y) 30 calendar days following the first public announcement by the company of the date of such Annual Meeting and (B) not later than 15 calendar days prior to the scheduled mailing date of the company’s proxy materials for such Annual Meeting.

The notice must include: (1) the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is and will at the time of the Annual Meeting be a holder of record of our common stock entitled to vote at such Annual Meeting and that the stockholder intends to appear in person or by proxy at the Annual Meeting to make the nomination or nominations set forth in the notice, (2) the name and address of the person or persons to be nominated for election as director and such other information regarding the proposed nominee or nominees as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC, (3) a description of all arrangements or undertakings between the stockholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and (4) a consent signed by each of the proposed nominees agreeing to serve as a director if so elected. The Board will be under no obligation to recommend a proposed nominee, even though the notice as set forth above has been given.

Director Qualifications

Our Corporate Governance Guidelines require our directors to possess the experience and skills necessary to oversee the management of the company in the interest of the company and its stockholders. Under our Corporate Governance Guidelines, our CG&N Committee will consider for nomination as a director (whether nominated by the CG&N Committee or by one or more of our stockholders) persons who:

•	have the highest level of integrity;

•	are capable of evaluating business issues and making practical and mature judgments;

•	are willing and able to devote the necessary time and effort required for service on the Board;

•	have the skills and personality to work with other directors on a Board that is effective, collegial and responsive to the needs of the company;

•	have the necessary self-confidence and articulateness to participate effectively in Board discussions; and

•	have diverse experience at senior-level policy-making positions in business, government, education, technology or not-for-profit enterprises.

Our CG&N Committee’s charter further provides that the criteria for selecting nominees for election as directors of the company include, but are not limited to, the following:

•	experience;

•	accomplishments;

•	education;

•	skills;

•	personal and professional integrity;

•	diversity of the Board (in all aspects of that term); and

•	the candidate’s ability to devote the necessary time for service as a director (including directorships held at other corporations and organizations).

When considering a person to be recommended for re-nomination as a director, the CG&N Committee will consider, among other factors, the attendance, preparedness, participation and candor of the individual as well as the individual’s satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines.

We believe our current Board members meet these criteria with a diversity and depth of experience that enable them to effectively oversee management of the company. The description of each nominee set forth below includes biographical information, on a director by director basis, which highlights the specific experience, background and education of each nominee that led the Board to conclude that each director should serve on the Board. The CG&N Committee and the Board took this information into account in concluding that each nominee is qualified to serve as one of our directors. We refer to this qualification as “professional background and experience.” The CG&N Committee and the Board also concluded that each nominee for director has the type of senior-level, policy-making experience in business, government, education, technology and/or not-for profit enterprises that qualifies each nominee for service on our Board. The CG&N Committee and the Board also believe that the effectiveness, business acumen and leadership skills of each nominee is demonstrated by the senior-level positions that each nominee holds and/or has held during their professional careers. We refer to this qualification as “senior-level policy-making positions.” With respect to those nominees noted below who are or have been directors of other public companies, the CG&N Committee and the Board believe this experience enhances their qualification to serve on our Board. We refer to this qualification as “other public company board experience.”

In addition to the qualifications evidenced by the biographical information set forth below, the CG&N Committee and the Board also determined that each of the nominees possess certain intangible attributes and skills, which also supported the conclusion that each nominee meets the criteria set forth in our Corporate Governance Guidelines and is qualified to serve as one of our directors. These intangible attributes and skills include, as to each nominee: integrity; the capacity to evaluate business issues and make practical and mature judgments; willingness to devote the necessary time and effort required to serve on our Board; the skills and personality to work effectively and collegially with other directors on a Board that is responsive to the company’s needs; and the self-confidence and articulateness to participate effectively in Board discussions. We refer to this qualification as “intangible attributes.”

The CG&N Committee and the Board also took into account the years of service for each director on our Board and on the legacy Bank of New York and Mellon boards of directors noted below, as well as each non-management director’s service on standing committees of our Board and the legacy Bank of New York and Mellon boards of directors, in concluding that each nominee is qualified to continue to serve on our Board. The CG&N Committee and the Board believe that this prior service, including service on standing committees, is an invaluable resource in allowing each nominee to act as an effective director of the company. We refer to this qualification as “prior BNY Mellon Board experience.” The CG&N Committee and the Board also took into account the attendance record of each nominee at Board and committee meetings, as well as each nominee’s preparedness for and participation at Board and committee meetings, in concluding that each nominee is qualified to be a member of our Board. We refer to this qualification as “Board attendance and participation.”

Diversity of the Board

In considering diversity of the Board (in all aspects of that term) as a criterion for selecting nominees in accordance with its charter, the CG&N Committee takes into account various factors and perspectives, including differences of viewpoint, professional experience, education, skills and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender and national origin. The CG&N Committee seeks persons with leadership experience in a variety of contexts and, among public company leaders, across a variety of industries. The CG&N Committee believes that this expansive conceptualization of diversity is the most effective means to implement Board diversity. The CG&N Committee will assess the effectiveness of this approach as part of its annual review of its charter and our Corporate Governance Guidelines.

Information About the Nominees

Each of the following nominees for election as director was elected as a director at our 2010 Annual Meeting. No director has a family relationship to any other director, nominee for director or executive officer. Information relating to each nominee for election as director, including his or her period of service as a director of The Bank of New York Company, Inc. or Mellon Financial Corporation prior to the merger on July 1, 2007, principal occupation, specific experience, other biographical material and qualifications is described below:

Ruth E. Bruch

Retired Senior Vice President and Chief Information Officer of Kellogg Company

Director since 2007

Age 57

Ms. Bruch served as a director of Mellon Financial Corporation from 2003 to 2007 where she served on the Compensation, the Technology and the Community Responsibility Committees. Ms. Bruch served as Senior Vice President and Chief Information Officer of Kellogg Company, a food manufacturer focusing on cereal and convenience foods, from 2006 until her retirement in 2009. Prior to that, from 2002 to 2006, Ms. Bruch served as Senior Vice President and Chief Information Officer of Lucent Technologies Inc., which focuses on communications networking solutions.

Ms. Bruch’s experience also includes senior-level management positions at Visteon Corporation, ZoneTrader.com, Union Carbide Corporation, Continental Bank Corporation, First Bank System, Inc. and Davenport (IA) Bank & Trust Co. Ms. Bruch has also served as a member of the board of directors of BlueStar Solutions, an IT outsourcing services provider, and Manchester Bidwell Corporation, a non-profit organization that provides instruction and mentoring in career education and the arts for youth and adults in the Pittsburgh, Pennsylvania region. Ms. Bruch holds a Bachelor of Business Administration degree from the University of Iowa.

In addition to the professional background and experience, senior-level policy-making positions, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Bruch should serve as a director: her service as chief information officer of several publicly-traded companies and other organizations for over 10 years, and her other extensive senior-level management positions, including service at three banks, which provide the Board with a perspective and resource on information technology and other technology-related matters, as well as banking experience.

Nicholas M. Donofrio

Chief Executive Officer of NMD Consulting, LLC

Retired Executive Vice President, Innovation and Technology of IBM Corporation

Director since 2007

Age 65

Mr. Donofrio served as a director of The Bank of New York Company, Inc. from 1999 to 2007 where he served on the Audit, the Risk and the Technology Committees, among others. Mr. Donofrio served as Executive Vice President, Innovation and Technology of IBM Corporation, a developer, manufacturer and provider of advanced information technologies and services, from 2005 until his retirement in 2008. Mr. Donofrio previously served as Senior Vice President, Technology and Manufacturing of IBM Corporation from

1997 to 2005 and spent a total of 44 years as an employee of IBM Corporation. Mr. Donofrio is currently a director of Advanced Micro Devices, Inc., where he serves on the Nominating and Corporate Governance Committee and the Compensation Committee, and a director of Liberty Mutual Group.

Mr. Donofrio holds seven technology patents and is a member of numerous technical and science honor societies. Mr. Donofrio is Co-Chair of the New York Hall of Science, is a director of TopCoder, Inc., and is on the board of advisors of StarVest Partners, L.P. Mr. Donofrio earned a Bachelor of Science degree from Rensselaer Polytechnic Institute and a Master of Science degree from Syracuse University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes, and/or skills led the Board to conclude that Mr. Donofrio should serve as a director: his extensive background and experience in engineering, technology and innovation, including his 44 years of service at IBM, as well as his widely-recognized status in the field of engineering and his teaching and training in the area of innovation, which provide the Board with a perspective and resource on technology and innovation.

Gerald L. Hassell

President, The Bank of New York Mellon Corporation

Director since 2007

Age 59

Mr. Hassell served as a director of The Bank of New York Company, Inc. from 1998 to 2007. Mr. Hassell has served as our President since the merger in 2007. Prior to the merger, Mr. Hassell served as President of The Bank of New York Company, Inc. from 1998 to 2007 as well as other prior leadership positions at Bank of New York. Mr. Hassell is currently a director of Comcast Corporation where he serves on the Governance and Directors Nominating Committee and is Chair of the Finance Committee.

Since joining The Bank of New York’s Management Development Program more than three decades ago, Mr. Hassell has held a number of key leadership positions within the company in securities servicing, corporate banking, credit, strategic planning and administration services. Mr. Hassell is also a director of the National September 11 Memorial & Museum and the New York Philharmonic, and is Vice Chair of Big Brothers/Big Sisters of New York. Mr. Hassell holds a Bachelor of Arts degree from Duke University and a Master in Business Administration degree from the New York University Stern School of Business.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Hassell should serve as a director: his knowledge of the company’s businesses and operations, as well as the financial services industry in general, based on his 37 year tenure with the company and Bank of New York, including service as President since 1998, and his participation in numerous financial services industry associations, which provide the Board with a perspective and resource on the company and the financial services industry in general.

Edmund F. “Ted” Kelly

Chairman and Chief Executive Officer of Liberty Mutual Group

Director since 2007

Age 65

Mr. Kelly served as a director of Mellon Financial Corporation from 2004 to 2007 where he served on the Corporate Governance and Nominating, the Human Resources and the Risk Committees. Mr. Kelly has served as Chairman (since 2000), President and Chief Executive Officer (since 1998) of Liberty Mutual Group, a multi-line insurance company. Mr. Kelly is currently a director of Liberty Mutual Group and EMC Corporation where he serves on the Finance Committee.

Mr. Kelly’s experience also includes senior-level management positions at Aetna Life & Casualty Company. Mr. Kelly was a director of Citizens Financial Group Inc. where he served as Chair of the Audit Committee and Chair of the Joint Risk Assessment Committee. Mr. Kelly is also a member of the Board of Governors of the Property Casualty Insurers Association of America and a director of the Financial Services Roundtable; a member of the boards of the United Way of Massachusetts Bay, the American Red Cross of Massachusetts Bay, the American Ireland Fund and The Massachusetts Mentoring Partnership, among others; a past member of the Board of Trustees for Boston College and former President of the Boston Minuteman Council of the Boy Scouts of America. Mr. Kelly received a Bachelor’s degree from Queen’s University in Belfast and a Ph.D. from the Massachusetts Institute of Technology.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kelly should serve as a director: his role for over 10 years as Chairman, Chief Executive Officer and President of a multi-national insurance company that is a Fortune 500 company, as well as his over 36 years of experience in the insurance industry, which is highly regulated and concentrates on risk management, which provide the Board with a critical perspective on the Board’s oversight of management of the company.

Robert P. Kelly

Chairman and Chief Executive Officer, The Bank of New York Mellon Corporation

Director since 2007

Age 56

Mr. Kelly served as a director of Mellon Financial Corporation from 2006 to 2007. Mr. Kelly has served as our Chief Executive Officer since the merger in 2007 and our Chairman since 2008. Prior to the merger, Mr. Kelly served as Chairman, Chief Executive Officer and President of Mellon Financial Corporation from 2006 to 2007. Prior to that, Mr. Kelly served as Chief Financial Officer of Wachovia Corporation, a financial services company, and Wachovia’s predecessor, First Union Corporation, from 2000 to 2006. Mr. Kelly also served at various positions at Toronto Dominion Bank from 1981 to 2000.

Mr. Kelly has extensive background in retail brokerage, banking and securities trading. Mr. Kelly is Chair of the Financial Services Forum, a member of the Partnership for New York City, President of the Federal Advisory Council of the Federal Reserve Board, and director and treasurer of the Financial Services Roundtable. He is a chartered accountant with a Master in Business Administration degree from Cass School of Business, City University in London and a Bachelor’s degree from St. Mary’s University in Canada.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kelly should serve as a director: his role for approximately four years as Chairman and Chief Executive Officer of the company and Mellon Financial Corporation, his experience for six years as the chief financial officer of two major financial services companies, his prior experience in the financial services industry, and his participation in and leadership of numerous financial services industry associations and advisory boards, which provide the Board with a perspective and resource on the company and the financial services industry in general.

Richard J. Kogan

Principal of The KOGAN Group LLC

Retired Chairman, President and Chief Executive Officer of Schering-Plough Corporation

Director since 2007

Age 69

Mr. Kogan served as a director of The Bank of New York Company, Inc. from 1996 to 2007 where he served on the Audit and the Nominating and Governance Committees, among others, and chaired the Compensation and Organization Committee. Mr. Kogan is currently a principal of The KOGAN Group LLC, which provides advice and counsel to chief executive officers of for-profit and not-for-profit enterprises. Mr. Kogan previously served as Chief Executive Officer of Schering-Plough Corporation, a global healthcare company, from 1996 to 2003, as President from 1986 to 1998 and 2001 to 2003 and as Chairman from 1998 to 2002. Mr. Kogan is currently a director of Colgate-Palmolive Company where he serves on the Audit and the Finance Committees, chairs the Personnel and Organization Committee, and is a past Presiding Director.

Mr. Kogan serves as Vice Chairman of the Board of Trustees of Saint Barnabas Corporation and Medical Center and Corporation, and is a member of the Board of Trustees of New York University, overseer and member of the Executive Committee of New York University’s Stern School of Business and a member of the Council on Foreign Relations. Mr. Kogan earned a Bachelor’s degree from The City College of The City University of New York and a Master in Business Administration degree from the New York University Stern School of Business.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kogan should serve as a director: his role as Chairman, Chief Executive Officer and President of a publicly-traded global pharmaceutical company, as well as his other senior management positions during his 30 year career in the pharmaceutical industry, which provide the Board with an executive and leadership perspective on the management and operations of a large public company in a highly regulated industry.

Michael J. Kowalski

Chairman and Chief Executive Officer of Tiffany & Co.

Director since 2007

Age 58

Mr. Kowalski served as a director of The Bank of New York Company, Inc. from 2003 to 2007 where he served on the Audit, the Risk and the Corporate Responsibility and Community Redevelopment Committees, among others. Mr. Kowalski has served as Chairman and Chief Executive Officer of Tiffany & Co., an international designer, manufacturer and distributor of jewelry and fine goods, since 2003 and 1999, respectively. Mr. Kowalski has served in key leadership positions at Tiffany & Co. since 1983. Mr. Kowalski is currently a director of Tiffany & Co. and was a director of Fairmont Hotels & Resorts from 2002 to 2006.

Mr. Kowalski serves as Vice Chairman of the Board of Jewelers of America and chairs the Board of Overseers of the University Museum of Archaeology and Anthropology at the University of Pennsylvania. Mr. Kowalski is a trustee of the University of Pennsylvania. Mr. Kowalski earned a Bachelor’s degree from the University of Pennsylvania and a Master in Business Administration degree from Harvard University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kowalski should serve as a director: his role as Chairman and Chief Executive Officer of a publicly-traded international manufacturer and retailer of jewelry and other specialty items, as well as his other senior operating and financial management positions during his 28 year career in the jewelry industry, which provide the Board with an executive and leadership perspective on the management, operations and financial oversight of a large public company.

John A. Luke, Jr.

Chairman and Chief Executive Officer of MeadWestvaco Corporation

Director since 2007

Age 62

Mr. Luke served as a director of The Bank of New York Company, Inc. from 1996 to 2007 where he served on the Audit, the Compensation and Organization and the Nominating Committees, among others. Mr. Luke has served as Chairman and Chief Executive Officer of MeadWestvaco Corporation, a manufacturer of paper, packaging and specialty chemicals, since 2002. Mr. Luke is currently a director of MeadWestvaco Corporation and The Timken Company where he serves on the Nominating and Corporate Governance Committee and chairs the Compensation Committee.

Mr. Luke is also a director and former Chairman of the American Forest & Paper Association. He is currently a director of FM Global where he chairs the Compensation Committee and serves on the Executive Committee. Mr. Luke is ex-officio director and former Chairman of the Sustainable Forestry Initiative, Inc., a former member of the President’s Export Council, and a trustee of the American Enterprise Institute for Public Policy Research as well as the Virginia Museum of Fine Arts, among others. Mr. Luke served as an officer with the U.S. Air Force in Southeast Asia during the Vietnam conflict. Mr. Luke earned a Bachelor’s degree from Lawrence University and a Master in Business Administration degree from The Wharton School at the University of Pennsylvania.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Luke should serve as a director: his role as Chairman, Chief Executive Officer and President of a publicly-traded global manufacturer of packaging solutions and other products, as well as his other senior management positions during his 32 years at MeadWestvaco Corporation and its predecessors, which provide the Board with an executive and leadership perspective on the management and operations of a large public company.

Mark A. Nordenberg

Chancellor and Chief Executive Officer of the University of Pittsburgh

Director since 2007

Age 62

Mr. Nordenberg served as a director of Mellon Financial Corporation from 1998 to 2007 where he served on the Corporate Governance and Nominating, the Human Resources and the Risk Committees, among others. Mr. Nordenberg has served as Chancellor and Chief Executive Officer of the University of Pittsburgh, a major public research university, since 1996.

Mr. Nordenberg joined the University of Pittsburgh’s law faculty in 1977 and served as Dean of the School of Law from 1985 until 1993. Mr. Nordenberg was the interim Provost and Senior Vice Chancellor for Academic Affairs from 1993 to 1994, and interim Chancellor from 1995 to 1996. A specialist in scholarly aspects of civil litigation, he has published books, articles and reports on this topic, and has served as a member of both the United States Supreme Court’s Advisory Committee on Civil Rules and the Pennsylvania Supreme Court’s Civil Procedural Rules Committee. He is a director of the Association of American Universities and a board member of the Council on Competitiveness, a nonprofit organization that encourages innovation and economic progress, among others. Mr. Nordenberg received his Bachelor’s degree from Thiel College and his Juris Doctorate degree from the University of Wisconsin School of Law.

In addition to the professional background and experience, senior-level policy-making positions, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Nordenberg should serve as a director: his role for the past 15 years as Chancellor of a major research university and his other senior positions at the university, including Dean of its law school, over his 26 year career at the institution, as well as his legal expertise, which provide the Board with an executive, leadership and legal perspective on the management and operations of a large institution.

Catherine A. Rein

Retired Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc.

Director since 2007

Age 68

Ms. Rein served as a director of The Bank of New York Company, Inc. from 1981 to 2007 where she served on the Audit, the Executive and the Risk Committees, among others. Ms. Rein served as Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc., an insurance and financial services company, from 2005 to 2008. Prior to that, Ms. Rein served as President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company from 1999 to 2005. Ms. Rein served in key leadership positions at MetLife, Inc. from 1985 to 1998. Ms. Rein is currently a director of FirstEnergy Corp. where she serves on the Audit Committee and chairs the Compensation Committee.

Before joining MetLife, Ms. Rein served as vice president and general counsel for The Continental Group, Inc., a property management company. Prior to that, she was associated with the New York City law firm of Dewey, Ballantine, Bushby, Palmer & Wood. Ms. Rein is a member of the Board of Visitors of the New York University Law School, previously chaired the MetLife Foundation and is a director emeritus of Corning, Inc. Ms. Rein received a Bachelor of Arts degree from The Pennsylvania State University and a Juris Doctorate degree from New York University School of Law.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Rein should serve as a director: her role in various senior management positions during her 25 year career at a multi-national insurance company that is a Fortune 500 company, as well as her experience as general counsel of another company, which provide the Board with an executive, leadership and legal perspective on the management and operations of a company in a highly-regulated industry.

William C. Richardson

President and Chief Executive Officer Emeritus of The W.K. Kellogg Foundation and Retired Chair and Co-Trustee of The W.K. Kellogg Foundation Trust

Director since 2007

Age 70

Dr. Richardson served as a director of The Bank of New York Company, Inc. from 1998 to 2007 where he served on the Audit, the Nominating and Governance and the Risk Committees, among others. Dr. Richardson had previously served as President and Chief Executive Officer of The W.K. Kellogg Foundation, a private foundation, as well as Chair and Co-Trustee of The W.K. Kellogg Foundation Trust from 1995 to 2007. Dr. Richardson is currently a director of Exelon Corporation where he serves on the Audit, the Compensation, the Risk Oversight and the Corporate Governance Committees. Dr. Richardson served as a director of Kellogg Company from 1996 to 2007 where he served on the Finance, Consumer Marketing, and Social Responsibility Committees, among others. He also served as a director of CSX Corporation from 1992 to 2008 where he served on the Audit, the Compensation and the Governance Committees, and as lead director.

Dr. Richardson has devoted his academic career to research related to the organization and financing of health services in the U.S. He served as President of The Johns Hopkins University. He was also Graduate Dean and Vice Provost for Research at the University of Washington in Seattle; Executive Vice President and Provost of The Pennsylvania State University; and held various positions at the University of Chicago. Dr. Richardson has chaired numerous boards and commissions at the federal and state levels and in the philanthropic sector. He has served as a director of Mercantile Bankshares Corporation, among others. He served as Professor of Health Policy and Management at The Johns Hopkins University. Dr. Richardson received a Bachelor of Arts degree from Trinity College and a Master in Business Administration degree and a Ph.D. from the University of Chicago.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Richardson should serve as a director: his role as president of a major research university and his other senior positions at other major research institutions as well as his position as Chief Executive Officer for ten years of a major foundation, which provide the Board with an executive and leadership perspective on the management and operations of both large institutions and a foundation.

Samuel C. Scott III

Retired Chairman, President and Chief Executive Officer of Corn Products International, Inc.

Director since 2007

Age 67

Mr. Scott served as a director of The Bank of New York Company, Inc. from 2003 to 2007 where he served on the Audit, the CRA Fair Lending and the Risk Committees, among others. Prior to his retirement in 2009, Mr. Scott served as Chairman (since 2001), Chief Executive Officer (since 2001) President (since 1997) and management director of Corn Products International, Inc., global producers of corn-refined products and ingredients. Mr. Scott previously served as President of Bestfoods Corn Refining from 1995 to 1997 and President of American Corn Refining from 1989 to 1997. Mr. Scott is currently a director of Motorola Solutions, Inc., where he serves on the Compensation and Leadership and the Executive Committees, and a director of Abbott Laboratories, where he serves on the Audit Committee.

Mr. Scott also serves on the boards of, among others, Chicago Sister Cities, Northwestern Memorial HealthCare, the Chicago Urban League and The Chicago Council on Global Affairs. Mr. Scott received both a Bachelor’s degree and a Master in Business Administration degree from Farleigh Dickinson University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Scott should serve as a director: his role as Chairman, Chief Executive Officer and President over the course of twelve years of a publicly-traded international food company, as well as executive positions at other food product companies during his 36 year career, which provide the Board with an executive and leadership perspective on the management and operations of a large public company.

John P. Surma

Chairman and Chief Executive Officer of United States Steel Corporation

Director since 2007

Age 56

Mr. Surma served as a director of Mellon Financial Corporation from 2004 to 2007 where he served on the Audit, the Corporate Governance and Nominating and the Human Resources Committees, among others. Mr. Surma has served as Chairman (since 2006) and Chief Executive Officer (since 2004) of United States Steel Corporation, a steel manufacturing company. Previously, Mr. Surma held several other executive officer positions with United States Steel Corporation, including President and Chief Operating

Officer from 2003 to 2004 and Vice Chairman and Chief Financial Officer from 2002 to 2003. Mr. Surma is currently a director of United States Steel Corporation.

Mr. Surma served as a director of Calgon Carbon Corporation from 2000 to 2008 where he was Chair of the Compensation Committee from 2005 to 2008 and served on the Executive Committee. Mr. Surma’s experience also includes positions as Senior Vice President, Finance & Accounting, at Marathon Oil Company, President at Speedway SuperAmerica LLC, President at Marathon Ashland Petroleum LLC and Partner at PriceWaterhouse LLP. He is Chair of the Allegheny Conference on Community Development and the Allegheny County Parks Foundation, as well as a trustee of The Pennsylvania State University, among others. Mr. Surma graduated from The Pennsylvania State University with a Bachelor of Science degree. He is a member of the American Institute of Certified Public Accountants.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Surma should serve as a director: his role as Chairman, Chief Executive Officer and President and experience as the chief financial officer for a Fortune 500 publicly-traded international steel manufacturer, as well as his experience and executive position at a major U.S. accounting firm, which provide the Board with an executive and leadership perspective on the management, operations and financial reporting and accounting oversight of a large public company.

Wesley W. von Schack

Retired Chairman, President and Chief Executive Officer of Energy East Corporation

Director since 2007; currently Lead Director

Age 66

Mr. von Schack served as a director of Mellon Financial Corporation from 1989 to 2007 where he served on the Audit and Corporate Governance and Nominating Committees, among others. Prior to his retirement in January, 2010, Mr. von Schack served as Chairman, President and Chief Executive Officer of Energy East Corporation, an energy services company, since 1996. Energy East Corporation has been a wholly-owned subsidiary of Iberdrola, S.A. since its acquisition in 2008. Mr. von Schack is currently Chairman of the board of AEGIS Insurance Services, Inc., a director of Teledyne Technologies Inc. where he serves on the Nominating and Governance and the Personnel and Compensation Committees, and a director of Edwards Lifesciences Corporation where he serves on the Audit and Public Policy Committee. Mr. von Schack was a director of Energy East until his retirement in January, 2010.

From 1986 to 1996, Mr. von Schack was Chairman, President and Chief Executive Officer of DQE, a diversified energy services company. Mr. von Schack is Director Emeritus of the Gettysburg Foundation and a member of the President’s Council – Peconic Land Trust. Mr. von Schack received a Bachelor’s degree from Fordham University, a Master in Business Administration degree from St. John’s University and a Ph.D. from Pace University.

In addition to the professional background and experience, senior-level policy-making positions, other public company board experience, intangible attributes, prior BNY Mellon Board experience, and Board attendance and participation qualifications described above, the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. von Schack should serve as a director: his role as Chairman, Chief Executive Officer and President over the course of 23 years of two large publicly traded energy services companies as well as his other senior management positions, including chief financial officer, during his 35 year career in the energy industry, which provide the Board with an executive and leadership perspective on the management, operations and financial reporting and accounting oversight of a large public company in a highly-regulated industry.

Standard for Election of Directors

Under our amended by-laws, in any uncontested election of directors, each director will be elected if more votes are cast “for” such director’s election than are cast “against” such director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” such director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected. Pursuant to our Corporate Governance Guidelines, if any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the Lead Director (or such other director designated by the Board if the director failing to receive the majority of votes cast is the Lead Director) promptly after the certification of the stockholder vote.

The CG&N Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it, or whether other actions should be taken. In considering whether to accept or reject the tendered resignation, the CG&N Committee will consider whatever factors its members deem relevant, including any stated reasons for the “against” votes, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the company, and the mix of skills and backgrounds of the Board. The Board will act on the CG&N Committee’s recommendation no later than 90 days following the certification of the election in question. In considering the recommendation of the CG&N Committee, the Board will consider the factors considered by the CG&N Committee and such additional information and factors as it deems relevant.

Following the Board’s decision, the company will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC. If the Board does not accept the director’s resignation, it may elect to address the underlying stockholder concerns or to take such other actions it deems appropriate and in the best interests of the company and its stockholders. A director who tenders his or her resignation pursuant to this provision will not vote on the issue of whether his or her tendered resignation will be accepted or rejected. If the Board accepts an incumbent director’s resignation pursuant to this provision, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to the by-laws. If the Board does not accept an incumbent director’s resignation pursuant to this provision, he or she will continue to serve on the Board until the election of his or her successor.

BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

2010 Board Meetings

The Board held 11 meetings in 2010. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she served.

Our Corporate Governance Guidelines provide that our directors are expected to attend our Annual Meeting of stockholders. Each director attended our 2010 Annual Meeting of stockholders, which was held on April 13, 2010.

Committees and Committee Charters

Our Board has established several standing committees, including an Audit Committee, a Corporate Governance and Nominating Committee, a Corporate Social Responsibility Committee, a Human Resources and Compensation Committee, a Risk Committee and an Executive Committee. Each committee has the authority to retain and terminate the engagement of consultants and counsel to advise it as each committee deems necessary or helpful in carrying out its responsibilities, with any fees to be borne by the company. The charters of the Audit Committee, the CG&N Committee, the Corporate Social Responsibility Committee, the Human Resources and Compensation Committee and the Risk Committee are available on our website at www.bnymellon.com/governance/committees. You may also request printed copies by sending a written request to our Corporate Secretary at the address set forth on the cover of this proxy statement.

The following table identifies the individual members of our Board serving on each of the standing committees:

Standing Committees of the Board
Director	Audit	Corporate Governance and Nominating	Corporate Social Responsibility	Human Resources and Compensation	Risk	Executive
Ruth E. Bruch			C	X	X
Nicholas M. Donofrio					C	X
Gerald L. Hassell						X
Edmund F. Kelly				X	X
Robert P. Kelly						X
Richard J. Kogan	X	X		X
Michael J. Kowalski			X		X
John A. Luke, Jr.		C			X	X
Robert Mehrabian	X	X		C		X
Mark A. Nordenberg			X		X
Catherine A. Rein	C	X				X
William C. Richardson	X	X
Samuel C. Scott III	X		X	X		X
John P. Surma	X	X				X
Wesley W. von Schack		X		X	X	C

X — Member

C — Chair

Audit Committee

The Audit Committee meets as often as it deems necessary to perform its responsibilities. In 2010, the committee held 13 meetings.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accountants engaged to prepare an audit report or to perform other audit, review or attest services for us. The independent registered public accountants report directly to the committee. Annually, the committee recommends that the Board request stockholder ratification of the appointment of the independent registered public accountants. The committee acts on behalf of the Board in monitoring and overseeing the performance of our internal audit function. The committee oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of our independent registered public accountants. The committee has direct responsibility to evaluate and, when appropriate, to remove the independent registered public accountants. The committee is responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accountants. The committee approves the appointment and annually reviews the performance of the Chief Auditor, who reports directly to the committee. At least annually, the committee reviews the organizational structure, qualifications, independence and performance of the internal audit department and the scope of its planned activities. Quarterly, the committee reviews a report from the company’s Disclosure Committee and reports concerning the status of the company’s annual review of internal control over financial reporting, including (i) information about (a) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting, and (ii) management’s responses to any such circumstance. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements. The committee reports periodically to the entire Board.

The Board of Directors has determined that the Audit Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards and the rules and regulations under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules and regulations of the Federal Deposit Insurance Corporation, which we refer to as the “FDIC.” The Board has also determined that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards as interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that Ms. Rein and Mr. Surma satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, have “banking and financial management expertise” as set out in the FDIC’s rules and regulations, and have accounting or related financial management expertise as such qualification under the NYSE rules is interpreted by the Board.

Corporate Governance and Nominating Committee

The CG&N Committee meets as often as it deems necessary to perform its responsibilities. In 2010, the committee held five meetings.

As further described above, the committee assists the Board in reviewing and identifying individuals qualified to become Board members. In addition, our CG&N Committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to the Board on appropriate compensation. The committee is responsible for approving compensation arrangements for non-employee members of the Boards of Directors of our significant subsidiaries. Such compensation must be consistent with market practice and designed to align our directors’ interests with those of our long-term stockholders while not calling into question directors’ objectivity. The committee oversees evaluations of the Board and committees of the Board and, unless performed by the Human Resources and Compensation Committee, our senior managers. The CG&N Committee has the responsibility to develop and recommend to the Board a set of corporate governance guidelines and propose changes to such guidelines from time to time as may be appropriate.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee meets as often as it deems necessary to perform its responsibilities. In 2010, the committee held five meetings.

The committee’s purpose is to promote a culture that emphasizes and sets high standards for corporate citizenship and to review corporate performance against those standards. The committee is responsible for providing primary oversight of the company’s programs regarding community development and involvement, philanthropy, environmental sustainability practices, government affairs, including lobbying and political contributions, supplier diversity and engagement in corporate social responsibility matters. The committee also provides primary oversight for the company’s compliance with the Community Reinvestment Act and Fair Lending rules and regulations. The committee is to be aware of the company’s relationships with external constituencies concerning these activities, including investors, regulators, elected officials and community leaders, and also is to be aware of employee-related programs that could affect the company’s reputation for social responsibility. For additional information regarding the company’s commitment to corporate social responsibility and the committee’s recent initiatives, please refer to our annual Corporate Social Responsibility Report, which is available on our website at www.bnymellon.com/csr.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee meets as often as it deems necessary to perform its responsibilities. In 2010, the committee held 11 meetings.

The Human Resources and Compensation Committee oversees the compensation plans, policies and programs in which our executive officers participate and the other incentive, retirement, welfare and equity plans in which all of our employees participate. In addition, the committee administers and makes equity and/or cash awards under plans adopted for the benefit of our officers and other employees to the extent required or permitted by the terms of these plans, establishes any related performance goals and determines whether and the extent to which these goals have been attained.

The committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation level on the basis of its evaluation. While the committee has overall responsibility for executive compensation matters, as specified in its charter, the committee reports its preliminary conclusions with respect to the performance evaluation and compensation decisions regarding our Chief Executive Officer to the other independent directors of our full Board in executive session and solicits their input prior to finalizing the committee’s conclusions.

The committee reviews, evaluates and approves the total compensation of all other executive officers and makes recommendations concerning equity-based plans, which recommendations are subject to the approval of our entire Board. The committee advises and discusses with the other independent directors compensation decisions regarding our President and the process used by the committee.

The committee is generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the position of Chief Executive Officer and our diversity and inclusion programs. The committee administers and makes awards under our various equity-based employee incentive plans and oversees certain retirement plans that we sponsor to ensure: (i) that they provide an appropriate level of benefits in a cost-effective manner to meet our needs and objectives in sponsoring such plans; (ii) that they are properly and efficiently administered in accordance with their terms to avoid unnecessary costs and minimize any potential liabilities to us; (iii) that our responsibilities as plan sponsor are satisfied; and (iv) that financial and other information with respect to such plans is properly recorded and reported in accordance with applicable legal requirements.

The committee has approved the delegation to our Chief Executive Officer of responsibility for determining equity awards to certain employees, other than himself, who are eligible to receive grants under our Long-Term Incentive Plan. The delegated authority approved by the committee to our Chief Executive Officer is subject to certain limitations, including: (i) total aggregate shares subject to plan awards pursuant to the delegated authority in any calendar year (1,100,000); (ii) aggregate shares represented by plan awards that may be granted to any one individual pursuant to the delegated authority in any calendar year (100,000); and (iii) a sub-limit of shares represented by full value awards that may be granted in any calendar year (550,000).

Finally, as further described in the Compensation Discussion and Analysis, our management provides information, analysis and recommendations for the committee’s decision-making process in connection with the amount and form of executive compensation, except that no member of management will participate in the decision-making process with respect to his own compensation. The Compensation Discussion and Analysis discusses the role of our Chief Executive Officer in determining or recommending the amount and form of executive compensation. In addition, we address the role of our management and its independent compensation consultants and the role of the committee’s independent outside compensation advisors in determining and recommending executive compensation below.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee, as listed in the table on page 18 of this proxy statement, is or was formerly an officer or employee of the company or any of its subsidiaries, nor did any members have a relationship with us that is disclosable as a “Related Party Transaction” as defined by the SEC. In addition, none of our executive officers served on any compensation committee or any board of directors of another company, of which any of our Board members was also an executive officer.

Risk Committee

The Risk Committee meets as often as it deems necessary to perform its responsibilities. In 2010, the committee held six meetings.

As further discussed under “The Role of the Board in Risk Oversight” below, the committee is responsible for reviewing significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including, without limitation, credit, market, fiduciary, liquidity, reputational, operational, fraud, strategic, technology, data-security and business-continuity risks. The committee evaluates risk exposure and tolerance and approves appropriate transactional or trading limits. The committee reviews and evaluates the company’s policies and practices with respect to risk assessment and risk management and annually presents to the Audit Committee a report summarizing the committee’s review of the company’s methods for identifying and managing risks. The committee reviews reports of the company’s Risk Management and Compliance department, which we refer to as the “Risk department”, Internal Audit and regulatory agencies relating to risk issues and management’s responses to such reports, unless such review is under the jurisdiction of another committee. The committee reviews reports on fiduciary assets of our businesses, provides general oversight of the company’s investment of fiduciary assets and adopts the company’s fiduciary policy statement.

The committee evaluates the scope of work of the Risk department and its planned risk management activities and reviews the appointment, performance and replacement of the company’s Chief Risk Officer. The committee is responsible for assessing the company’s technology risk management program and receives reports from management regarding the company’s technology operations. The committee receives regular reports from management, and makes semi-annual reports to the Audit Committee, regarding corporate-wide compliance with laws and regulations. The committee escalates to the Audit Committee for discussion at a joint session with the Audit Committee any items that have a significant financial statement impact or require significant financial statement/regulatory disclosures and any other significant issues.

Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

REPORT OF THE AUDIT COMMITTEE

On behalf of our Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls in respect of the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies and the qualifications, performance and independence of our independent registered public accounting firm. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements.

Consistent with this oversight responsibility, the committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2010 and management’s assessment of internal control over financial reporting as of December 31, 2010. KPMG LLP, our independent registered public accounting firm, issued its unqualified report on our financial statements and the operating effectiveness of our internal control over financial reporting.

The committee has also discussed with KPMG LLP the matters required to be discussed in accordance with Public Company Accounting Oversight Board Auditing Standard, Communications with Audit Committees. The committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning auditor independence, and has conducted a discussion with KPMG LLP relative to its independence. The committee has determined that KPMG LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2010, be included in our annual report on Form 10-K for the fiscal year then ended.

Catherine A. Rein, Chairman

Richard J. Kogan

Robert Mehrabian

William C. Richardson

Samuel C. Scott III

John P. Surma

AUDIT FEES, AUDIT RELATED FEES, TAX FEES AND ALL OTHER FEES

The Audit Committee appointed KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010. We have been advised by KPMG LLP that it is an independent public accounting firm registered with the Public Company Accounting Oversight Board, which we refer to as the “PCAOB,” and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.

The appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year was ratified at our 2010 Annual Meeting. The following table reflects the fees earned by KPMG LLP for the following types of services provided by KPMG LLP to us for 2010 and 2009:

Description of Fees	Amount of Fees KPMG LLP for 2010	Amount of Fees KPMG LLP for 2009
Audit Fees(1)	$16,604,000	$11,069,000
Audit-Related Fees(2)	$11,328,000	$13,516,000
Tax Fees(3)	$2,820,000	$1,889,000
All Other Fees(4)	$426,000	$376,000

Total Fees(5)	$31,178,000	$26,850,000

(1)	Includes fees for professional services rendered for the audit of our annual financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in our quarterly reports on Form 10-Q and for other services that only our independent registered public accountant can reasonably provide.

(2)	Includes fees for services that were reasonably related to performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as service organization reports (under SAS 70), employee benefit plan audits and internal control reviews.

(3)	Includes fees for tax return preparation and tax planning.

(4)	Includes fees for regulatory and other advisory services.

(5)	The overall fee increase for 2010 was due principally to a combination of acquisition-related services and scheduled rate increases.

Other Services Provided by KPMG LLP

KPMG LLP also provided services to entities associated with us that were charged directly to those entities and accordingly were not included in the amounts disclosed in the table above. These amounts included $11.2 million for 2010 and $8.7 million for 2009 for the audits and tax compliance services for mutual funds, collective funds and other funds advised by us. Also excluded from the amounts disclosed in the table above are fees billed by KPMG LLP to joint ventures or equity method investments in which we have an interest of 50% or less.

Pre-Approval Policy

Our Audit Committee has established pre-approval policies and procedures applicable to all services provided by our independent registered public accountants. In accordance with SEC rules, our pre-approval policy has two different approaches to pre-approving audit and permitted non-audit services performed by our independent registered public accountants. Proposed services may be pre-approved pursuant to policies and procedures established by the Audit Committee that are detailed as to a particular class of service without consideration by the Audit Committee of the specific case-by-case services to be performed. We refer to this pre-approval method as “class pre-approval.” If a class of service has not received class pre-approval, the service will require specific pre-approval by the Audit Committee before such service is provided by our independent registered public accountants. We refer to this pre-approval method as “specific pre-approval.” A list of services that has received class pre-approval from our Audit Committee (or its delegate) is attached to our Audit and Permitted Non-Audit Services Pre-Approval Policy. A copy of our Audit and Permitted Non-Audit Services Pre-Approval Policy is available on our website at www.bnymellon.com/governance/auditpolicy.pdf. For 2010, all of the fees associated with the independent registered public accounting firm services were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION CONSULTANTS TO THE HUMAN

RESOURCES AND COMPENSATION COMMITTEE

The Human Resources and Compensation Committee, which we refer to as the “HRC Committee,” has the sole authority to retain and terminate any independent compensation consultant directly assisting it. The HRC Committee also has the sole authority to approve fees and other engagement terms.

The HRC Committee retained Hewitt Associates LLC, now known as Aon Hewitt, to serve as its independent compensation consultant. As discussed in greater detail in the Compensation Discussion and Analysis, throughout the year, the independent compensation consultant assists the HRC Committee in its analysis and evaluation of compensation matters relating to our executive officers. The independent compensation consultant retained by the HRC Committee reports directly to the HRC Committee. The independent compensation consultant attends the in-person and telephonic meetings of the HRC Committee, and meets with the HRC Committee in executive session without members of management present. The independent compensation consultant also reviews and provides input on materials for the committee’s meetings and advises on other matters that the HRC Committee may consider.

Hewitt Associates LLC has acted as the HRC Committee’s independent compensation consultant since August 2009. On October 1, 2010, Hewitt Associates LLC merged with Aon Corporation, and the combined consulting practice is now called “Aon Hewitt.” The company has historically used affiliates of Aon Corporation for additional services, including insurance brokerage services, equity valuation services and compensation market survey data.

Aon Risk Services, Inc., an affiliate of Aon Corporation, which we refer to as “Aon Risk,” historically has acted as one of the insurance brokers used by the company, and the company has paid some of its insurance premiums to Aon Risk, which premiums are passed through by Aon Risk to the underlying insurance providers. Aon Risk receives commissions from the underlying insurance providers for its services as an insurance broker to the company, which are calculated based on the amount of premiums that the company pays. McLagan Partners, Inc., an affiliate of Aon Corporation and an independent consulting firm, has provided the company with compensation market survey data. In addition, Radford Valuation Services, an affiliate of Aon Corporation, has provided the company with equity valuation services. The decisions to engage affiliates of Aon Corporation for the services described above were made by management and were not approved by the HRC Committee or the Board of Directors. It should be noted that, prior to the merger of Hewitt Associates LLC and Aon Corporation on October 1, 2010, there was no relationship between Hewitt Associates LLC and its affiliates, on the one hand, and Aon Corporation and its affiliates, on the other hand.

Aon Hewitt has developed safeguards to promote the independence of its executive compensation consulting advice. These independence policies include: (i) strong confidentiality requirements, a code of conduct and a strict policy against investing in client organizations; (ii) management of multiservice client relationships by separate account executives; (iii) clearly defined engagements with compensation committees that are separate from any other services provided; (iv) formal segregation of executive compensation services into a separate business unit; (v) no incentives for cross-selling of services and no compensation rewards based on other results; (vi) no offers of more favorable terms for companies that retain Aon Hewitt for additional services; and (vii) consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity.

In 2010, the company paid approximately $230,000 in fees to Aon Hewitt for serving as the independent compensation consultant to the HRC Committee. From October 1, 2010 (the date of the completion of the Aon Hewitt merger) until the end of 2010, the company directly paid an aggregate of approximately $534,000 in fees to affiliates of Aon Corporation for the additional services described above. In addition, from October 1, 2010 until the end of 2010, Aon Risk received approximately $1.75 million in commissions from insurance providers in connection with Aon Risk’s services as an insurance broker for the company.

In addition, as described in detail in the Compensation Discussion and Analysis, management also engages consultants that assist in executive compensation matters from time to time.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities and independence of our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for non-management directors, communications between stockholders and directors, and Board committee structures and assignments. A copy of our Corporate Governance Guidelines is available on our website at www.bnymellon.com/governance/guidelines.

Employee Code of Conduct

Our Board of Directors has adopted a Code of Conduct, which applies to all of our employees, to provide a framework to maintain the highest standards of professional conduct for the company. Through our Code of Conduct, we stress the importance of “Doing What’s Right.” Under our Code of Conduct, “Doing What’s Right” means:

•	contributing to an ethical culture is expected and valued;

•	conducting business in full compliance with all applicable laws and regulations, and in accordance with the highest ethical standards;

•	fostering honest, fair and open communications;

•	demonstrating respect for our clients, communities and one another;

•	being accountable for your own and team actions; and

•	being willing to take a stand to correct or prevent any improper activity or business mistake.

Directors’ Code of Conduct

Our Board of Directors has adopted a Code of Conduct for directors of the company. This code is intended to provide guidance to our directors to help them recognize and deal with ethical issues, provide mechanisms to report possible unethical conduct and foster a culture of honesty and accountability. The Directors’ Code of Conduct requires directors to:

•	avoid any conflicts of interest between the director and the company;

•	comply with the procedures set forth in our related party transactions policy;

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maintain the confidentiality of information entrusted to them by the company and any other confidential information about the company that comes to them, except when and to the extent disclosure is authorized by the company or legally mandated;

•	endeavor to deal fairly with the company’s customers, suppliers, competitors and employees;

•	protect the company’s assets and oversee their efficient and effective use;

•	comply, and oversee compliance by employees, officers and other directors of the company, with laws, rules and regulations applicable to the company;

•	encourage the reporting of any possible illegal or unethical behavior; and

•	communicate any suspected violations of the code promptly to our General Counsel or the Chairman of our CG&N Committee.

Both our Code of Conduct and our Directors’ Code of Conduct satisfy applicable SEC and NYSE requirements and, together, apply to all of our directors, officers and employees and those of our subsidiaries. A copy of the Code of Conduct is available on our website at www.bnymellon.com/ethics/codeofconduct.pdf. A copy of the Directors’ Code of Conduct is available on our website at www.bnymellon.com/governance/directorscodeofconduct.pdf. We intend to disclose any amendments to our Code of Conduct or our Directors’ Code of Conduct and any waivers from the Code of Conduct or the Directors’ Code of Conduct for executive officers and directors, respectively, by posting such information on our website.

Director Independence

Our Board has determined that we have 13 independent directors out of a total of 15 current directors. Our independent directors are Ruth E. Bruch; Nicholas M. Donofrio; Edmund F. Kelly; Richard J. Kogan; Michael J. Kowalski; John A. Luke, Jr.; Robert Mehrabian; Mark A. Nordenberg; Catherine A. Rein; William C. Richardson; Samuel C. Scott III; John P. Surma; and Wesley W. von Schack. Our two non-independent directors are Robert P. Kelly and Gerald L. Hassell, our Chief Executive Officer and President, respectively.

Our Standards of Independence

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established standards based on the following categories and types of transactions to assist it in determining director independence (which are also included in our Corporate Governance Guidelines), which conform to, or are more exacting than, the independence requirements in the NYSE listing standards. A copy of these independence standards is also available as part of our Corporate Governance Guidelines at www.bnymellon.com/governance/guidelines. Under the standards, a director will not be considered independent if:

•	the director is, or has been within the last three years, an employee of us, or an immediate family member of the director is, or has been within the last three years, an executive officer of us;

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the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us except in his or her capacity as a director and except for compensation received by an immediate family member for service as an employee (other than an executive officer) of us or any of our subsidiaries;

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(A) the director or an immediate family member is a current partner of a firm that is our internal or external auditor, (B) the director is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and who participates in the company’s audit, or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

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the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or has served on the compensation committee;

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the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years of such other company’s operations, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

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we made a charitable contribution (excluding matching gifts) to any charitable organization of which the director serves as an executive officer and the contribution exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year within the past three years.

For purposes of these standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

The Board will also determine that a director is not independent if the Board finds that the director has material business arrangements with us that would jeopardize that director’s judgment. In making this determination (as described below and in the following section), the Board reviews business arrangements between the company and the director and between the company and any other company for which the director serves as an officer or general partner, or of which the director directly or indirectly owns 10% of the equity. Our Board has determined that these arrangements will not be considered material if:

•	they are of a type that we usually and customarily offer to customers or vendors;

•	they are on terms substantially similar to those for comparable transactions with other customers or vendors under similar circumstances;

•	it is not reasonably likely that the arrangements would have a material adverse effect on the financial condition, results of operations or business of the recipient; or

•	in the case of personal loans, the loans are subject to and in compliance with Regulation O of the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board.”

In applying the factors above, the Board may consider such other factors as it may deem necessary to arrive at sound determinations as to the independence of each director, and such factors may override the conclusion of independence or non-independence that would be reached simply by reference to the enumerated factors.

In reaching its director independence determinations, the Board reviewed the standards listed above, the corporate governance rules of the NYSE and the SEC and the individual circumstances of each director and determined that each of the directors identified above as independent satisfied each standard.

SEC rules also require us to disclose, by category or type, transactions, relationships and arrangements that were considered by the Board in determining that a director is independent, even though these transactions, relationships and arrangements did not rise to the level that would require disclosure under our related party transactions policy described below. The following is a description of such transactions, relationships and arrangements which were considered by the Board in making its determination with respect to the independence of certain directors. None of the transactions described below to or from our company were in an amount that exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues, which is one of our standards for director independence noted above. In each case, the Board determined that the transactions described below were not material, did not affect the independence of the director and did not impair the director’s ability to act in the shareholders’ best interest.

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Purchases of goods or services in the ordinary course of business. The company and its subsidiaries conduct operations in 36 countries and purchase goods and services in the ordinary course of business from many companies, entities and institutions. In 2010, the company and its subsidiaries purchased a small amount of goods and services (less than approximately 0.02% of our annual revenue for 2010) from the following entities for which one of our independent directors also served as an executive officer during 2010: Liberty Mutual Group (Mr. E. Kelly); MeadWestvaco Corporation (Mr. Luke); Tiffany & Co. (Mr. Kowalski); and University of Pittsburgh (Mr. Nordenberg). All of these purchases were made in the ordinary course of business. In no case did any of these purchases exceed approximately 0.1% of the selling entity’s annual revenue for its last fiscal year.

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Sales of goods or services in the ordinary course of business. A large part of our business is providing various financial services to other companies and organizations, including asset management services, securities servicing, issuer services, treasury services and credit services. We provide certain of these services to organizations for which one of our independent directors served as an executive officer during 2010: Aegis Insurance Services (Mr. von Schack); Iberdrola, S.A. (Mr. von Schack); Liberty Mutual Group (Mr. E. Kelly); MeadWestvaco Corporation (Mr. Luke); Teledyne Technologies Inc. (Dr. Mehrabian); Tiffany & Co. (Mr. Kowalski); University of Pittsburgh (Mr. Nordenberg); and United States Steel Corporation (Mr. Surma). All of the services were provided in the ordinary course of our business and at prevailing customer rates and terms. In no case did the amount of fees paid to us by the purchasing entity exceed approximately 0.2% of the purchasing entity’s annual revenue for its last fiscal year or approximately 0.02% of the company’s annual revenue for 2010.

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Charitable contributions. We make (directly, through our subsidiaries or by the BNY Mellon Charitable Foundation or The Bank of New York Mellon Corporation Foundation) charitable contributions to not-for-profit, charitable, tax-exempt or non-profit organizations of which one of our independent directors serve or served as directors, executive officers or trustees, namely Ms. Rein and Messrs. Donofrio, E. Kelly, Kogan, Nordenberg, Richardson and Surma. In 2010, charitable contributions to these organizations totaled approximately $1 million in the aggregate, and no organization received a contribution greater than $210,000. None of these contributions exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues in a single fiscal year within the past three years, which is one of our standards for director independence noted above.

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Beneficial ownership or voting power. We beneficially own or have the power to vote (through our subsidiaries or through funds advised by our subsidiaries) shares of companies of which our non-management directors are executive officers (Mr. Kowalski, Mr. Luke, Dr. Mehrabian, Mr. Surma). In no instance do our subsidiaries or such funds own or have the power to vote more than 4% of the outstanding shares of any such company.

Business Relationships and Related Party Transactions Policy

In the ordinary course of business, certain of our subsidiaries periodically have, and expect to continue to have, banking and other transactions of the type referenced above with “related persons.” A “related person” includes directors, nominees for director, executive officers, greater than five percent beneficial owners, members of such persons’ immediate families and any firm, corporation or other entity in which any of the foregoing persons is employed as a general partner or principal or in a similar position or in which such person and all other related persons has a 10% or greater beneficial interest.

The Board has adopted a policy on related party transactions, which we refer to as our “related party transactions policy,” and which was reviewed by the CG&N Committee. Our related party transactions policy provides that the CG&N Committee, or another Board committee consisting solely of independent directors, must, except as described below, approve any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, such transactions constituting disclosable related party transactions under SEC rules. In 2010, there were no related party transactions that required CG&N Committee approval or disclosure in this proxy statement. The following is a description of our related party transactions policy.

Consistent with SEC rules, our related party transactions policy provides that the following transactions may be entered into with a related person, are not considered to be related party transactions and are not required to be disclosed or approved by the CG&N Committee:

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Other than as may be required pursuant to Regulation O, an extension of credit to a related person that is made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons who are not related persons and does not involve more than the normal risk of collectibility or present other unfavorable features;

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Indebtedness that constitutes amounts due from related persons for purchases of goods and services subject to usual trade terms, ordinary business and travel expenses or other transactions in the ordinary course;

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Transactions with a firm or entity if the interest of the related person arises only from the related person’s position as director of the other entity or direct or indirect ownership of less than 10% of the entity’s equity, or both;

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Transactions with a firm or entity if the interest of the related person arises only from the related person’s position as a limited partner of a partnership in which he or she has less than 10% of the total interests and is not a general partner and does not have another position with the partnership;

•	A transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

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A transaction where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	Transactions where the related person’s interest arises solely from the ownership of the company’s equity securities and all stockholders receive the same benefit on a pro rata basis; and

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Compensation paid to executive officers and directors of the company that is reported in the company’s proxy statement or otherwise approved or recommended by the Human Resources and Compensation Committee.

Our related party transactions policy provides that the CG&N Committee may recommend to our Board from time to time adoption of resolutions pre-approving certain types or categories of transactions that the CG&N Committee determines are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the CG&N Committee determines in good faith. The Board has adopted a resolution pre-approving transactions that involve the sale or other provision of products and services (not subject to Regulation O or other specific regulatory requirements) by our company or its subsidiaries to directors and members of their immediate family, director-related companies and executive officers and members of their immediate family in the ordinary course and on terms generally offered in transactions with non-related persons. Transactions subject to Regulation O or other specific regulatory requirements are approved as required by Regulation O or other applicable regulations.

Under the related party transactions policy, in making its determination to approve a disclosable related party transaction, the CG&N Committee may take into consideration all of the relevant facts and circumstances available to it, including (if applicable) but not limited to: (i) the related person’s relationship to us and interest in the transaction; (ii) the material facts of the transaction, including the amount involved; (iii) the benefits to us of the transaction; (iv) the availability from other sources of comparable products or services; and (v) an assessment of whether the transaction is on terms that are comparable to the terms available to or from an unrelated third party or to employees generally. The CG&N Committee also may consider the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or a director-related company.

Under the related party transactions policy, no member of the CG&N Committee would participate in the review, consideration, approval or ratification of any disclosable related party transaction with respect to which such member or any of his or her immediate family members or director-related company is the related person. The CG&N Committee may approve only those disclosable related party transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the CG&N Committee determines in good faith.

Under the related party transactions policy, if a disclosable related party transaction is identified after it is already ongoing or completed, it must be submitted to the CG&N Committee promptly for ratification, applying the standards described above. In these circumstances, the CG&N Committee would evaluate all options available, including ratification, amendment, termination or rescission of the transaction.

Our related party transactions policy does not limit or affect the application of our other policies applicable to our directors, executive officers and other related persons, including our Codes of Conduct.

Lead Director, Executive Sessions of Independent Directors, and Communications with Lead Director and Independent Members of the Board

Our Lead Director

Mr. von Schack, an independent director, currently serves as our Lead Director. As set forth in our Corporate Governance Guidelines, our Lead Director has the following duties and responsibilities:

•	Provides input on the agenda for each Board meeting;

•	Presides over executive sessions of non-management directors;

•	Receives certain correspondence addressed to the Board or the non-management directors;

•	Acts as a liaison to facilitate communication between independent directors and the Chairman and Chief Executive Officer, as appropriate;

•	Regularly discusses with the Chairman and Chief Executive Officer whether appropriate information is being sent to the Board;

•	Regularly discusses with the Chairman and Chief Executive Officer whether there is sufficient time for discussion at Board meetings;

•	Regularly discusses with the Chairman and Chief Executive Officer the topics and quality of presentations to the Board;

•	Presides at Board and stockholder meetings if the Chairman is absent;

•	Is available to meet with major stockholders and regulators under appropriate circumstances;

•	In conjunction with the Chairman of the HRC Committee, discusses with the Chief Executive Officer the results of the Board’s annual evaluation of the Chief Executive Officer’s performance;

•	Can call meetings of the independent directors in his discretion; and

•	Performs such other functions as the Board shall direct or request from time to time.

Our by-laws further provide that, in the event of the absence or temporary disability of the Chairman, the Lead Director will preside at stockholder and/or Board meetings during such absence or disability.

Executive Sessions of Non-Management Directors

Under our Corporate Governance Guidelines, non-management directors hold an executive session without management at each regularly scheduled Board meeting. The Lead Director presides over executive sessions of non-management directors. At least one executive session each year is required to be attended only by non-management directors.

Communications with Lead Director and Independent Members of the Board

Interested parties may send communications to our Lead Director in accordance with the procedures set forth on our website at www.bnymellon.com/governance/contact.html.

Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board or any individual director unless the item is marked “Confidential” or “Personal.” If so marked and addressed to the Board, it will be delivered unopened to the Lead Director. If so marked and addressed to an individual director, it will be delivered to the addressee unopened. If, upon opening an envelope or package not so marked, the Corporate Secretary determines that it contains a magazine, solicitation or advertisement, the contents may be discarded.

The Audit Committee has approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to our Board of Directors. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.

Our Board Leadership Structure

The Board has reviewed the company’s current Board leadership structure — which consists of a combined Chairman and Chief Executive Officer with an independent Lead Director — in light of the composition of the Board, the company’s size, the nature of the company’s business, the regulatory framework under which the company operates, the company’s stockholder base, the company’s peer group and other relevant factors, and has determined that a combined Chairman and Chief Executive Officer position, with an independent Lead Director, is currently the most appropriate Board leadership structure for the company. The Board noted the following factors in reaching its determination:

•	The Board acts efficiently and effectively under its current structure, where the Chief Executive Officer also acts as Chairman with a strong independent Lead Director.

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A combined Chairman/Chief Executive Officer is in the best position to be aware of major issues facing the company on a day-to-day and long-term basis, and is in the best position to identify key risks and developments facing the company to be brought to the Board’s attention (in consultation with the Lead Director as part of the agenda-setting process).

•	A combined Chairman/Chief Executive Officer position eliminates the potential for confusion and duplication of efforts, including among employees.

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A combined Chairman/Chief Executive Officer position eliminates the potential for uncertainty as to who leads the company, providing the company with a single public “face” in dealing with stockholders, employees, regulators, analysts and other constituencies.

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The Lead Director serves as an effective counterbalance to factors commonly cited as reasons to separate the Chairman and Chief Executive Officer positions, such as concerns that the Chairman/Chief Executive Officer will control the Board agenda or dominate Board meetings. In this regard, the Board noted the following in its review:

•	The Lead Director consults with and provides input to the Chairman/Chief Executive Officer on the agenda for Board meetings.

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The Lead Director consults regularly with the Chairman/Chief Executive Officer with respect to whether the directors receive appropriate information and there is sufficient time for discussion at Board meetings.

•	The Lead Director regularly discusses with the Chairman/Chief Executive Officer the topics and quality of presentations to the Board.

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The Lead Director presides at executive sessions of independent directors, which are held at each regular Board meeting, and serves as liaison between the other independent directors and the Chairman/Chief Executive Officer.

•	The Lead Director can call meetings of the independent directors in his discretion.

•	The Lead Director is available to meet with major stockholders and regulators under appropriate circumstances.

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In conjunction with the chairman of the HRC Committee, the Lead Director discusses with the Chairman/Chief Executive Officer the Board’s annual evaluation of his performance as Chief Executive Officer.

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The Lead Director serves as a point of contact for other independent directors of the company in addition to the Chairman/Chief Executive Officer, providing independent directors with an effective means to raise matters they may not be comfortable raising with the Chairman/Chief Executive Officer.

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The powers of the Chairman under our by-laws are limited — other than chairing meetings of the Board and stockholders, the powers conferred on the Chairman (e.g., ability to call special meetings of stockholders or the Board) can be exercised by the Board or a specified number of directors or, in some cases, the Lead Director, or are administrative in nature (e.g., authority to execute documents on behalf of the company).

•	The Lead Director chairs any meeting of the Board or stockholders at which the Chairman is absent.

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A substantial majority of the company’s peer group utilizes a Board structure with a combined Chairman and Chief Executive Officer, with the majority of these companies also having a lead or presiding director.

Succession Planning

We have succession plans and succession processes in place for our Chairman/Chief Executive Officer and President, as well as for the team of roughly 115 senior leaders that make up our management Executive and Operating Committees. Our senior management succession planning process is an organization-wide practice designed to proactively identify, develop and retain the high performance leadership talent that is critical for future business success.

Succession plans for the Chairman/Chief Executive Officer and President positions are reviewed annually by the HRC Committee and the other non-management directors. The plans identify a “readiness” level and ranking for each internal candidate. The plans also incorporate the flexibility to define an external hire as a succession option. Formal succession planning for the rest of our senior leaders is also an annual process. As in the succession process for the Chairman/Chief Executive Officer and President, Executive and Operating Committee members identify a rank and readiness level for each potential candidate for each position. The process also allows for the flexibility, if appropriate, of strategically planning for external hires for these positions where, for example, gaps are identified. The HRC Committee and the Board review the succession plans for all Executive Committee positions.

The Role of the Board in Risk Oversight

The understanding, identification and management of risk are essential elements for the successful management of the company.

Risk oversight begins with the Board of Directors and two key Board committees: the Risk Committee and the Audit Committee. These committees have been in place since the merger in 2007. Prior to the merger, the boards of directors of both Bank of New York and Mellon had risk committees in place since January 2002 and December 2002, respectively.

The Risk Committee consists of independent directors and meets on a regular basis to review and assess our risks, control processes with respect to such risks, and our risk management and fiduciary policies and activities. Subject to the discussion of the role of the Audit Committee below, the Risk Committee has primary oversight responsibility for risk management. As set forth in the Risk Committee’s Charter, the Risk Committee’s responsibilities include, among others:

•

Review of significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including credit, market, fiduciary, liquidity, reputational, operational, fraud, strategic, technology, data-security and business-continuity risks;

•	Evaluation of risk exposure and tolerance, and approval of appropriate transactional or trading limits;

•	Review and evaluation of the company’s policies and practices with respect to risk assessment and risk management;

•

Review of reports and significant findings of the Risk department, and the Internal Audit department, which we refer to as “Internal Audit,” with respect to the risk management activities of the company, together with management’s responses and follow-up to these reports;

•	Review of significant reports from regulatory agencies relating to risk issues, and management’s responses;

•	Review of the scope of work of the Risk department and its planned activities with respect to the risk management activities of the company; and

•	Review of the company’s technology risk management program.

The Risk Committee delegates policy formulation and day-to-day oversight of risk to our Chief Risk Officer, who is responsible for an effective risk management structure. The Risk Committee has the responsibility to review the appointment, performance and replacement of the Chief Risk Officer.

The Audit Committee also plays a role in risk oversight. The Audit Committee reviews and discusses policies with respect to risk assessment and risk management. The Audit Committee also has oversight responsibility with respect to the integrity of the company’s financial reporting process and systems of internal controls regarding finance and accounting, as well as its financial statements. At the management level, Internal Audit is responsible for providing reliable and timely information to the Board and management regarding the company’s effectiveness in identifying and appropriately controlling risks. Annually, the Risk Committee presents to the Audit Committee a report summarizing the Risk Committee’s review of the company’s methods for identifying and managing risks. Semi-annually, the Risk Committee reports to the Audit Committee regarding corporate-wide compliance with laws and regulations.

Since the financial crisis emerged in September 2008, the Risk and Audit Committees of the Board have held joint sessions at the beginning of each of their regular meetings, to hear reports and discuss key risks affecting the company and the management of these risks. As part of its responsibilities, the Risk Committee must escalate to the Audit Committee any items that have a significant financial statement impact or require significant financial statement/regulatory disclosures or any other significant issues for discussion at the joint sessions. By design, all independent directors are currently members of either the Risk or Audit Committee, so that all independent directors are present during the joint sessions. In doing so, we have structured our Board committee meetings in a manner that facilitates discussion of major risks with all independent directors, including the Lead Director, at each regular meeting of the Board. Prior to September 2008, the Risk and Audit Committees of the Board met jointly from time to time, as did the Bank of New York and Mellon Risk and Audit Committees prior to the merger.

The company also has a comprehensive internal risk framework, which facilitates performance of risk oversight by the Risk Committee. Our risk management framework is designed to:

•	Provide that risks are identified, monitored, reported, and priced properly;

•	Define and communicate the types and amount of risk the company is willing to take;

•	Communicate to the appropriate management level the type and amount of risk taken;

•	Maintain a risk management organization that is independent of the risk-taking activities; and

•	Promote a strong risk management culture that encourages a focus on risk-adjusted performance.

Under the company’s risk management framework, the company has formed a Senior Risk Management Committee, which we refer to as the “SRMC,” which consists of members of senior management and which reports to both the Risk Committee and the Audit Committee. The SRMC is the senior most focal point within the company to monitor, evaluate and recommend comprehensive policies and solutions to deal with all aspects of risk and to assess the adequacy of any risk remediation plans in the company’s businesses. The SRMC provides reports of its activities to the Risk Committee, and any significant changes in the key responsibilities of the SRMC must be reported to the Risk Committee.

In addition, the company has also formed several risk management sub-committees to identify, assess and manage risks. Each risk management sub-committee reports its activities to the SRMC and any significant changes in the key responsibilities of any sub-committee, or a change in chairmanship of any sub-committee, must be approved by the Chief Risk Officer and subsequently reported to the SRMC.

Our primary risk exposures as well as our risk management framework and methodologies are discussed in further detail on pages 58 to 62 in our 2010 Annual Report.

BENEFICIAL OWNERSHIP OF SHARES BY HOLDERS OF 5% OR

MORE OF OUTSTANDING STOCK

As of February 11, 2011, we had 1,241,936,347 shares of common stock outstanding.

Based on filings made under Section 13(d) and 13(g) of the Exchange Act, as of February 11, 2011, the only persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	65,966,594	5.32%

Massachusetts Financial Services Company(2) 500 Boylston Street Boston, MA 02116	69,334,058.99	5.6%

Davis Selected Advisers, L.P.(3) 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	78,966,480	6.37%

(1)	Based on a review of the Schedule 13G filed on February 2, 2011 by BlackRock, Inc. The Schedule 13G discloses that BlackRock, Inc. had sole voting and sole dispositive power as to all 65,966,594 shares.

(2)	Based on a review of the Schedule 13G filed on February 4, 2011 by Massachusetts Financial Services Company. The Schedule 13G discloses that Massachusetts Financial Services Company had sole voting power as to 56,181,031.99 shares and sole dispositive power as to 69,334,058.99 shares.

(3)	Based on a review of the Schedule 13G filed on February 14, 2011 by Davis Selected Advisers, L.P. The Schedule 13G discloses that Davis Selected Advisers, L.P. had sole voting power as to 73,680,437 shares, no voting power as to 5,286,043 shares and sole dispositive power as to 78,966,480 shares.

BENEFICIAL OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on February 11, 2011, by each director, each individual included in the Summary Compensation Table below and our current directors and persons who were executive officers as of December 31, 2010 as a group, based on information furnished by each person. Except as otherwise indicated, sole voting and sole investment power with respect to the shares shown in the table below are either held by the individual alone or by the individual together with his or her immediate family.

Name	Shares of Common Stock Beneficially Owned(1)(2)
Curtis Y. Arledge	347,625
Ruth E. Bruch	26,617	(3)
Nicholas M. Donofrio	35,757	(4)
Steven G. Elliott	2,966,876	(5)(6)(7)
Thomas P. Gibbons	1,407,792
Gerald L. Hassell	3,477,150	(8)(9)
Edmund F. Kelly	25,235
Robert P. Kelly	2,385,869	(9)
Richard J. Kogan	38,515

Name	Shares of Common Stock Beneficially Owned(1)(2)
Michael J. Kowalski	37,901
John A. Luke, Jr.	38,137
Robert Mehrabian	90,610	(10)
Mark A. Nordenberg	32,048
Ronald P. O’Hanley	0	(11)
Catherine A. Rein	101,400	(12)
William C. Richardson	36,900
Brian G. Rogan	1,722,623
Samuel C. Scott III	28,242
John P. Surma	27,608
Wesley W. von Schack	153,485	(9)(13)
All current directors and executive officers, as a group (28 persons)	14,592,488	(14)

(1)	On February 11, 2011, none of the individuals named in the above table beneficially owned more than 1% of our outstanding shares of common stock. On that date, all of the directors and executive officers as a group beneficially owned approximately 1.2% of our outstanding stock.

(2)	Includes the following amounts of common stock which the indicated individuals and group have the right to acquire under our equity plans and deferred compensation plans within 60 days of February 11, 2011, or, as described in footnotes 3, 4, 10, 12 and 13 below, through the exercise of stock options or the potential payout of deferred share units, restricted share units or phantom shares: Mr. Arledge, 0; Ms. Bruch, 25,596; Mr. Donofrio, 35,757; Mr. Elliott, 2,386,432; Mr. Gibbons, 1,124,142; Mr. Hassell, 2,579,410; Mr. Edmund Kelly, 21,235; Mr. Robert Kelly, 1,618,335; Mr. Kogan, 10,435; Mr. Kowalski, 32,241; Mr. Luke, 10,435; Dr. Mehrabian, 45,298; Mr. Nordenberg, 31,515; Mr. O’Hanley, 0; Ms. Rein, 64,971; Dr. Richardson, 35,768; Mr. Rogan, 1,210,999; Mr. Scott, 24,280; Mr. Surma, 26,608; and Mr. von Schack, 37,192.

(3)	Includes 1,099 shares that will be paid to Ms. Bruch in a lump sum on January 1, 2013, in accordance with her election under the Mellon Financial Corporation Deferred Compensation Plan for Directors.

(4)	Includes 25,321 shares that will be paid out to Mr. Donofrio in installments beginning in January of the year following retirement from our Board in accordance with his election under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. and 2,800 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units.

(5)	Mr. Elliott retired on December 30, 2010.

(6)	On February 11, 2011, an aggregate of 170,730 shares of our common stock were held by Wachovia Bank, N.A., as Trustee of the Mellon Financial Corporation Deferred Share Award Trusts. These shares are voted by the Trustee as directed on a per capita basis by the two beneficiaries of the Trusts, including Mr. Elliott and another retired executive officer, neither of whom is included in the totals for the above table. On February 11, 2011, Mr. Elliott held 165,521 deferred share awards representing an economic interest in an equivalent number of shares of common stock held by the Trusts (which shares are included for such individual in the above table).

(7)	304,435 shares are pledged by Mr. Elliott.

(8)	Includes 56,604 shares held by Mr. Hassell’s spouse, as to which Mr. Hassell disclaims beneficial ownership. Also includes 28,538 shares held in trusts over which Mr. Hassell exercises investment discretion and voting power.

(9)	Includes the following shares held by the individual in Grantor Retained Annuity Trusts: Mr. Robert Kelly, 204,043 shares; Mr. Hassell, 490,516 shares; and Mr. von Schack, 110,696 shares.

(10)	Includes 13,782 shares that will be paid to Dr. Mehrabian in installments beginning in January of the year following retirement from our Board in accordance with his election under The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors; 15,015 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units; and 39,312 shares held in a trust for which Dr. Mehrabian has investment discretion and voting power.

(11)	Mr. O’Hanley ceased to serve as Vice Chairman on May 10, 2010.

(12)	Includes 54,535 shares that will be paid to Ms. Rein in installments beginning in January of the year following retirement from our Board in accordance with her election under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. and 7,001 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with her election with respect to the deferred share units.

(13)	Includes 1,099 shares that will be paid to Mr. von Schack in installments beginning the January following the later of the date of his retirement from our Board or age 70 in accordance with his election under the Mellon Financial Corporation Deferred Compensation Plan for Directors; and 6,235 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units.

(14)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A of the Internal Revenue Code, as amended. Any such delay has not been considered for purposes of this table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. Our directors and executive officers must also provide us with copies of these reports. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2010 each of our directors and executive officers timely complied with applicable reporting requirements for transactions in our equity securities.

DIRECTOR COMPENSATION

Our Corporate Governance Guidelines provide that compensation for our non-management directors’ services may include annual cash retainers; shares of our common stock; deferred stock units or options on such shares; meeting fees; fees for serving as a committee chairman; and fees for serving as a director of one of our subsidiaries. We also reimburse directors for their reasonable out-of-pocket expenses in connection with attendance at Board meetings. Directors are reimbursed for their travel expenses not exceeding, in the case of airfare, the first-class commercial rate. Directors will also be reimbursed for reasonable out-of-pocket expenses (including tuition and registration fees) relating to attendance at seminars and training sessions relevant to their service on the Board and in connection with meetings or conferences which they attend at the company’s request. Our CG&N Committee periodically reviews director compensation and makes recommendations to the Board with respect thereto. Our Corporate Governance Guidelines provide that director compensation should be consistent with market practice and should align directors’ interests with those of long-term stockholders while not calling into question directors’ objectivity.

Our Board has adopted a policy to pay our non-management directors an annual cash retainer of $75,000, payable in quarterly installments in advance, and a meeting fee of $1,800 for each committee meeting attended.

The chairman of the Audit Committee receives an annual cash retainer of $15,000 and the chairmen of all other committees each receive an annual cash retainer of $12,500. Our Lead Director receives an annual cash retainer of $25,000. In addition, non-management directors who are members of any special committee of the Board will receive a per meeting fee of $1,800. Each non-management director receives an annual award of deferred stock units in an amount determined by the Board on the recommendation of the CG&N Committee. In 2010, this award had a value of $110,000 and was awarded shortly after the 2010 Annual Meeting. In 2011, this award also will have a value of $110,000 and will be awarded shortly after the 2011 Annual Meeting. The units vest on the earlier of one year after the date of the award or on the date of the next Annual Meeting of stockholders and must be held for as long as the director serves on the Board. The units accrue dividends, which are reinvested in additional deferred stock units.

We assumed in the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc., which we refer to as the “Bank of New York Directors Plan,” and the Mellon Elective Deferred Compensation Plan for Directors, which we refer to as the “Mellon Directors Plan.” Under the Bank of New York Directors Plan, participating legacy Bank of New York directors continued to defer receipt of all or part of their annual retainer and meeting fees earned through 2007. Under the Mellon Directors Plan, participating legacy Mellon directors continued to defer receipt of all or part of their annual retainer and fees earned through 2007. Both plans are nonqualified plans, and neither plan is funded.

Although the Bank of New York Directors Plan and the Mellon Directors Plan continue to exist, all new deferrals of director compensation by any of the non-management directors have been made under the Director Deferred Compensation Plan, which was adopted effective as of January 1, 2008. Under this plan, a non-management director choosing to defer can direct all or a portion of his or her annual retainer or committee meeting fees into either (i) variable funds, credited with gains or losses that mirror market performance of market style funds or (ii) the company’s phantom stock.

2010 Director Compensation Table

The following table provides information concerning the compensation of each non-management director who served in 2010.

Name	Fees Earned or Paid in Cash($)		Stock Awards($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation($)(4)	Total($)
Ruth E. Bruch	$128,900		$109,969	$—	$—	$238,869
Nicholas M. Donofrio	$100,100	(1)	$109,969	$—	$451	$210,520
Edmund F. Kelly	$107,400		$109,969	$—	$—	$217,369
Richard J. Kogan	$127,200		$109,969	$—	$—	$237,169
Michael J. Kowalski	$96,600	(1)	$109,969	$—	$247	$206,816
John A. Luke, Jr.	$109,100		$109,969	$—	$—	$219,069
Robert Mehrabian	$141,500	(1)	$109,969	$23,816	$3,979	$279,264
Mark A. Nordenberg	$96,600		$109,969	$2,920	$1,670	$211,159
Catherine A. Rein	$122,400		$109,969	$25,872	$970	$259,211
William C. Richardson	$117,725		$109,969	$—	$451	$228,145
Samuel C. Scott III	$125,400		$109,969	$—	$247	$235,616
John P. Surma	$109,200		$109,969	$4,533	$769	$224,471
Wesley W. von Schack	$138,274		$109,969	$35,994	$2,800	$287,037

(1)	Elected to defer all or part of cash compensation in the Director Deferred Compensation Plan.

(2)

Amount shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for 3,392 deferred stock units granted to each non-management director in April 2010, using the valuation methodology for equity awards set forth in footnote 19 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010. As of December 31, 2010, each non-management director owned 3,425 unvested deferred stock units.

(3)	The amounts disclosed in this column for Dr. Mehrabian and Messrs. Nordenberg, Surma and von Schack represent the sum of the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Directors Plan. Under the Mellon Directors Plan, deferred amounts receive earnings based on (i) the declared rate, reflecting the return on the 120-month rolling average of the 10-year T-Note rate enhanced based on years of service and compounded annually, (ii) variable funds, which are credited with gains or losses that “mirror” the market performance of market-style funds or (iii) the company’s phantom stock. The fully enhanced declared rate for 2010 was 6.14%. The amount disclosed in the column for Ms. Rein represents the amount of increase in the present value of Ms. Rein’s accumulated pension benefit under the Bank of New York Directors Plan. Ms. Rein is the only current director who participates in the Bank of New York Directors Plan. Participation in this plan was frozen as to participants and benefit accruals as of March 11, 1999.

(4)	The following is a description of the items comprising All Other Compensation for each director for whom a value is disclosed in the table above: for Mr. Donofrio, Mr. Kowalski, Ms. Rein, Dr. Richardson and Mr. Scott, the amount of a 5% discount on purchases of phantom stock when dividend equivalents are reinvested under the Bank of New York Directors Plan. The values for Dr. Mehrabian and Messrs. Nordenberg, Surma and von Schack reflect the estimated cost of the legacy Mellon Directors’ Charitable Giving Program, which remains in effect for them and certain other legacy Mellon directors. Upon such legacy Mellon director’s death, the company will make an aggregate donation of $250,000 to one or more charitable or educational organizations of the director’s choice. The donations are paid in 10 annual installments to each organization.

On September 9, 2003, Mr. Kogan and Schering-Plough Corporation, of which Mr. Kogan is the former Chairman/CEO, entered into a settlement with the SEC to resolve issues arising from the SEC’s inquiry into certain meetings by Schering-Plough Corporation with investors. Without admitting or denying any allegations of the SEC, Mr. Kogan agreed in connection with the settlement not to commit any future violations of Regulation FD and related securities laws.

COMPENSATION AND RISK

Introduction

In 2009 and 2010, we conducted a comprehensive review of the incentive compensation arrangements of the company’s management Executive Committee (which currently consists of the top 14 members of management) to ensure that their incentive compensation arrangements do not encourage them to take unnecessary and excessive risks that threaten the value of the company. In addition, in 2009, we conducted a comprehensive review of the company’s other compensation plans to ensure that compensation incentives do not induce risk taking in excess of the company’s risk tolerances. These reviews were conducted by the HRC Committee in close collaboration with the company’s Chief Risk Officer. We continued to consider and address compensation related risks in 2010, as described below.

Evaluation of Compensation Related Risk of Executive Committee Members

Each member of the management Executive Committee participates in the company’s executive incentive compensation plan, which we refer to as the “EICP,” and the company’s Long-Term Incentive Plan, which we refer to as the “LTIP” (each of which is described in the Compensation Discussion and Analysis below).

Beginning in 2009, based on the recommendation of the company’s Chief Risk Officer, the HRC Committee adopted several risk-based changes to the executive plans:

•	funding of awards to senior executive officers under the EICP is subject to the company’s satisfying a minimum U.S. regulatory standard for a “well capitalized” bank;

•

the HRC Committee considers four quantitative measures in determining whether to pay bonuses under the EICP for the “corporate component,” including a risk-based measure of an evaluation of economic capital; and

•

no portion of any equity award to any senior executive officer under the company’s LTIP would vest before one year from the date of grant of such award (other than with respect to prior contractual obligations, disability or death).

In 2010, we adopted the following additional risk-based measures:

•

executives would have forfeited their time-based restricted stock granted in 2010 if the company had not achieved a minimum capital threshold for 2010 (which minimum capital threshold was achieved); and

•

as a supplement to the equity clawback policy previously adopted, we adopted a cash recoupment policy that allows us to claw back some or all of a cash incentive award within three years of the award date if an executive officer engages in fraud or directly or indirectly contributes to a financial restatement or other irregularity during the award performance period.

Compensation and Incentive Plan Initiative Relating to All Employees

In connection with its evaluation of the executive plans, the HRC Committee also determined to conduct an evaluation in close collaboration with the Chief Risk Officer of all of the company’s compensation arrangements, to better align the company’s overall compensation practices with sound risk management and long-term growth. We refer to this evaluation as the company’s compensation and incentive plan initiative. Under this initiative, the company took steps during 2009 to:

•

develop tailored “best practices” to guide management in the evaluation of the company’s compensation plans and arrangements and develop guiding principles for use in reviewing each of the company’s compensation plans;

•

rate each plan as “high risk,” “medium risk” or “low risk” based on consideration of whether the plan provides compensation to employees in “high risk business units” (which are generally business units that have significant processing volumes, generate significant credit exposure, are subject to significant market volatility or create tail risk for the company extending beyond the time horizon of the compensation plan) and whether the plan has significant gaps compared to the company’s best practices;

•	address any risk-based concerns identified in each plan identified as “high” or “medium” risk;

•

initiate a review process for future changes to any incentive plan that requires an enhanced assessment by the company’s risk management group and/or the company’s finance group for changes that represent a departure from best practices; and

•

implement a management level compensation oversight committee, which is a formal governance structure consisting of senior executives designed to establish a consistent approach to pool funding, to approve significant changes to any high risk plan, to approve incentive compensation programs of target companies in connection with acquisitions, and to advise the HRC Committee on any compensation risk-related issues.

Finally, the HRC Committee approved a plan to modify certain of the company’s non-executive compensation plans beginning in 2010. The key plan design modifications are intended to:

•

require a majority of employees’ compensation to be linked to company and/or business performance, which we refer to as the “corporate performance link,” with 20% of the measure funded based on the total performance of the company and/or business performance and 80% tied to the performance of the specific business;

•

align cash payouts with the management of longer term business risk, which we refer to as the “corporate deferral program,” by deferring payment of a portion of an employee’s cash bonuses in the form of restricted stock; and

•	require award recipients to agree to clawbacks on such awards in the event of fraud or conduct contributing to financial restatement or irregularities.

Review of Compensation by Federal Reserve Board

On October 22, 2009, the Federal Reserve Board issued proposed guidance intended to help protect the safety and soundness of banking organizations under its supervision by ensuring that incentive compensation arrangements do not encourage excess risk taking. This guidance included a supervisory initiative under which Federal Reserve Board examiners performed a “horizontal review” of the incentive compensation policies and practices of large, complex banking organizations, including the company, to determine their consistency with the guidance. We were one of the participants in the Federal Reserve’s “horizontal review” of compensation practices at large, complex banking organizations, where we received feedback and input from the Federal Reserve on our compensation practices. As part of this process, we identified those employees throughout our organization who individually or as a group are responsible for activities that may expose us to material amounts of risk. We also reviewed the incentive compensation arrangements used to compensate these employees in light of identified risks relevant to their respective responsibilities. We have also reviewed the design and governance of our incentive compensation plans applicable to all of our employees for alignment with the Federal Reserve’s and other regulators’ guidance. We presented the results of these reviews to the HRC Committee over several meetings at the end of 2009 and in 2010.

In addition, during 2010, the HRC Committee met with representatives from the Federal Reserve Bank of New York to discuss our executive compensation program and receive feedback and input from the regulators concerning the program.

Role of Compensation Oversight Committee

In accordance with the direction of the HRC Committee, the company established a Compensation Oversight Committee in 2010, which we refer to as the “COC.” The members of the COC are members of the company’s management and include the company’s Chief Human Resources Officer, the Chief Risk Officer, the Chief Financial Officer and the Risk Management and Compliance Chief Administrative Officer. The COC’s primary responsibilities include reviewing and approving any significant changes to any high risk compensation plans and to advise the HRC Committee on any compensation risk-related issues. The COC receives regular reports on all plan remediation efforts related to the 2009 compensation review, and the COC is responsible for reviewing each incentive compensation plan annually. COC approval is also required in connection with any amendment to or termination of any incentive compensation plan. The COC meets, at a minimum, on a quarterly basis with additional meetings as needed. The COC provides regular reports to the HRC Committee.

Continuing Evaluation by Chief Risk Officer and HRC Committee

In 2010, the HRC Committee has continued to work with our Chief Risk Officer to ensure that our incentive compensation programs are well balanced and do not encourage imprudent risk-taking by our employees. Accordingly, the Chief Risk Officer periodically reviews the compensation plans in which the management Executive Committee and other employees participate as well as other compensation arrangements within the company, and the Chief Risk Officer periodically reports on these matters to the HRC Committee. In 2010, the Chief Risk Officer participated in four HRC Committee meetings on compensation-risk related matters.

Conclusion

As a result of the reviews and actions described above, we do not believe that risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on us. With oversight from the HRC Committee and our Chief Risk Officer, we will continue to monitor developments in this area and may, as we believe appropriate, make related adjustments to our compensation practices.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement is called the Compensation Discussion and Analysis, which we refer to as the “CD&A.” In this section, we describe a number of important matters relating to our compensation practices and programs for our named executive officers. The CD&A should be read in conjunction with the other information in this proxy statement, including the Summary Compensation Table and other compensation tables, as well as “Compensation and Risk” above. The CD&A is organized as follows:

2010 company performance highlights	Page 43
Highlights of changes to our compensation program made in 2010	Page 45
Highlights of 2010 compensation program	Page 45
Our current named executive officers	Page 47
Annual compensation elements	Page 48
Our global remuneration policy	Page 49
The role of compensation consultants	Page 49
Our 2010 peer group	Page 49
The HRC Committee’s annual process of setting named executive officer compensation	Page 50
The HRC Committee’s discretion	Page 51
2010 compensation for Messrs. Kelly, Hassell, Gibbons and Rogan	Page 51
Compensation arrangements with Mr. Arledge, who joined our company in October 2010	Page 58
Compensation arrangements for Messrs. Elliott and O’Hanley	Page 59
Other compensation programs and practices	Page 59
Our past say-on-pay votes	Page 60
Our policies on stock ownership and retention guidelines	Page 61
Our policy against certain hedging activities	Page 61
Our policy on forfeitures under certain circumstances	Page 61
Regulatory and legislative developments	Page 62
Review of risks related to compensation matters	Page 62
Our severance arrangements	Page 62
Amendments to LTIP and EICP	Page 64
Deductibility under Section 162(m)	Page 64

2010 Company Performance Highlights

In 2010 the company faced another challenging year, as the effects of the unprecedented market crisis in the fall of 2008 continued to impact financial markets and the financial services industry. The company met these challenges and generated good earnings, built capital, made acquisitions and continued to expand internationally.

Weaker than expected economic growth resulted in continuing record low interest rates. As a result, the company’s earnings per share, although increased from 2009, were lower than expected in 2010. In spite of the interest rate impact on earnings per share, the company was successful in many important areas in 2010 including those listed below:

Financial measures

•

The company maintained a strong balance sheet with a Tier I capital ratio of 13.4% and a Tier 1 common equity capital ratio of 11.8% at December 31, 2010, which exceeded many of the company’s bank peers.

•	At December 31, 2010, assets under custody and administration had increased 12% year-over-year to $25.0 trillion and assets under management had increased 5% year-over-year to $1.17 trillion.

•	The company increased its proportion of non-U.S. revenue from 32% to 36% year-over-year.

•	The company increased total annual fee revenue 6% from 2009.

•

The company experienced a $353 million unrealized pre-tax gain in its securities portfolio at December 31, 2010 compared with an unrealized pre-tax loss of $1 billion at December 31, 2009 and only an $11 million provision for credit loss in 2010, as compared with a $332 million provision for credit loss in 2009, evidence of the effectiveness of steps taken in previous years to improve our securities and loan portfolios.

Total shareholder return

Total shareholder return, which we refer to as “TSR,” measures a shareholder’s total return in an investment in a company’s stock over a period of time. It can be used to compare performance against another company’s stock or a peer group over the same period of time. Our TSR was 9.40% for the one year period ended December 31, 2010, compared to the overall average TSR of the companies in our peer group of 8.79% for the same period. Since we have designed our peer group to include only our most important competitors of relatively similar size, mix of businesses and global presence and which are subject to similar regulatory controls, we believe it is the most relevant group against which to judge our performance, rather than other less-correlated indices. The table below compares our TSR with the TSR of our peer group, as well as the other trust banks (State Street Corporation and Northern Trust Corporation) and the S&P 500 Financials index, for the one year period ended December 31, 2010.

Acquisitions

In connection with the company’s strategy to continue to expand its product offerings and global presence, the company continued to make acquisitions in 2010, including the acquisition of Global Investment Servicing, Inc. and BHF Asset Servicing GmbH.

Although the global economic recovery has been slow, our company should be well positioned to capitalize on improving markets and outperform our competitors.

These and other factors were considered in making our compensation decisions.

Highlights of Changes to our Compensation Program made in 2010

The Board and the Human Resources and Compensation Committee, which we refer to as the “HRC Committee,” took the following significant steps in 2010 to further strengthen our executive compensation practices:

•

Adoption of a new Policy Regarding Shareholder Approval of Future Senior Officer Severance Arrangements. In response to a stockholder proposal in April 2010, the Board adopted a new Policy Regarding Shareholder Approval of Future Senior Officer Severance Arrangements in July 2010. This policy prohibits the company from entering into a future severance arrangement with a senior executive that provides for severance benefits exceeding 2.99 times the sum of the senior executive’s annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless the arrangement is approved by our stockholders.

•

New Executive Severance Plan. A new Executive Severance Plan was adopted, under which the amount of cash severance benefits was changed to a uniform two times base salary for terminations prior to a change in control. In the case of a termination occurring on or following a change in control, the amount of cash severance benefits was changed to two times base salary plus two times target annual bonus. In each case, a pro-rata target or annual bonus for the year of termination is also paid. The named executive officer’s employment must terminate before he is eligible to receive benefits (after a change in control this is a so-called “double trigger”). In the context of a termination after a change in control of the company, these changes significantly reduce the benefits our named executive officers would have received under their prior agreements and improved protections for the company.

•

Eliminated tax gross-ups for change in control severance benefits. Under our new Executive Severance Plan pre-existing tax gross-ups for change in control severance benefits were eliminated for the named executive officers.

•

Adopted a cash recoupment policy. Adding to our existing clawback policy, we adopted a new cash recoupment policy allowing the company to claw back some or all of a cash incentive award within three years of the award date if an employee, including any named executive officer, engages in fraud or directly or indirectly contributes to a financial restatement or other irregularity during the cash award performance period.

•

Annual say-on-pay. Our stockholders have indicated their strong approval of our executive compensation program in past years through say-on-pay advisory votes. Our Board values our stockholders’ opinion and is recommending that our stockholders vote to approve a proposal that we hold an annual stockholder advisory vote with respect to our executive compensation program in the future as described in Proposal 3 on page 84.

Our 2010 Compensation Program features are more fully described in the section below.

Highlights of 2010 Compensation Program

For 2010, the HRC Committee maintained the executive compensation structure that it had adopted in 2009. The 2010 program compensated the named executive officers through a combination of base salary, annual cash bonuses and equity awards, with the majority of each officer’s compensation paid through cash bonuses and equity awards. As in 2009, the HRC Committee used a balanced scorecard approach in determining the amount of annual cash bonus awarded to each named executive officer. This approach is designed to reward the company’s named executive officers for corporate and individual performance. The HRC Committee believes the overall compensation program appropriately balances risk and financial metrics with company performance and individual performance, while also providing the flexibility that is necessary to respond to specific circumstances facing the company from time to time.

2010 Compensation Program Features

The following highlights significant aspects of our 2010 compensation program:

•

The company uses a capital ratio metric to align pay with performance and to control risk. The company was required to achieve a minimum Tier I capital ratio of 8% as of December 31, 2010, in order for the named executive officers to receive any cash bonus for 2010 under the Executive Incentive Compensation Plan. Also the restricted stock awards made to the named executive officers in March 2010 would have been forfeited if this Tier I capital ratio had not been achieved. This Tier I capital ratio is 200 basis points above the minimum Tier I capital ratio required for a “well capitalized” institution, as determined by the Federal Reserve Board in accordance with Regulation Y. In addition, the HRC Committee considered, in its discretion, risk metrics as well as financial metrics for the corporate component of the 2010 bonus. The individual named executive officers’ achievement of certain individual goals also affects the amount of their bonus.

•

The balanced scorecard aligns corporate and business unit performance with individual goals. The individual component of the balanced scorecard is based on an evaluation of each named executive officer’s functional, strategic and operational results, including, if applicable, financial results for his business.

•

New Executive Severance Plan limits severance amounts and eliminates tax gross-ups. Our new Executive Severance Plan reduced the amount of severance payable following the occurrence of a change in control. Following a change in control, the amount of cash severance benefits was changed to two times base salary plus two times target annual bonus. In the case of terminations prior to a change in control, the amount of severance payable is a uniform two times base salary. In each case, a pro-rata target or annual bonus for the year of termination is also paid. Both before and after the occurrence of a change in control, the named executive officer’s employment must be terminated before he is eligible to receive benefits (after a change in control, this is a so-called “double trigger”). Tax gross-ups for change in control severance benefits were eliminated for the named executive officers in the new Executive Severance Plan.

•

Limited perquisites. We no longer provide certain perquisites that were provided in past years, including financial planning services, personal cars, parking, supplemental long-term disability insurance, medical physical examinations, personal use of club memberships, home security and personal liability insurance perquisites. In general, perquisites provided to the named executive officers in 2010 included car and driver access, executive life insurance, use of corporate aircraft in certain situations and enhanced matching of charitable gifts.

•

Emphasis on variable pay. The named executive officers’ base salary is a fixed amount. Annual cash bonuses and equity awards are variable amounts that are determined based on stock price, corporate performance and/or individual performance. This targeted variable component of our named executive officers’ total compensation ranged from 88% to 94% in 2010.

•

Robust risk assessment. In 2009 and 2010, we conducted a comprehensive review of the incentive compensation arrangements of the company’s Executive Committee (which currently consists of the top 14 members of management) to ensure that their incentive compensation arrangements do not encourage them to take unnecessary and excessive risks that threaten the value of the company. The Chief Risk Officer continues to monitor these arrangements and also periodically reports to the HRC Committee about developments related to risk. As a result of the company’s 2009 and 2010 review of compensation and risk as described in “Compensation and Risk” above and based on the recommendation of the company’s Chief Risk Officer, the HRC Committee, following discussion with and input from the HRC Committee’s independent compensation consultant, has included meaningful risk-based measures in the compensation program for named executive officers, including achievement of a minimum Tier I capital ratio as of December 31, 2010, as discussed above.

•

Strong stock ownership and retention guidelines. Under the company’s stock ownership guidelines, each named executive officer is required to own a number of shares of company common stock having a value equal to a multiple of his base salary. The company also has a stock retention guideline, which requires each named executive officer to retain, during his employment, 50% of the net after-tax shares received under certain equity plans.

•

Equity clawback policy. Under the company’s equity recoupment policy, the company may cancel all or any portion of unvested awards made after the adoption of the policy and require repayment of any shares of common stock (or values thereof) which were acquired from the award under certain conditions of misconduct by the executive to whom such awards were made.

•

Cash recoupment policy. Under the company’s cash recoupment policy, the company may claw back some or all of a cash incentive award within three years of the award date if the named executive officer engages in fraud or directly or indirectly contributes to a financial restatement or other irregularity during the award performance period.

•	No multi-year guaranteed bonuses. We have not guaranteed multi-year cash bonuses.

•

No re-pricing. The company has a policy not to re-price previously awarded stock options that are underwater (which means that their exercise price is higher than the per-share market price of our common stock). As of February 11, 2011, approximately 62% of the stock options previously awarded as compensation to the named executive officers were underwater.

•

Use of an independent compensation consultant. At all times since the merger of Bank of New York and Mellon in 2007, the HRC Committee has retained its own compensation consultant which reports directly to the HRC Committee.

The process employed by the HRC Committee and the basis for its decisions in determining the 2010 compensation of the named executive officers are described below.

Current Named Executive Officers

At the end of 2010, the following executives were our named executive officers:

Name	Position
Robert P. Kelly	Chief Executive Officer and Chairman of the Board of Directors
Gerald L. Hassell	President
Curtis Y. Arledge	Vice Chairman
Thomas P. (Todd) Gibbons	Vice Chairman and Chief Financial Officer
Brian G. Rogan	Vice Chairman

The company had two changes in its named executive officers from 2009 to 2010. Mr. Steven G. Elliott, a retired Senior Vice Chairman, retired on December 30, 2010 after 23 years of service to the company. Mr. Ronald P. O’Hanley, a Vice Chairman and former head of our asset management business, resigned from the company effective July 17, 2010. We have included Messrs. Elliott and O’Hanley in the Summary Compensation Table and other related tables in accordance with SEC rules and regulations, and we discuss matters relating to their compensation in this CD&A where relevant.

On October 28, 2010, Mr. Curtis Y. Arledge became a Vice Chairman and head of our asset and wealth management business, which is the 11th largest asset management business globally, as measured by assets under management. We discuss Mr. Arledge’s compensation in a separate section of this CD&A because he did not join the company until October 28, 2010, and his compensation was approved by the HRC Committee in connection with his offer of employment.

Unless otherwise indicated, references to the “named executive officers” in this CD&A exclude Messrs. Elliott and O’Hanley and exclude Mr. Arledge when the term is used in discussing periods of time prior to October 28, 2010, the date Mr. Arledge joined the company. For purposes of the shareholder advisory vote relating to 2010 compensation of our named executive officers, Messrs. Elliott, O’Hanley and Arledge, together with the other officers named in the table above, are our named executive officers.

Annual Compensation Elements

The following table sets forth the named executive officers’ annual compensation elements from the HRC Committee’s perspective, which consist of salary, bonus, stock awards and option awards.

Name	Year(1)	Salary	Bonus/ Annual Incentive		Stock Awards(2)	Option Awards(2)	Total Compensation
ROBERT P. KELLY	2010	$1,000,000	$5,610,000		$4,750,000	$4,750,000	$16,110,000
	2009	$1,000,000	$2,625,000	(3)	$4,750,000	$4,750,000	$13,125,000

GERALD L. HASSELL	2010	$800,000	$3,272,500		$2,600,000	$2,600,000	$9,272,500
	2009	$800,000	$1,531,250		$2,350,000	$2,350,000	$7,031,250

THOMAS P. GIBBONS	2010	$650,000	$2,050,000		$1,575,000	$1,575,000	$5,850,000
	2009	$650,000	$1,200,000		$1,300,000	$1,300,000	$4,450,000

BRIAN G. ROGAN	2010	$650,000	$2,050,000		$1,425,000	$1,425,000	$5,550,000

(1)	Amounts for 2009 are not included for Mr. Rogan because he was not a named executive officer in 2009.

(2)	Amounts represent the long-term incentive values intended to be delivered to the named executive officers, rather than the FASB ASC Topic 718 accounting values, as described below.

(3)	On February 25, 2010 Mr. Kelly was awarded restricted stock in lieu of his annual cash bonus for the 2009 fiscal year with an intended value of $2,625,000. See “2010 Compensation for Messrs. Kelly, Hassell, Gibbons and Rogan – Equity Awards” for a description of the methodology the HRC Committee uses to determine the number of shares attributable to equity awards.

The table above reflects the manner in which the HRC Committee viewed its compensation decisions with respect to each compensation element, which differs from the manner in which such compensation elements are required to be reported under SEC regulations in the Summary Compensation Table and elsewhere in this proxy statement. The reasons for these differences are as follows:

•

The table above reports equity awards in the year for which they are awarded, regardless of the actual grant date. As described in last year’s CD&A, on February 25, 2010, the HRC Committee awarded Mr. Kelly restricted stock, with an intended value of $2,625,000, in lieu of his annual cash bonus for the 2009 fiscal year. The table above reflects this award as being made for 2009 because the HRC Committee made this award to Mr. Kelly for his performance in 2009. In contrast to the table above, the Summary Compensation Table reports equity awards in the year in which they are granted and, therefore, pursuant to SEC regulations, the restricted stock award in lieu of cash bonus to Mr. Kelly for 2009 is reflected in the Summary Compensation Table under the “Stock Awards” column in 2010.

•

The table above reports the target value of restricted stock and stock option awards as approved by the HRC Committee and described below. Pursuant to SEC regulations, the amounts reported in the Summary Compensation Table reflect the accounting grant date fair value of such awards.

•

The Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings as well as all other compensation. These amounts are not included in the table above because the HRC Committee did not view them as annual compensation elements for the years presented.

While the table above is intended to show how the HRC Committee viewed its compensation actions, this table is not a substitute for the tabular disclosure required under SEC regulations. The Summary Compensation Table and other required tables and related disclosures required by the SEC regulations begin on page 65 of this proxy statement.

The Company’s Global Remuneration Policy

In 2010, the HRC Committee adopted a Global Remuneration Policy (attached as Annex A), which formalized the company’s compensation philosophy. The policy is designed to guide the HRC Committee in making compensation decisions that ensure our compensation structure is competitive and reflects our core values.

Role of Compensation Consultants

Effective August 2009, the HRC Committee retained Hewitt to serve as the HRC Committee’s independent compensation consultant. In October 2010, Hewitt merged with Aon Corporation, and the combined consulting practice is now called “Aon Hewitt.” Aon Hewitt continues to serve as the HRC Committee’s independent compensation consultant. We discuss payments to Aon Hewitt in greater detail on pages 24 to 25 of this proxy statement.

Management has engaged Compensation Advisory Partners LLC, which we refer to as “CAP,” to assist management with various executive compensation matters, including compiling data about our peer group, compiling and analyzing data about the compensation practices and programs of our peers, and evaluating various proposed aspects of our executive compensation program. CAP also provided advice relating to the company’s adoption in 2010 of its new executive severance program, described below. We address the role of management and the compensation consultants in our compensation process below.

2010 Peer Group

In determining our 2010 peer group, the HRC Committee reviewed data relating to the 2009 peer group and received input from management, CAP and the HRC Committee’s independent compensation consultant. After its review, the HRC Committee decided to use the same 12 company peer group for 2010 that it used in 2009. Although some members of the peer group are smaller or larger than the company, these companies are representative of the talent and business market for the company. Specifically, the HRC Committee selected these companies based on:

•	mix of businesses (e.g., custody banks, asset management and asset servicing) and other financial services companies with similar business models that operate in a similar regulatory environment;

•	relative size in terms of revenue, market capitalization and assets under management, as well as total assets;

•	position as competitors for customers and clients, executive talent, and investment capital; and

•	global presence.

The following is our peer group for 2010:

American Express Company	Northern Trust Corporation
Bank of America Corporation	The PNC Financial Services Group, Inc.
BlackRock, Inc.	Prudential Financial, Inc.
The Charles Schwab Corporation	State Street Corporation
Citigroup Inc.	U.S. Bancorp
JPMorgan Chase & Co.	Wells Fargo & Company

Our management uses compensation data from our peer group to:

•	assess the competitiveness of the amount and form of each element of compensation;

•	provide a basis for assessing relative company performance;

•	provide data for the HRC Committee to use as a reference point in determining targeted and actual compensation; and

•	analyze market trends and practices.

For selected named executive officers, data relating to this peer group is supplemented with financial services industry data from surveys conducted by national compensation consulting firms to determine the compensation practices in the variety of businesses and markets in which we compete for executive talent.

HRC Committee’s Annual Process of Setting Named Executive Officer Compensation

The HRC Committee oversees the compensation plans, policies and programs in which our named executive officers participate. Although the HRC Committee has overall responsibility for executive compensation matters, in accordance with our Corporate Governance Guidelines it reports its preliminary conclusions regarding our Chief Executive Officer to the other independent members of our Board in executive session and solicits their input. Also in accordance with our Corporate Governance Guidelines, the HRC Committee advises and discusses with the other independent directors compensation decisions regarding our President and the process used by the HRC Committee.

During the first quarter of each year, the HRC Committee determines the elements to be included in the total compensation of the named executive officers for that year, including the terms and conditions applicable to the award of each element of compensation and the timing of the payments and awards. At the same time, the HRC Committee approves targeted compensation opportunities for each named executive officer, breaking the opportunity down into elements of compensation – base salary, annual cash bonus and annual equity awards. After the elements of the compensation program and the targeted total compensation for each named executive officer are established, the HRC Committee makes a grant of the equity award element to each named executive officer in the first quarter of that year.

Under our balanced scorecard framework, annual cash bonuses are divided into two components – the corporate component and the individual component. During the first quarter, after review with and input from the other independent directors, the HRC Committee establishes the financial and risk metrics to be used to measure performance of the company for purposes of determining the corporate component of the annual cash bonuses. In addition, during the first quarter, our Chief Executive Officer, Mr. Kelly, develops financial, strategic and other objectives for the other named executive officers to be used to measure performance of each named executive officer for purposes of determining the individual component of the annual cash bonuses. The HRC Committee then sets the specific objectives for the individual component for Mr. Kelly and the other named executive officers after Mr. Kelly discusses the objectives with each other named executive officer.

After the year is completed, the HRC Committee determines the actual amount of the bonuses to be paid to our named executive officers, provided that the minimum Tier I capital ratio is met. With respect to the corporate component of the bonus, the HRC Committee reviews the actual financial and risk metrics for the year compared to the targeted measures. With respect to the individual component of the bonus, our named executive officers complete a rigorous self evaluation process, described below. The HRC Committee evaluates the performance of each named executive officer based on the objectives set for such named executive officer and considers this evaluation when awarding the individual component of such named executive officer’s bonus.

HRC Committee Discretion

The HRC Committee has the discretion to establish the compensation paid to the named executive officers as well as the discretion to change, supplement, reduce, increase or modify at any time the compensation intended to be paid or awarded to the named executive officers as the HRC Committee may determine is in the best interest of the company and its stockholders. Additionally, some or all of a cash incentive award may be clawed back pursuant to the company’s recoupment policy described below in “Forfeitures of Awards.” This positive or negative discretion is an important feature of the HRC Committee’s compensation philosophy because it provides the HRC Committee with sufficient flexibility to respond to specific circumstances facing the company.

2010 Compensation for Messrs. Kelly, Hassell, Gibbons and Rogan

Total Targeted Compensation

The HRC Committee approved targeted 2010 compensation opportunities for the named executive officers in March 2010. In setting these targets, the HRC Committee considered various factors, including:

•	The economic conditions of 2009 and 2008, which continued in 2010, especially the significant turbulence in the financial services industry and the uncertainty in the economy.

•	Data on companies in the peer group.

•

The fact that peer group compensation levels in 2008 and 2009 were likely not reflective of typical practice, especially for the peers that participated in U.S. Treasury’s Troubled Asset Relief Program, which we refer to as “TARP.”

The HRC Committee considered the overall economic uncertainty and performance expectations in setting Mr. Kelly’s compensation targets for 2010. The HRC Committee also considered the relative amounts paid to other senior executives within the company in setting the other named executive officers’ targeted compensation for 2010.

Based on these considerations, the HRC Committee maintained Mr. Kelly’s targeted 2010 base salary, targeted bonus and targeted equity awards at the same levels as had been established by the HRC Committee for him for 2009. In 2010, the HRC Committee increased the target levels for Messrs. Hassell, Gibbons and Rogan to recognize the importance of their individual roles and contributions. Mr. Hassell’s targeted annual equity award increased from a total value of $4,700,000 in 2009 to a total value of $5,200,000 in 2010 to recognize the breadth and importance of his role as a senior and long-standing member of management. The increase was made to the equity component to reflect the long-term nature of his contributions and to bring the weighting of the equity component of his total compensation opportunity closer to Mr. Kelly’s weighting.

Mr. Gibbons’ target annual cash bonus was increased by $100,000 and annual equity award by $550,000 to recognize the increased responsibilities of the chief financial officer position in the current and emerging economic and regulatory environment. Similarly, to recognize the expanded role of the Chief Risk Officer position in the current and emerging environment, the HRC Committee also increased each element of Mr. Rogan’s targeted annual compensation opportunity for 2010. His annual base salary was increased by $75,000, his targeted cash bonus opportunity was increased by $100,000 and his targeted annual equity award was increased by $725,000.

The following table sets forth the targeted compensation opportunity (by each form of compensation and total targeted opportunity) established in March 2010 for Messrs. Kelly, Hassell, Gibbons and Rogan.

Name	Base Salary	Targeted 2010 Annual Cash Bonus		Targeted 2010 Annual Equity Award	Targeted 2010 Total Compensation Opportunity	Targeted 2010 Mix of Cash and Equity
		Corporate Component	Individual Component			Cash	Equity
Kelly	$1,000,000	$3,900,000	$2,100,000	$9,500,000	$16,500,000	42%	58%
Hassell	$800,000	$2,275,000	$1,225,000	$5,200,000	$9,500,000	45%	55	%(1)
Gibbons	$650,000	$1,000,000	$1,000,000	$3,150,000	$5,800,000	46%	54%
Rogan	$650,000	$1,000,000	$1,000,000	$2,850,000	$5,500,000	48%	52%

(1)	Mr. Hassell’s targeted equity award opportunity weighting was increased from approximately 52% in 2009.

Base Salary

Base salaries are the sole fixed source of cash compensation paid periodically throughout the year. The HRC Committee sets base salaries for each named executive officer based on position, level of responsibilities and competitive market data. In March 2010, the HRC Committee reviewed the base salaries of our named executive officers. After reviewing market data and the other factors described above, as well as consulting with its independent compensation consultant, the HRC Committee decided to maintain base salaries for Messrs. Kelly, Hassell and Gibbons at 2009 and 2008 levels, and to increase Mr. Rogan’s base salary for 2010 by $75,000.

Annual Cash Bonuses

Executive Incentive Compensation Plan. The HRC Committee adopted in March 2008, and our stockholders approved in April 2008, the Executive Incentive Compensation Plan, which we refer to as the “EICP.” The EICP is intended to meet the requirements of Section 162(m) (which we describe below) of the Internal Revenue Code of 1986, as amended, in order to allow for tax deductibility for compensation paid to the chief executive officer and three other most highly compensated officers, where practical. Under the EICP, our named executive officers have the opportunity to earn annual cash bonuses based on achievement of pre-established goals for the year. To preserve deductibility of awards paid under the EICP (as “performance-based” compensation), the HRC Committee establishes the scope of the awards and the conditions for the payment of awards under the EICP for a particular year at the beginning of that year. The awards paid to any individual under the EICP for any calendar year cannot exceed 0.5% of the company’s pre-tax income from continuing operations, before the impact of the cumulative effect of accounting changes and extraordinary items, as disclosed on our consolidated statement of income for such year included in our annual report on Form 10-K.

Balanced Scorecard Approach. For 2010, the HRC Committee reviewed the overall framework for paying annual cash bonuses, including the use of the “balanced scorecard” approach adopted in 2009, and determined that the framework continued to be appropriate for 2010. As described below, the process for determining the amount of a bonus payment is not a simple mathematical exercise but a much more comprehensive process that involves the analysis of corporate and individual performance and the exercise of the HRC Committee’s discretion.

In March 2010, the HRC Committee approved the “balanced scorecard” approach which measures (1) corporate financial and capital results (the “corporate component”) and (2) each executive’s functional, strategic and operational results, including, if applicable, business financial results (the “individual component”).

The scorecard was structured to help the HRC Committee determine, in its discretion, the amount of the annual cash bonuses to be paid to each named executive officer based on each of the scorecard’s corporate and individual components. This approach provides the HRC Committee with flexibility to assess performance of the named executive officers within the context of corporate and individual performance.

The corporate and individual components of the scorecard were weighted differently for each named executive officer based on the officer’s role within the company, as shown below. The corporate component is given more weight for Messrs. Kelly and Hassell, who are the two most senior members of management, to more closely tie their compensation to corporate performance.

	Weight
Name	Corporate Component	Individual Component
Kelly	65%	35%
Hassell	65%	35%
Gibbons	50%	50%
Rogan	50%	50%

In approving the balanced scorecard approach for 2010, the HRC Committee also decided to base the minimum funding goal for 2010 on a risk-based metric, consistent with the company’s focus on the relationship between risk management and compensation as discussed in “Compensation and Risk” above. The minimum funding goal required to be met to fund 2010 cash bonuses under the scorecard was a Tier 1 capital ratio of at least 8% as of December 31, 2010, which is 200 basis points above the minimum Tier I capital ratio required for a “well capitalized” institution, as determined by the Federal Reserve Board in accordance with Regulation Y. In setting this goal, the HRC Committee considered several factors, including the various scenarios under which this goal would not be met, as well as the HRC Committee’s desire to link payment of bonuses to maintaining a Tier I capital ratio in excess of the required regulatory capital level and to link a risk-based measure to the scorecard. The HRC Committee also decided to increase the minimum Tier I capital requirement by 100 basis points compared to the 2009 minimum requirement. The minimum funding goal was met for 2010.

Corporate Component

In approving the corporate component for 2010, the HRC Committee decided to adopt multiple measures of corporate performance. The HRC Committee believed that it was appropriate to use a combination of financial and qualitative measures, such as reported earnings per share, reported earnings per share growth and the company’s actual return on deployed economic capital, to make a relative assessment of performance of the company at a financial level and on a risk or capital based level. The HRC Committee determined that this approach provides an appropriate balance of measures of profitability, risk and other relevant factors.

For the corporate component of the balanced scorecard, the same financial and capital goals for the company applied to each named executive officer, with differing percentages of their targeted compensation being tied to the corporate component. The amount of the payout under the corporate component for a named executive officer was calculated based on several steps. First, a targeted compensation amount for the corporate component was determined by multiplying the executive’s corporate component percentage by his overall cash bonus target. Second, operating earnings per share, as defined below, were calculated to then permit determination of the applicable pre-set range of corporate component incentive payouts: 0% to 50% of target, 50% to 100% of target, 100% of target, 100% to 150% of target, or 150% to 200% of target. Operating earnings were defined under the scorecard as earnings from continuing operations, before the cumulative effect of accounting changes, preferred dividends, extraordinary items, merger and integration charges and other unusual items approved by the HRC Committee and less any bonus accruals. Once operating earnings per share were determined and the guideline range of payout percentages was established, the HRC Committee then evaluated three other metrics in its discretion:

•

Absolute reported earnings per share of the company for 2010 against budget as determined under generally accepted accounting principles, which we also refer to as “GAAP”. This is primarily a financial metric.

•	Reported earnings per share growth as determined under GAAP relative to the 2010 peer group. This is also primarily a financial metric.

•

The company’s actual return on deployed economic capital against the company’s budget, which was defined under the balanced scorecard as operating earnings divided by deployed economic capital. Deployed economic capital equals economic capital allocated to each of our businesses. Economic capital represents the estimated amount of capital required throughout a business cycle for the company to maintain an AA credit rating as calculated by the company’s risk management group. This is primarily a risk metric.

The HRC Committee further considered other non-operating expenses, which were not reflected in operating earnings but which negatively impacted absolute earnings per share, as well as the results of the company’s acquisitions in 2010.

2010 Corporate Component Results

When setting earnings per share targets on an operating and absolute basis for 2010, the company had assumptions with respect to certain market-related conditions, including, among other things, the market’s expectation that interest rates would rise in 2010. Continuing record low interest rates during the year contributed to lower net interest and fee revenue, which directly affected the company’s actual operating earnings per share and absolute earnings per share. Operating earnings per share for 2010 were $2.28, which was somewhat below budget, primarily due to interest rate expectations that did not occur. In spite of the interest rate environment, operating earnings per share fell within the pre-set range that allowed a guideline corporate component incentive payout of 100% of target. The HRC Committee then evaluated, in its discretion, the following other results and, after discussion with the other non-management directors, approved, in its discretion, a corporate component payout of 90% of the corporate component target set for each named executive officer, rather than the 100% guideline:

•	Reported earnings per share were below budget.

•	Reported earnings per share growth was ahead of our peers, although the HRC Committee determined the growth was not meaningful due to negative earnings in 2009.

•	Return on deployed economic capital was approximately at budget.

•	Results of acquisitions were as anticipated.

•

Non-operating expenses, including litigation reserves taken in the first quarter of 2010 and certain restructuring charges, none of which were reflected in operating earnings, nevertheless negatively affected absolute earnings per share.

This resulted in the following bonuses being awarded pursuant to the corporate component of the balanced scorecard: $3,510,000 to Mr. Kelly; $2,047,500 to Mr. Hassell; $900,000 to Mr. Gibbons; and $900,000 to Mr. Rogan.

Individual Component

The individual component of the balanced scorecard was based on an evaluation of each named executive officer’s functional, strategic and operational results, including, if applicable, financial results for his business compared to his objectives established at the beginning of the year. The individual objectives varied by individual responsibility and role within the company. The HRC Committee approves the specific objectives for Mr. Kelly, after discussion with the other independent directors and Mr. Kelly sets the specific objectives for the other named executive officers after he discusses the objectives with each officer and the HRC Committee. At the end of the year, an executive’s performance during the year is evaluated through the process described below. Based on this evaluation, the HRC Committee determines, in its discretion, the value of the individual component.

Determining Mr. Kelly’s 2010 Bonus Award.

In determining the individual component of Mr. Kelly’s 2010 bonus, the HRC Committee reviewed his performance as follows:

•	Mr. Kelly prepared a self-assessment commenting on his performance compared to his objectives.

•

Mr. Kelly’s self-assessment, along with a performance assessment form, was given to all of our independent directors, who assessed Mr. Kelly’s performance and provided their input directly to Aon Hewitt, the HRC Committee’s independent compensation consultant.

•	Aon Hewitt compiled the feedback from our independent directors and prepared a summary report, which was considered by the HRC Committee and the independent directors.

•	The HRC Committee reported preliminary conclusions regarding Mr. Kelly’s performance evaluation to the other independent directors and solicited their input before making its compensation decision.

2010 Bonus Award to Mr. Kelly.

Based on its review of Mr. Kelly’s performance, the HRC Committee determined to award a bonus under the individual component of the balanced scorecard to Mr. Kelly equal to 100% of his individual component target, which resulted in an individual bonus of $2,100,000. Combined with the bonus amount awarded under the corporate component described above, Mr. Kelly’s total bonus for 2010 was $5,610,000.

The HRC Committee noted that under Mr. Kelly’s direction, several goals that were critical to the success of the company in 2010 were achieved, including that the company:

•	Remained well-capitalized with a Tier I capital ratio of 13.4% and a Tier 1 common capital ratio of 11.8% at December 31, 2010, which exceeded many of the company’s bank peers.

•	Increased fee revenue 6% from 2009.

•

Maintained the highest debt ratings of any U.S. financial institution according to Moody’s Investors Service and shared the highest debt rating for a U.S. financial institution according to Standard & Poor’s, as of December 31, 2010.

•

Raised $677 million for working capital purposes, including the acquisition of Global Investment Servicing, Inc., a leading provider of custody, fund accounting, transfer agency and outsourcing solutions for asset managers and financial advisors.

•

Acquired BHF Asset Servicing GmbH, which became part of the company’s asset servicing business. The combined business offers a full range of tailored solutions for investment companies, financial institutions and institutional investors in Germany.

•	Acquired I(3) Advisors of Toronto, an independent wealth advisory company with more than C$3.5 billion in assets under advisement.

•	Continued to achieve top-ranked client service and progressed in stabilizing revenue in a challenging environment, ending 2010 with improvement in several core businesses.

Determining Messrs. Hassell’s, Gibbons’ and Rogan’s 2010 Bonus Award.

In setting each of Messrs. Hassell’s, Gibbons’ and Rogan’s individual component of his 2010 bonus, the HRC Committee reviewed their performance as follows:

•	Each of Messrs. Hassell, Gibbons and Rogan prepared a self-assessment commenting on their respective performance compared to objectives.

•

Mr. Kelly reviewed the performance of each of Messrs. Hassell, Gibbons and Rogan against their respective objectives and recommended a compensation level for each of them to the HRC Committee after presenting a summary of their performance to the HRC Committee.

•	The HRC Committee considered Mr. Kelly’s recommendation together with the self-assessments.

•	Before making its decision with respect to Mr. Hassell, the HRC Committee advised and discussed its preliminary conclusions with the other independent directors.

2010 Bonus Awards to Messrs. Hassell, Gibbons and Rogan.

Based on its review of Mr. Hassell’s performance, the HRC Committee determined to award a bonus under the individual component of the balanced scorecard to Mr. Hassell equal to 100% of his individual component target, which resulted in an individual bonus of $1,225,000. Combined with the bonus amount awarded under the corporate component described above, Mr. Hassell’s total bonus for 2010 was $3,272,500.

As President, Mr. Hassell’s focus is the overall performance of the company and helping Mr. Kelly lead the company. As a result, in making its determination, the HRC Committee considered the accomplishments of the company for 2010 described above for Mr. Kelly. In addition, the HRC Committee also noted that Mr. Hassell’s leadership and high visibility with global clients and staff was particularly instrumental in achieving other goals that were important to the company’s success, including that the company:

•	Significantly reduced operational losses across all securities servicing businesses and maintained highest quality client service and top-tier market-share rankings versus its peers in 2010.

•	Implemented high-level succession planning goals within the company and attracted new talent to key positions.

Based on its review of Mr. Gibbons’ performance, the HRC Committee determined to award a bonus under the individual component of the balanced scorecard to Mr. Gibbons equal to 115% of his individual component target, which resulted in an individual bonus of $1,150,000. Combined with the bonus amount awarded under the corporate component described above, Mr. Gibbons’ total bonus for 2010 was $2,050,000.

Mr. Gibbons is the chief financial officer and part of the corporate leadership team. Accordingly, his focus is the overall financial performance of the company and helping Mr. Kelly lead the company. The HRC Committee noted Mr. Gibbons’ superior efforts in connection with upgrading talent in key positions, expanding our presence in our global growth centers in Pune, Pittsburgh and Manchester, consolidating to a single global general ledger, implementing International Financial Reporting Standards (IFRS) in certain international locations, commencing a Basel II reporting parallel run and enhancing the company’s reconciliation systems and procedures globally. The HRC Committee also considered that under Mr. Gibbons’ leadership the credit quality of the company’s balance sheet continues to remain extremely strong. In 2010, criticized assets decreased 66%. As of December 31, 2010, our securities portfolio was in an unrealized pre-tax gain position of $353 million. In addition, the company continued to maintain the highest debt ratings of any U.S. financial institution according to Moody’s Investors Service and shared the highest debt rating for a U.S. financial institution according to Standard & Poor’s, as of December 31, 2010.

Based on its review of Mr. Rogan’s performance, the HRC Committee determined to award a bonus under the individual component of the balanced scorecard to Mr. Rogan equal to 115% of his individual component target, which resulted in an individual bonus of $1,150,000. Combined with the bonus amount awarded under the corporate component described above, Mr. Rogan’s total bonus for 2010 was $2,050,000.

Mr. Rogan oversees credit, operational and market risk management in his role as our Chief Risk Officer. In making its determination, the HRC Committee noted Mr. Rogan’s efforts in reducing the company’s provision for credit losses, reducing exposure of “at risk” portfolios and establishing several new committees to evaluate and manage risk.

Equity Awards

Equity incentive awards, which are made pursuant to the company’s Long-Term Incentive Plan, which we refer to as the “LTIP,” are intended to be a key element of the company’s pay-for-performance compensation program by aligning a significant portion of our named executive officers’ compensation with changes in our stock price over a multiple-year period, based on the performance of our stock. In order to maintain the pay-for-performance character of stock option compensation, the company has a policy not to re-price stock options even if previously awarded stock options are underwater (which means that their exercise price is higher than the per-share market price of our common stock). As of February 11, 2011, approximately 62% of the stock options previously awarded as compensation to the named executive officers were underwater, and these stock options will not have value unless our stock price increases above the exercise price prior to the expiration of the options (ten years after grant). For details on the stock options held by our named executive officers, see “Outstanding Equity Awards at Fiscal Year-End 2010” below.

Given the volatility of the stock market, the constantly changing market conditions and the unprecedented and anticipated legislative and regulatory changes in the financial services industry, the HRC Committee determined that 2010 equity incentive awards to the named executive officers would be made in an equal proportion (i.e., 50%/50%) of stock options and shares of restricted stock that vest over time. This was consistent with the HRC Committee’s approach in 2009. However, for 2010, the HRC Committee determined to add a new feature to the restricted shares portion of the equity awards, by imposing the same minimum performance criteria established for the cash bonuses, which was achievement of a Tier 1 capital ratio of at least 8% as of December 31, 2010. If the Tier 1 capital ratio was less than 8% as of December 31, 2010, the restricted shares granted in 2010 would have been forfeited in their entirety. The minimum funding goal was met for 2010, and no forfeitures were required. The 2010 equity awards were made in March 2010.

Target equity awards are expressed as a dollar value. To determine the actual number of stock options and restricted stock awarded, approximately 50% of the total targeted value of the award was allocated to the stock option portion of the award and approximately 50% of the total targeted value of the award was allocated to the restricted share portion of the award. The HRC Committee then used a share price of $29.03, which was the average closing price of our common stock on the New York Stock Exchange for the 25 trading days (from

January 4, 2010 through February 8, 2010), to determine the number of shares attributable for each award. The HRC Committee uses the average stock price over a 25 trading-day period to mitigate the impact of short-term volatility in the stock price. The restricted stock portion of the award was then divided by $29.03 to determine the number of shares subject to that portion of the award. To determine the actual number of stock options awarded, the targeted stock option value was divided by $8.13, which reflects $29.03 multiplied by an estimated Black-Scholes percentage value of 28%. These valuation methods differ from the accounting grant date fair values reported for these awards in the Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table elsewhere in this proxy statement. Use of this methodology provides the HRC Committee with certainty with respect to the number of shares being awarded.

Target values and numbers of restricted stock and options actually awarded are set forth in the following table.

	Target Value of Restricted Shares	# of Restricted Shares	Target Value of Stock Options	# of Stock Options	Total Target Value of Equity Awards
Kelly	$4,750,000	163,623	$4,750,000	584,255	$9,500,000
Hassell	$2,600,000	89,562	$2,600,000	319,803	$5,200,000
Gibbons	$1,575,000	54,254	$1,575,000	193,726	$3,150,000
Rogan	$1,425,000	49,087	$1,425,000	175,276	$2,850,000

While the 25-day average trading price was used to determine the number of shares to be granted in 2010, the exercise price for stock options granted on March 16, 2010 was the actual closing price of our common stock on that date, which was $30.25 per share. The restricted stock awards cliff vest on the third anniversary of the grant date and are subject to a 50% retention requirement, as described below in “Stock Ownership and Retention Guidelines.” Stock options will vest ratably over a four-year period and have a 10-year term.

Compensation Arrangements with Mr. Arledge

On July 17, 2010, Mr. O’Hanley resigned from the company. Mr. O’Hanley was the head of our asset management business, which is the 11th largest asset management business globally, as measured by assets under management. The company undertook an extensive search for an appropriate successor, considering both internal and external candidates. On October 28, 2010, Mr. Arledge became a Vice Chairman and head of the company’s asset management business with additional responsibilities for the company’s wealth management business. Since Mr. Arledge’s arrival, the asset and wealth management businesses have been consolidated into one business, reporting to Mr. Arledge.

In setting Mr. Arledge’s base compensation and incentive targets and making the equity awards described below, the HRC Committee took into account a number of factors, including: a review of industry data for his position; the competitive marketplace; the complexity inherent in leading both the company’s asset and wealth management businesses; and the unvested equity awards Mr. Arledge forfeited in leaving his previous employer. Prior to approving the terms of Mr. Arledge’s compensation, the HRC Committee discussed this matter with its independent compensation consultant and also reviewed the proposed terms with the other independent directors.

The company and Mr. Arledge agreed to certain terms relating to Mr. Arledge’s transition from his prior employer. Under these terms, Mr. Arledge is paid an annual base salary of $600,000. For 2010, Mr. Arledge’s cash bonus was $3,000,000 and he was awarded in February 2011 a special long term equity award with a total value of $5,000,000, of which 60% was in the form of restricted stock and 40% was stock options. The restricted shares will vest in one-third increments over a three-year period. The stock options will vest ratably over a four-year period and have a 10-year term. The actual number of options and shares of restricted stock granted were determined based on the same methodology described above under “Equity Awards.” These payments and awards were contingent on Mr. Arledge not receiving a 2010 annual bonus from his former employer. In addition, Mr. Arledge is eligible to participate in the EICP beginning in 2011 and his targeted cash bonus opportunity for 2011 will be $6,700,000. The actual amount earned will be based on the 2011 performance criteria to be established by the HRC Committee as part of the process described above. For 2011, Mr. Arledge’s annual long-term equity award will have a value of $6,700,000, with the award to be made at the same time as 2011 equity awards to other named executive officers, with the form and terms of the award to be determined by the HRC Committee and to be no less favorable than for corresponding awards to other named executive officers. The HRC Committee believes that these awards align Mr. Arledge’s interests with the interests of the company’s stockholders and provide appropriate incentives to work toward achieving stock price appreciation. A significant portion of Mr. Arledge’s compensation is tied to the performance of the company’s stock price. In addition, effective November 1, 2010, Mr. Arledge was granted a one-time award of restricted shares with an aggregate value of $9,000,000. This award was granted in consideration of unvested equity awards Mr. Arledge forfeited in leaving his prior employer. These shares will vest ratably in one-quarter increments over a four-year period.

2010 Compensation for Mr. Elliott

Mr. Elliott retired as Senior Vice Chairman on December 30, 2010 after serving with the company for 23 years. Mr. Elliott was compensated for his performance in 2010 in the same manner as the other named executive officers were compensated. In March 2010, the HRC Committee approved his targeted compensation opportunity at the same level as his 2009 and 2008 targeted opportunities.

The HRC Committee confirmed and approved equity awards for Mr. Elliott in March 2010 at the same time (and following the same procedures) that the HRC Committee approved the equity awards for the named executive officers discussed above. At that time, Mr. Elliott was granted 48,656 shares of restricted stock and stock options for 173,739 shares, all of which are vested.

The HRC Committee determined that Mr. Elliott should receive an annual cash bonus from the company for 2010. The HRC Committee followed the same procedures outlined above, and determined to award Mr. Elliott $2,137,500.

In addition, the company provided benefits in 2010 to Mr. Elliott in connection with working in New York, including use of an apartment in New York in 2010, while he maintained his primary residence in Pittsburgh, Pennsylvania, and tax gross-up and equalization benefits.

2010 Compensation Decisions for Mr. O’Hanley

Mr. Ronald P. O’Hanley’s (a former Vice Chairman) compensation is also included in the Summary Compensation Table below. Mr. O’Hanley resigned from the company, effective July 17, 2010.

The HRC Committee considered and approved an equity award to Mr. O’Hanley in March 2010 at the same time (and following the same procedure) that the HRC Committee approved the equity awards to the named executive officers discussed above. Mr. O’Hanley was granted an award of 107,647 shares of restricted stock and 384,378 stock options, all of which were forfeited upon his departure from the company.

Mr. O’Hanley was not paid a bonus for 2010.

Other Compensation Programs and Practices

As summarized below, our named executive officers also participated in or were eligible to participate in various retirement plans and deferred compensation plans, and received certain perquisites, in 2010.

Retirement Plans

As a result of the merger of Bank of New York and Mellon in 2007, we assumed by operation of law certain existing arrangements affecting named executive officers and Bank of New York or Mellon providing for retirement benefits. We also maintain qualified and non-qualified retirement plans in which our named executive officers are eligible to participate. Details relating to these agreements and plans are included under 2010 Pension Benefits below.

Robert P. Kelly Supplemental Executive Retirement Plan

On March 2, 2011, the company and Mr. Kelly agreed to freeze the level of Mr. Kelly’s supplemental executive retirement plan benefits, which we refer to as the “SERP.” Pursuant to this agreement, the amount Mr. Kelly may receive under the SERP will be limited to the amount calculated on the basis of his employment through 2012; accordingly, Mr. Kelly will not receive credit for service under the SERP after 2012. Furthermore, in light of the company’s amendments to its broad-based U.S. employee retirement program, the company and Mr. Kelly agreed that the total amount of benefits that Mr. Kelly would receive under the SERP would be reduced by 5%, assuming the benefits commence on or after the earliest age at which unreduced benefits are payable. Footnote 2 to the 2010 Pension Benefits Table provides further explanation of the amendment.

Perquisites

The HRC Committee has determined that the company will provide perquisites that are important in facilitating the named executive officer’s conduct of the company’s business and for security reasons. The following perquisites were provided to the named executive officers in 2010:

Perquisites	Description
Car and Driver	Each named executive officer has access to a car and driver for security purposes and to allow for more effective use of the named executive officers’ extensive business travel time.

Executive Life Insurance	The named executive officers are covered by our grandfathered life insurance plans, which are described in further detail in the footnotes to the Summary Compensation Table below.

Personal Use of Corporate Aircraft	Company aircraft are intended to be used primarily as a transportation tool for employees, directors and authorized guests for the company’s business purposes. For security purposes and to make the most efficient use of their time, the company’s aircraft usage policy provides that the Chief Executive Officer and the President should make every prudent use of the company aircraft. Under our policy, the Chief Executive Officer or his designee must approve personal use by any other employee in advance unless incidental to a business use, and approvals should only be granted under very unusual and rare circumstances. The HRC Committee receives an aircraft usage report on a semi-annual basis.

Enhanced Matching of Charitable Gifts	The company maintains a matching gift program under which certain gifts by employees to eligible charities are matched. Our named executive officers are eligible for matching contributions in a greater amount, up to $30,000, than our other employees.

Deferred Compensation Plans

Our named executive officers are eligible to participate in deferred compensation plans, which permit our named executive officers and other executive officers to defer the payment of taxes on a portion of their compensation until a later date. These plans, and our named executive officers’ participation in these plans, are described in “2010 Nonqualified Deferred Compensation” below.

Our Past Say-on-Pay Votes

We provided stockholders with an advisory vote on our executive compensation program at our 2009 and 2010 Annual Meetings. At our 2009 Annual Meeting, 96.4% of the votes cast approved our 2008 executive compensation program. At our 2010 Annual Meeting, 87.7% of the votes cast approved our 2009 executive compensation program. The HRC Committee and the Board believe the results of these say-on-pay votes reflect our stockholders’ affirmation of our executive compensation program.

Stock Ownership and Retention Guidelines

The HRC Committee believes that stock ownership is one of the most direct ways to align the long-term interests of the named executive officers with the long-term interests of our stockholders. Under the company’s stock ownership guidelines, each named executive officer is required to own a number of shares of company common stock with a value equal to a multiple of his or her base salary. The company also has a stock retention guideline, which requires each named executive officer to retain, during his employment, 50% of the net after-tax shares received under certain equity plans, as described below. The HRC Committee reviewed these guidelines in December 2010 and determined to maintain the current levels described below.

The guidelines are as follows:

Named Executive Officer	Ownership Guideline (Multiple of Salary)	Retention Guideline
Kelly	5x	50%
Hassell	4x	50%
Arledge	4x	50%
Gibbons	4x	50%
Rogan	4x	50%

All of the named executive officers currently meet the stock ownership guideline requirement. For purposes of determining a named executive officer’s ownership stake, we include shares owned, unvested restricted shares, restricted share units, deferred share awards and shares held in our employee stock purchase and retirement plans. Unvested performance shares and unexercised stock options are not counted toward compliance with this requirement.

In addition, under the stock retention guideline, named executive officers must retain 50% of the net after-tax shares that the named executive officer receives from exercises of stock options, vesting of restricted shares and payment of other long-term equity awards during the named executive officer’s tenure with us. This guideline applies to awards made after January 1, 2008. This guideline permits certain sales by named executive officers to allow for diversification commencing five years before normal retirement which, for these purposes, we define as age 65.

Restrictions on Hedging Activities

Our named executive officers are restricted from entering into hedging transactions with their company stock under various policies that we have adopted. These policies prohibit our named executive officers from engaging in short sales of our stock, from purchasing our stock on margin and from buying or selling any puts, calls or other options involving our securities.

Forfeitures of Awards

The company has a recoupment policy with respect to equity awards made by the company to its executives, including the named executive officers. Under the policy, the company may cancel all or any portion of unvested equity awards made after the adoption of the policy and require repayment of any shares of common stock (or values thereof) of the award or amounts which were acquired from the award if:

•

An executive directly or indirectly engages in conduct or it is discovered that the executive engaged in conduct that is materially adverse to the interests of the company, including failure to comply with the company’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

•	During the course of the executive’s employment, the executive engages in solicitation and/or diversion of customers or employees and/or competition with the company; or

•

Following termination of the executive’s employment with the company for any reason, with or without cause, the executive violates any post-termination obligations or duties owed to the company or any agreement with the company.

In addition, in May 2010, the company announced adoption of a cash recoupment policy, which provides that the company may claw back some or all of a cash incentive award within three years of the award date if the employee (including the named executive officers) engages in fraud or directly or indirectly contributes to a financial restatement or other irregularity during the award performance period.

Regulatory and Legislative Developments

We are subject to regulation by various U.S. and international governmental and regulatory agencies with respect to executive compensation matters and the consideration of risk in the context of compensation. Our compensation programs have been designed to comply with these various regulations, and the HRC Committee regularly monitors new and proposed regulations as they develop to determine if additional action is required.

Review of Risks Related to Compensation Matters

As described in the Compensation and Risk section of this proxy statement, the company’s Chief Risk Officer periodically reviews the compensation plans in which the named executive officers and the other members of the Executive Committee (our senior-most management committee) participate as well as other compensation arrangements within the company. The Chief Risk Officer periodically reports on these matters to the HRC Committee. Based on the company’s approach to risk management and its comprehensive risk review of all compensation, we believe that our compensation plans, arrangements and agreements with the named executive officers are well balanced and do not encourage imprudent risk taking that threatens our company’s values. The HRC Committee believes that the risks arising from the company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the company.

Severance Arrangements

Policy Regarding Shareholder Approval of Future Severance Arrangements with Senior Officers

Messrs. Kelly, Hassell, Gibbons and Rogan formerly had change in control arrangements with us that we assumed in connection with the merger of Bank of New York and Mellon in 2007. During the second half of 2008, the HRC Committee asked management and management’s compensation consultant, CAP, to gather information about change in control arrangements in place in the company’s peer group and to make recommendations about current market practices and also best practices in this area. The HRC Committee reviewed the data and also reviewed preliminary recommendations with its independent compensation advisors at that time. Although the overall objective was to harmonize benefits among the members of the company’s Executive Committee, further discussions were postponed because of the limitations on severance payments during the company’s participation in the TARP Capital Purchase Program in 2008 and 2009. After the company repaid the U.S. Treasury’s TARP investment in 2009, the HRC Committee recommenced its review of these arrangements.

At our 2010 annual meeting, our stockholders approved a stockholder proposal from the Trowel Trades S&P Index Fund that urged the Board to adopt a policy requiring stockholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. This proposal was approved by the holders of a majority of the votes cast and by a majority of the outstanding shares eligible to vote at the annual meeting.

In response to the stockholder approval of this proposal, in May and June of 2010, the CG&N Committee reviewed the stockholder proposal and discussed various actions that could be taken in response to the stockholder vote. Given the subject matter of the stockholder proposal, the potential responses to the stockholder vote were also discussed with the HRC Committee. After weighing various alternatives, the CG&N Committee recommended to the Board adoption of a policy regarding stockholder approval of future severance agreements with senior officers in the event the benefits provided would exceed 2.99 times the senior officer’s base salary and bonus.

After receiving the recommendation of the CG&N Committee and discussing this matter, on July 12, 2010, the Board adopted a “Policy Regarding Shareholder Approval of Future Senior Officer Severance Arrangements”. The policy provides that the company will not enter into a future severance arrangement with a senior executive that provides for severance benefits (as defined in the policy) in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives approval of the stockholders of the company.

New Executive Severance Plan

After further review by the HRC Committee, on July 13, 2010, the company adopted The Bank of New York Mellon Corporation Executive Severance Plan, which provides severance benefits under certain circumstances to participants in the plan, who are selected by the HRC Committee. The table below describes severance benefits payable to participants in the plan. In order to receive benefits under the plan, the participant must sign a release and waiver of claims in favor of the company and agree not to solicit our customers and employees for one year. Terms used in the table below are defined in the plan. If any payment under the plan would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax.

Reason for termination	Severance payment	Bonus	Benefit Continuation	Outplacement services	Tax gross-up
By the company without cause	2 times base salary	Pro-rata annual bonus for the year of termination	Two years	One year	None

By the company without cause or by the executive for “good reason” within two years following a “change in control”	2 times base salary and 2 times target annual bonus	Pro-rata target annual bonus for the year of termination	Two years	One year	None

Payments and benefits that are payable under the plan will be reduced to the extent that the amount of such payments or benefits would exceed the amount permitted to be paid under the company’s Policy Regarding Shareholder Approval of Future Senior Officer Severance Arrangements described above and such amounts are not approved by the company’s stockholders in accordance with the policy.

In connection with the adoption of the policy and the new executive severance plan, the company notified Messrs. Kelly, Gibbons, Hassell and Rogan of its intent to terminate their change in control agreements, effective upon the expiration of the notice period required under each such agreement. In order to participate in the new Executive Severance Plan, the officers were required to waive coverage under their change in control agreements and agree to immediate termination of their existing change in control agreement (rather than wait for the entire notice period before termination) and to acknowledge cancellation and/or clarification of certain other benefits. Each of Messrs. Kelly, Gibbons, Hassell and Rogan agreed to waive his change in control agreement, including the notice period for termination.

As a result of their waiver of their prior change in control agreements, each of Messrs. Kelly, Hassell, Gibbons and Rogan gave up the opportunity to receive significant personal benefits that they would have been entitled to receive upon termination of employment following a change in control of the company in lieu of the benefits described above under the new executive severance plan. These named executive officers gave up the right to tax gross-up payments, a more expansive definition of “good reason” for termination and a portion of the amount of severance pay they were eligible to receive. Mr. Kelly also gave up the right to receive certain economic benefits upon a voluntary termination of employment during the thirteenth month following a change in control of the company.

Amendments to LTIP and EICP

The HRC Committee has recommended, and the Board has approved and recommended, that the stockholders approve the company’s amended and restated LTIP and EICP. See pages 85 and 98, respectively, for further information about the amended and restated plans.

Deductibility

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “IRC,” imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer and three other most highly compensated officers each year. This limitation does not apply to compensation that meets the requirements under IRC Section 162(m) for “qualifying performance-based” compensation, which is compensation paid when an individual’s performance meets pre-established objective goals based on performance criteria approved by the company’s stockholders.

Where practical, the company’s compensation programs are designed so that compensation paid to the named executive officers can qualify for available income tax deductions. The HRC Committee believes, however, that stockholders’ interests may be best served by offering compensation that is not fully deductible where appropriate to attract, retain, and motivate talented executives. Accordingly, the HRC Committee has discretion to authorize compensation that does not qualify for income tax deductibility.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The HRC Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. On the basis of such review and discussions, the HRC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K and this proxy statement.

By: The Human Resources and Compensation Committee

Robert Mehrabian, Chairman

Ruth E. Bruch

Edmund F. Kelly

Richard J. Kogan

Samuel C. Scott III

Wesley W. von Schack

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation of our principal executive officer, our principal financial officer and the three most highly compensated executive officers (other than our principal executive officer and principal financial officer) at December 31, 2010. The following table also shows the compensation of Mr. Steven G. Elliott, a retired Senior Vice Chairman, who retired on December 30, 2010, and Mr. Ronald P. O’Hanley, a former Vice Chairman, who resigned from the company on July 17, 2010.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(3)		Option Awards(3)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total Compensation
ROBERT P. KELLY Chairman and Chief Executive Officer(1)(2)	2010	$1,000,000	$0	$7,516,705		$4,896,057		$5,610,000	$0	$356,495	$19,379,257
	2009	$1,000,000	$0	$4,929,467		$5,004,484		$0	$2,815,326	$297,158	$14,046,435
	2008	$993,750	$0	$3,075,634		$7,553,082		$0	$2,221,054	$340,113	$14,183,633

THOMAS P. GIBBONS Chief Financial Officer(6)	2010	$650,000	$0	$1,641,184		$1,623,424		$2,050,000	$636,918	$170,714	$6,772,240
	2009	$650,000	$1,200,000	$920,101		$787,657		$0	$334,965	$165,418	$4,058,141
	2008	$651,923	$0	$736,537		$2,149,927		$0	$338,629	$173,604	$4,050,620

GERALD L. HASSELL President(1)	2010	$800,000	$0	$2,709,251		$2,679,949		$3,272,500	$1,506,276	$211,126	$11,179,102
	2009	$800,000	$1,531,250	$1,663,282		$1,423,842		$0	$754,783	$221,107	$6,394,264
	2008	$818,462	$0	$1,521,608		$3,736,786		$0	$1,138,632	$218,197	$7,433,685

CURTIS Y. ARLEDGE(6)	2010	$105,001	$3,000,000	$8,708,006		$0		$0	$0	$28,367	$11,841,374
Vice Chairman

BRIAN G. ROGAN(7)	2010	$631,250	$0	$1,484,882		$1,468,813		$2,050,000	$650,881	$160,935	$6,446,761
Vice Chairman

STEVEN G. ELLIOTT	2010	$672,656	$0	$1,471,844		$1,455,933		$2,137,500	$1,719,702	$576,571	$8,034,206
Retired Senior Vice Chairman(1)	2009	$675,000	$1,125,000	$999,732		$855,822		$0	$885,328	$797,821	$5,338,703
	2008	$675,000	$0	$833,667		$2,312,305		$0	$715,628	$418,690	$4,955,290

RONALD P. O’HANLEY	2010 2009 2008	$368,182	$0	$3,256,322	(8)	$3,221,088	(8)	$0	$292,950	$56,354	$7,194,896	(9)
Former Vice Chairman		$675,000	$2,900,000	$2,211,811		$1,893,408		$0	$164,849	$19,457	$7,864,525
		$675,000	$0	$2,023,438		$4,969,138		$0	$119,365	$41,139	$7,828,080

(1)	Messrs. Kelly and Hassell also served as directors in 2008, 2009 and 2010, and Mr. Elliott also served as a director in 2008. They did not receive any additional compensation for this service. Mr. Elliott resigned as a director effective July 31, 2008.

(2)	$7,516,705 value of stock awards for 2010 also includes restricted stock that was awarded in lieu of an annual cash bonus to Mr. Kelly on February 25, 2010 for the 2009 fiscal year with an intended value of $2,625,000.

(3)	Computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718,” using the valuation methodology for equity awards set forth in footnote 19 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010 and in footnote 20 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2009 and December 31, 2008.

(4)	The amount disclosed in this column for each year represents (i) the amount of increase in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Elective Deferred Compensation Plan for Senior Officers.

The total amount disclosed for 2010 for Messrs. Kelly, Gibbons, Hassell, Rogan, Elliott and O’Hanley is divided as follows: Mr. Kelly: increase in present value of accumulated benefit, $0 and above-market nonqualified deferred compensation earnings, $0; Mr. Gibbons: increase in present value of accumulated benefit, $636,918 and above-market nonqualified deferred compensation earnings, $0; Mr. Hassell: increase in present value of accumulated benefit, $1,506,276 and above-market nonqualified deferred compensation earnings, $0; Mr. Rogan: increase in present value of accumulated benefit, $650,881 and above-market nonqualified deferred compensation earnings, $0; Mr. Elliott: increase in present value of accumulated benefit, $1,719,702 and above-market nonqualified deferred compensation earnings, $0; and Mr. O’Hanley: increase in present value of accumulated benefit, $257,193 and above-market nonqualified deferred compensation earnings, $35,757. The increase in present value of accumulated benefit for Mr. Kelly is actually a negative $297,720 (pursuant to SEC regulations, this negative amount is not reflected in the amount disclosed above for Mr. Kelly).

The total amount disclosed for 2009 for Messrs. Kelly, Gibbons, Hassell, Elliott and O’Hanley is divided as follows: Mr. Kelly: increase in present value of accumulated benefit, $2,815,326 and above-market nonqualified deferred compensation earnings, $0; Mr. Gibbons: increase in present value of accumulated benefit, $334,965 and above-market nonqualified deferred compensation earnings, $0; Mr. Hassell: increase in present value of accumulated benefit, $754,783 and above-market nonqualified deferred compensation earnings, $0; Mr. Elliott: increase in present value of accumulated benefit, $885,328 and above-market nonqualified deferred compensation earnings, $0; and Mr. O’Hanley: increase in present value of accumulated benefit, $122,252 and above-market nonqualified deferred compensation earnings, $42,597.

The total amount disclosed for 2008 for Messrs. Kelly, Gibbons, Hassell, Elliott and O’Hanley is divided as follows: Mr. Kelly: increase in present value of accumulated benefit, $2,221,054 and above-market nonqualified deferred compensation earnings, $0; Mr. Gibbons: increase in present value of accumulated benefit, $338,629 and above-market nonqualified deferred compensation earnings, $0; Mr. Hassell: increase in present value of accumulated benefit, $1,138,632 and above-market nonqualified deferred compensation earnings, $0; Mr. Elliott: increase in present value of accumulated benefit, $631,672 and above-market nonqualified deferred compensation earnings, $83,956; and Mr. O’Hanley: increase in present value of accumulated benefit, $89,021 and above-market nonqualified deferred compensation earnings, $30,344.

(5)	The following table sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2010:

Name	Perquisites and Other Personal Benefits(a)	Contributions to Defined Contribution Plans(b)	Insurance Premiums(c)	Tax Reimbursements(d)	Total
ROBERT P. KELLY	$246,795	$14,700	$95,000	$—	$356,495
THOMAS P. GIBBONS	$156,014	$14,700	$—	$—	$170,714
GERALD L. HASSELL	$196,426	$14,700	$—	$—	$211,126
CURTIS Y. ARLEDGE	$27,367	$1,000	$—	$—	$28,367
BRIAN G. ROGAN	$146,235	$14,700	$—	$—	$160,935
STEVEN G. ELLIOTT	$329,064	$14,700	$4,028	$228,779	$576,571
RONALD P. O’HANLEY	$40,174	$14,700	$1,480	$—	$56,354

(a)

The following is a description of the items comprising “Perquisites and Other Personal Benefits” for each named executive officer for whom a value is disclosed in the table above: Mr. Kelly: use of company car and driver ($188,519), personal use of corporate aircraft ($28,276), enhanced charitable gift match ($30,000); Mr. Gibbons: use of company car and driver ($156,014); Mr. Hassell: use of company car and driver ($166,426), enhanced charitable gift match ($30,000); Mr. Arledge: use of company car and driver ($27,367); Mr. Rogan: use of company car and driver ($146,235); Mr. Elliott: allocation of expenses for time not spent at apartment in New York, which is provided by us for business use ($145,091), use of company car and driver and car service ($151,799), enhanced charitable gift match ($30,000) and legacy Mellon Directors’ Charitable Giving Program (a grandfathered plan for certain former Mellon directors which is described in more detail in footnote 4 to the table in Director Compensation) ($2,174); Mr. O’Hanley: use of car service ($10,174) and enhanced charitable gift match ($30,000).

Each amount disclosed in the table above as a perquisite and other personal benefit represents the aggregate incremental cost to us of the particular item being described. The dollar amount associated with personal use of our corporate aircraft was calculated by multiplying the direct hourly operating cost for use of the aircraft by the number of hours of personal use. We calculated the direct hourly operating cost by adding up the total amount spent by us for fuel, maintenance, landing fees, travel and catering associated with the use of corporate aircraft in 2010 and divided this number by the total number of flight hours logged in 2010. The dollar amounts identified in connection with use of the company car and driver for each of Messrs. Kelly, Gibbons, Hassell, Arledge, Rogan and Elliott include the compensation and benefits we provided to the driver, depreciation of the vehicle, the amount we paid for parking, fuel, maintenance and repairs of the vehicle, automobile insurance and other vehicle-related expenses. These dollar amounts reflect the aggregate cost to us without deducting costs attributable to the business use of the vehicles and drivers. For Messrs. Elliott and O’Hanley, the dollar amount identified in connection with their use of a car service represents the aggregate cost to us without deducting costs attributable to the business use of such car service. For Mr. Elliott, the dollar amounts identified in connection with allocation of expenses for time not spent at the apartment in New York, which is provided by us for business use, were determined by applying the ratio of days not in New York divided by 365 against the cost of the housing for the year. For Messrs. Kelly, Hassell, Elliott and O’Hanley, the dollar amounts identified in connection with the enhanced charitable gift match represent matching contributions to eligible charities made by the company in excess of matching contributions provided for other employees.

(b)	The amounts identified in the “Contributions to Defined Contribution Plans” column represents matching contributions under our 401(k) plans.

(c)	The amount identified in the “Insurance Premiums” column for Mr. Kelly represents an amount paid by us as premium for Mr. Kelly’s coverage under our Executive Life Insurance Plan 2005. The amounts identified for Messrs. Elliott and O’Hanley represent cash payments equal to the respective executive’s imputed income under the Mellon Senior Executive Life Insurance Plan.

(d)	The amount identified in the “Tax Reimbursements” column represents the tax gross-up and equalization amount paid by us with respect to additional personal tax expenses incurred by Mr. Elliott in connection with his working in our New York City office.

(6)	Mr. Arledge joined the company as Vice Chairman on October 28, 2010. Accordingly, no disclosure is included as to Mr. Arledge for 2009 or 2008.

(7)	Mr. Rogan was only a named executive officer for 2010. Accordingly, no disclosure is included as to Mr. Rogan for 2009 or 2008.

(8)	These awards were forfeited as a result of Mr. O’Hanley’s resignation effective July 17, 2010.

(9)	After deducting the stock and option awards that Mr. O’Hanley forfeited as a result of his resignation, Mr. O’Hanley’s total compensation for 2010 was $717,486.

2010 Grants of Plan-Based Awards Table

The following table shows the details concerning the grant of any non-equity incentive compensation and equity-based compensation to each named executive officer during 2010. All non-equity incentive compensation grants were made under the Bank of New York Mellon Executive Incentive Compensation Plan. All equity awards were made under the Bank of New York Mellon Long-Term Incentive Plan.

Name			Date Human Resources and Compen- sation Committee took Action to Grant Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(7)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(8)
	Award Type	Grant Date		Threshold ($)	Target ($)		Maximum ($)
ROBERT P. KELLY	EICP	—	—	—	$6,000,000		$12,000,000		—		—		—	—
	Restricted Stock	2/25/2010	2/25/2010	—	—		—		90,423	(3)	—		—	$2,567,109
	Stock Options	3/16/2010	3/16/2010	—	—		—		—		584,255		30.25	$4,896,057
	Restricted Stock	3/16/2010	3/16/2010	—	—		—		163,623	(4)	—		—	$4,949,596
THOMAS P. GIBBONS	EICP	—	—	—	$2,000,000		$4,000,000		—		—		—	—
	Stock Options	3/16/2010	3/16/2010	—	—		—		—		193,726		30.25	$1,623,424
	Restricted Stock	3/16/2010	3/16/2010	—	—		—		54,254	(4)	—		—	$1,641,184
GERALD L. HASSELL	EICP	—	—	—	$3,500,000		$7,000,000		—		—		—	—
	Stock Options	3/16/2010	3/16/2010	—	—		—		—		319,803		30.25	$2,679,949
	Restricted Stock	3/16/2010	3/16/2010	—	—		—		89,562	(4)	—		—	$2,709,251
CURTIS Y. ARLEDGE	EICP	—	—	—	—		—		—		—		—	—
	Stock Options	—	—	—	—		—		—		—		—	—
	Restricted Stock	11/1/2010	7/22/2010	—	—		—		347,625	(5)	—		—	$8,708,006
BRIAN G. ROGAN	EICP	—	—	—	$2,000,000		$4,000,000		—		—		—	—
	Stock Options	3/16/2010	3/16/2010	—	—		—		—		175,276		30.25	$1,468,813
	Restricted Stock	3/16/2010	3/16/2010	—	—		—		49,087	(4)	—		—	$1,484,882
STEVEN G. ELLIOTT	EICP	—	—	—	$2,250,000		$4,500,000		—		—		—	—
	Stock Options	3/16/2010	3/16/2010	—	—		—		—		173,739	(6)	30.25	$1,455,933
	Restricted Stock	3/16/2010	3/16/2010	—	—		—		48,656	(4)(6)	—		—	$1,471,844
RONALD P. O’HANLEY	EICP	—	—	—	$6,000,000	(2)	$12,000,000	(2)	—		—		—	—
	Stock Options	3/16/2010	3/16/2010	—	—		—		—		384,378	(2)	30.25	$3,221,088
	Restricted Stock	3/16/2010	3/16/2010	—	—		—		107,647	(2)(4)	—		—	$3,256,322

(1)	Represents target and maximum amounts that were targeted to be paid for performance during 2010 under the Bank of New York Mellon Corporation Executive Incentive Compensation Plan. There was no threshold payout under this plan for 2010.

(2)	No payout was made to Mr. O’Hanley, who resigned from the company, effective July 17, 2010, under the company’s Executive Incentive Compensation Plan. Mr. O’Hanley was granted an award of 107,647 shares of restricted stock and 384,378 stock options, all of which were forfeited upon his departure from the company.

(3)	Represents an equity incentive award of restricted stock made to Mr. Kelly on February 25, 2010 in lieu of his cash bonus for 2009. The restricted stock vests in equal annual installments over three years. The equity incentive award is subject to the company’s clawback policy (as described in the CD&A) and, upon vesting, 50% of the shares will be subject to the company’s stock retention guidelines. The number of shares received by Mr. Kelly was determined by taking the dollar amount of the bonus and dividing by $29.03, which was the average closing price of our common stock on the New York Stock Exchange for the first 25 trading days in 2010 (January 4, 2010 through February 8, 2010).

(4)

Represents shares of restricted stock granted as part of the named executive officer’s annual long-term incentive award. Restricted shares represent shares of our common stock that have transfer restrictions until they vest. Restricted shares cannot be sold during the period of restriction. During this period, dividends on the restricted shares are paid to the executives and the executives have the ability to vote the shares. These shares will vest on the third anniversary of the grant date if the executive remains employed by us. These grants were subject to the condition that the company achieve a minimum Tier I capital ratio of 8% as of December 31, 2010, which was satisfied.

(5)	Effective November 1, 2010, Mr. Arledge was granted a one-time award of restricted shares with an aggregate value of $9,000,000. This award was granted in consideration of unvested equity awards Mr. Arledge forfeited in leaving his prior employer. These shares will vest ratably in one-quarter increments over a four-year period.

(6)	The employment conditions on these awards were satisfied upon Mr. Elliott’s retirement from the company.

(7)	Represents stock options granted as part of the named executive officer’s annual long-term incentive award. Stock options were granted with an exercise price equal to the fair market value on the date of grant and vest in equal installments over four years. The options will expire 10 years after the grant date if the executive remains employed by us.

(8)	The aggregate grant date fair value of awards presented in this column is calculated in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table shows the details concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2010 for each named executive officer, except Mr. O’Hanley. There were no outstanding equity awards for Mr. O’Hanley as of December 31, 2010.

	Option Awards							Stock Awards
Name	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
		Exercisable	Unexercisable
ROBERT P. KELLY	2006	280,000	—		—	$34.3700	2/13/16	421,772	(17)	$12,737,514	51,329	(23)	$1,550,136
	2007	290,301	193,534	(2)	—	$45.9700	2/20/17				2,669	(24)	$80,604
	2007	76,668	—		—	$44.5900	7/23/17
	2008	384,969	384,968	(3)	—	$42.3100	3/10/18
	2009	151,082	453,244	(4)	—	$29.3900	8/10/19
	2010	—	584,255	(5)	—	$30.2500	3/15/20

THOMAS P. GIBBONS	2001	80,189	—		—	$57.2600	2/13/11	105,314	(18)	$3,180,483	12,292	(23)	$371,218
	2002	94,340	—		—	$44.3600	3/12/12				639	(24)	$19,298
	2003	141,510	—		—	$24.5200	2/11/13
	2004	117,925	—		—	$35.0800	3/4/14
	2005	127,359	—		—	$32.2100	3/9/15
	2006	127,359	—		—	$37.0900	3/14/16
	2007	79,022	—		—	$40.4000	3/13/17
	2007	43,161	—		—	$42.8300	4/2/17
	2007	16,320	—		—	$44.5900	7/23/17
	2008	92,190	92,190	(6)	—	$42.3100	3/10/18
	2008	19,076	19,076	(7)	—	$34.6300	7/21/18
	2009	45,582	136,746	(8)	—	$18.0200	3/9/19
	2010	—	193,726	(9)	—	$30.2500	3/15/20

	Option Awards							Stock Awards
Name	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
		Exercisable	Unexercisable
GERALD L. HASSELL	2001	235,850	—		—	$57.2600	2/13/11	181,864	(19)	$5,492,293	25,394	(23)	$766,899
	2002	353,775	—		—	$44.3600	3/12/12				1,321	(24)	$39,894
	2003	353,775	—		—	$24.5200	2/11/13
	2004	165,095	—		—	$35.0800	3/4/14
	2006	155,661	—		—	$37.0900	3/14/16
	2007	191,042	—		—	$40.4000	3/13/17
	2007	86,180	—		—	$42.8300	4/2/17
	2007	471,700	—		—	$43.9300	6/29/17
	2007	35,896	—		—	$44.5900	7/23/17
	2008	190,458	190,458	(10)	—	$42.3100	3/10/18
	2009	82,399	247,194	(11)	—	$18.0200	3/9/19
	2010	—	319,803	(12)	—	$30.2500	3/15/20

CURTIS Y. ARLEDGE	2010				—			347,625	(20)	$10,498,275

BRIAN G. ROGAN	2001	117,925	—		—	$57.2600	2/13/11	90,819	(21)	$2,742,734	10,806	(23)	$326,341
	2002	150,944	—		—	$44.3600	3/12/12				562	(24)	$16,972
	2003	212,265	—		—	$24.5200	2/11/13
	2004	108,491	—		—	$35.0800	3/4/14
	2005	111,321	—		—	$32.2100	3/9/15
	2006	127,359	—		—	$37.0900	3/14/16
	2007	79,890	—		—	$40.4000	3/13/17
	2007	40,472	—		—	$42.8300	4/2/17
	2007	15,096	—		—	$44.5900	7/23/17
	2008	81,046	81,046	(13)	—	$42.3100	3/10/18
	2008	7,338	7,336	(14)	—	$34.6300	7/21/18
	2009	37,255	111,763	(15)	—	$18.0200	3/9/19
	2010	—	175,276	(16)	—	$30.2500	3/15/20

STEVEN G. ELLIOTT	2001	130,000	—		—	$43.1800	5/13/11	65,155	(22)	$1,967,681	13,913	(23)	$420,173
	2002	62,654	—		—	$38.7000	1/17/12				724	(24)	$21,865
	2002	156,827	—		—	$38.1900	5/19/12
	2003	225,350	—		—	$25.6000	12/29/12
	2004	145,455	—		—	$27.6700	12/29/12
	2005	213,324	—		—	$27.9100	12/29/12
	2006	125,600	—		—	$37.3300	12/29/12
	2007	211,971	—		—	$45.9700	2/19/17
	2007	507,696	—		—	$44.5900	7/22/17
	2008	235,709	—		—	$42.3100	3/9/18
	2009	198,107	—		—	$18.0200	3/8/19
	2010	173,739	—		—	$30.2500	3/15/20

(1)	Valuation based on the December 31, 2010 closing price of $30.20 per share.

(2)	96,767 options vested on February 20, 2011 and 96,767 options vest on February 20, 2012.

(3)	192,484 options vested on March 10, 2011 and 192,484 options vest on March 10, 2012.

(4)	151,082 options vest on August 10, 2011, 151,081 options vest on August 10, 2012 and 151,081 options vest on August 10, 2013.
(5)	146,064 options vest on March 16, 2011, 146,064 options vest on March 16, 2012, 146,064 options vest on March 16, 2013 and 146,063 options vest on March 16, 2014.

(6)	46,095 options vested on March 10, 2011 and 46,095 options vest on March 10, 2012.

(7)	9,538 options vest on July 21, 2011 and 9,538 options vest on July 21, 2012.

(8)	45,582 options vested on March 9, 2011, 45,582 options vest on March 9, 2012 and 45,582 options vest on March 9, 2013.

(9)	48,432 options vest on March 16, 2011, 48,432 options vest on March 16, 2012, 48,432 options vest on March 16, 2013 and 48,430 options vest on March 16, 2014.

(10)	95,229 options vested on March 10, 2011 and 95,229 options vest on March 10, 2012.

(11)	82,399 options vested on March 9, 2011, 82,399 options vest on March 9, 2012 and 82,396 options vest on March 9, 2013.

(12)	79,951 options vest on March 16, 2011, 79,951 options vest on March 16, 2012, 79,951 options vest on March 16, 2013 and 79,950 options vest on March 16, 2014.

(13)	40,523 options vested on March 10, 2011 and 40,523 options vest on March 10, 2012.

(14)	3,668 options vest on July 21, 2011 and 3,668 options vest on July 21, 2012.

(15)	37,255 options vested on March 9, 2011, 37,255 options vest on March 9, 2012 and 37,253 options vest on March 9, 2013.

(16)	43,819 options vest on March 16, 2011, 43,819 options vest on March 16, 2012, 43,819 options vest on March 16, 2013 and 43,819 options vest on March 16, 2014.
(17)	30,141 shares vested on February 25, 2011, 30,141 shares vest on February 25, 2012, 167,726 shares vest on August 10, 2012, 30,141 shares vest on February 25, 2013 and 163,623 shares vest on March 16, 2013.

(18)	51,060 shares vest on March 9, 2012 and 54,254 shares vest on March 16, 2013.

(19)	86,907 shares vest on November 1, 2011, 86,906 shares vest on November 1, 2012, 86,906 shares vest on November 1, 2013 and 86,906 shares vest on November 1, 2014.

(20)	92,302 shares vest on March 9, 2012 and 89,562 shares vest on March 16, 2013.

(21)	41,732 shares vest on March 9, 2012 and 49,087 shares vest on March 16, 2013.

(22)	48,656 shares vested on February 7, 2011 and 16,499 shares vest on May 17, 2012.

(23)	Represents target number of performance shares.

(24)	Represents accrued dividends on unvested target performance share awards.

2010 Option Exercises and Stock Vested

The following table provides information concerning aggregate exercises of stock options and vesting of stock awards, including restricted stock, restricted share units and similar instruments, during 2010 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
ROBERT P. KELLY	—	$—	96,711	$2,681,175
THOMAS P. GIBBONS	—	$—	152,261	$4,218,710
GERALD L. HASSELL	—	$—	28,727	$898,006
CURTIS Y. ARLEDGE	—	$—	—	$—
BRIAN G. ROGAN	—	$—	149,478	$4,131,543
STEVEN G. ELLIOTT	—	$—	106,114	$2,992,051
RONALD P. O’HANLEY	109,573	$877,035	223,686	$5,686,671

2010 Pension Benefits

The following table provides information with respect to each plan that provides for specified payments and benefits to the named executive officers following, or in connection with, retirement (other than defined contribution plans).

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
ROBERT P. KELLY	BNY Mellon Tax-Qualified Retirement Plan	4.88		$105,923	$—
	Employment Letter Agreement Providing for Supplemental Executive Retirement Benefits	10.13	(2)	$15,054,224	$—

THOMAS P. GIBBONS	BNY Mellon Tax-Qualified Retirement Plan	23.58		$812,438	$—
	Legacy BNY Excess Plan	23.58		$1,341,773	$—
	Legacy BNY SERP	23.58		$1,794,489	$—

GERALD L. HASSELL	BNY Mellon Tax-Qualified Retirement Plan	34.25		$1,384,880	$—
	Legacy BNY Excess Plan	34.25		$3,755,614	$—
	Legacy BNY SERP	34.25		$9,722,188	$—

BRIAN G. ROGAN	BNY Mellon Tax-Qualified Retirement Plan	28.17		$938,991	$—
	Legacy BNY Excess Plan	28.17		$1,187,538	$—
	Legacy BNY SERP	28.17		$1,895,768	$—
STEVEN G. ELLIOTT	BNY Mellon Tax-Qualified Retirement Plan	23.39		$860,671	$—
	Legacy Mellon IRC Section 401(a)(17) Plan	23.39		$625,334	$—
	Prior Employment Agreement Providing for Supplemental Executive Retirement Benefits	23.39		$20,778,614	$—

RONALD P. O’HANLEY	BNY Mellon Tax-Qualified Retirement Plan	13.45		$226,867	$—
	Legacy Mellon IRC Section 401(a)(17) Plan	13.45		$597,582	$—
	Legacy Mellon Elective Deferred Compensation Plan for Senior Officers (Pension Make-up)	13.45		$38,029	$—

(1)	The present values shown above are based on benefits earned as of December 31, 2010 under the terms of the various plans as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under SFAS No. 87 as of December 31, 2010, including a discount rate of 5.71%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable.

(2)	Mr. Kelly’s employment letter agreement provides a SERP benefit based on a service percentage multiplied by his compensation. Service credit of two percent is provided for each full year of employment. The company and Mr. Kelly agreed to amend the SERP on March 2, 2011. Prior to amendment, compensation under the SERP was based on Mr. Kelly’s base salary and his highest annual cash bonus award during his final three full calendar years of employment with the company. As amended, the SERP will be frozen such that no service credit will be provided under the SERP for any year after 2012. Additionally, the final three full calendar years for purposes of calculating compensation under the SERP will be fixed at 2010, 2011 and 2012. The company and Mr. Kelly also agreed that the total amount of benefits that Mr. Kelly would receive under the SERP would be reduced by 5%, assuming benefits commence on or after the earliest age at which unreduced benefits are payable.

Mr. Kelly’s SERP also recognizes 5.25 years of service with Mr. Kelly’s former employer for purposes of determining benefits, but not for vesting. The pension value shown includes the full value of this additional service credit. Mr. Kelly vested in this benefit on February 13, 2011.

Effective January 1, 2009, the U.S. tax-qualified retirement plan was amended to change the benefit formula for participants under age 50 as of December 31, 2008 and for new participants to a cash balance formula for service earned on and after January 1, 2009. Plan participants who were age 50 or older as of December 31, 2008 continue to earn benefits under the provisions of the legacy plan in which they participated as of that date. Effective January 1, 2011, the plan was amended further to reduce future benefit accruals and limit participation to those persons participating in the plan as of December 31, 2010. The following summary provides information with respect to the plan provisions that apply in determining retirement benefits payable to the named executive officers (other than Mr. Arledge, who does not participate in the plan) as of December 31, 2010. The named executive officers participating in the plan were all over age 50 as of December 31, 2008 and therefore continue to earn benefits under the provisions of the legacy plans in which they previously participated.

Legacy Bank of New York Retirement Plan Provisions

In 2010, Messrs. Gibbons, Hassell and Rogan participated in the following retirement plans:

•	The Bank of New York Mellon Corporation Pension Plan, which we refer to as the “BNY Mellon Tax-Qualified Retirement Plan,” under the Legacy BNY Plan provisions;

•	a benefits restoration plan, which we refer to as the “Legacy BNY Excess Plan;” and

•	a supplemental executive retirement plan, which we refer to as the “Legacy BNY SERP.”

BNY Mellon Tax-Qualified Retirement Plan — Legacy BNY Provisions. The Legacy BNY Plan formula is a career average pay formula subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay (maximum of $245,000 in 2010). Employees who participated in the Legacy BNY Plan prior to January 1, 2006 may choose between a monthly benefit and a lump sum at retirement while other participants will receive monthly benefits at retirement.

Legacy BNY Excess Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to Legacy BNY employees as under the BNY Mellon Tax-Qualified Retirement Plan to the extent their benefits are limited under such plan as a result of IRC limits on accrued benefits and eligible base pay. Benefits are paid in a lump sum.

Legacy BNY Supplemental Executive Retirement Plan. The Legacy BNY SERP is an unfunded nonqualified plan that provides benefits according to a benefit formula similar to that of the Legacy BNY Tax-Qualified Retirement Plan benefit formula but includes an annual bonus (capped at 100% of base salary after 2005) for senior executives who were selected to participate in this plan by Bank of New York’s Board of Directors prior to July 8, 2003. Benefits are paid in a lump sum. Participants are entitled to benefits in this plan only if they terminate service on or after age 60. The Legacy BNY SERP is closed to new participants.

Beginning with 2006, each of the plans provides benefits under a career average pay formula, rather than the final average pay formula under which benefits were based prior to 2006. In addition to the formula change, changes were also made to the Legacy BNY SERP that further limit future benefits by capping the amount of eligible pay used to calculate benefits. Because Mr. Hassell has attained at least age 55, he is eligible for immediate retirement under the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan. Unreduced benefits are payable under these plans at age 60.

Beginning January 1, 2006, benefits accrued for all three plans are equal to 1% (increased to 1.1% effective January 1, 2009 and with respect to the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan, decreased to 0.9%, effective January 1, 2011) of eligible pay earned after 2005. Benefits accrued before 2006 are based on a final average pay formula and service as of December 31, 2005. The prior accrued benefit is indexed at a rate of 1% per year. For the prior accrued benefit, the Legacy BNY Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan used a five-year average period, whereas the Legacy BNY SERP was based on a three-year average period. Benefits under each of the plans are provided solely for service at Bank of New York or with us.

Legacy Mellon Retirement Plan Provisions

In 2010, Messrs. Kelly, Elliott and O’Hanley participated in the BNY Mellon Tax-Qualified Retirement Plan under the Legacy Mellon Plan provisions. In 2010, Mr. O’Hanley also participated in the Legacy Mellon IRC Section 401(a)(17) Plan. The Legacy Mellon IRC Section 401(a)(17) Plan was amended in 2008 to exclude Messrs. Kelly and Elliott from participation, except with respect to benefits accrued prior to January 1, 2005 in the case of Mr. Elliott.

Mr. O’Hanley also has a pension make-up benefit under the Legacy Mellon Elective Deferred Compensation Plan for Senior Officers. Neither Messrs. Kelly nor Elliott is entitled to a pension make-up benefit under the Legacy Mellon Elective Deferred Compensation Plan for Senior Officers.

As described below, Messrs. Kelly and Elliott also accrued supplemental executive retirement benefits under employment arrangements previously entered into with Mellon.

BNY Mellon Tax-Qualified Retirement Plan — Legacy Mellon Provisions. The Legacy Mellon Plan formula is a final average pay formula subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay (maximum of $245,000 in 2010). Benefits are payable at retirement in various optional annuity forms.

Legacy Mellon IRC Section 401(a)(17) Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to Legacy Mellon employees whose benefits are limited under the BNY Mellon Tax-Qualified Retirement Plan as a result of limits on eligible base pay imposed under IRC Section 401(a)(17). Optional annuity forms of payment are available at retirement. An optional lump sum payment is also available at retirement for benefits earned prior to January 1, 2005.

Legacy Mellon Elective Deferred Compensation Plan for Senior Officers (Pension Make-up). This plan is a nonqualified plan that contains a pension make-up provision that restores benefits not payable by the other plans as a result of the executive’s election to defer a portion of his base salary. Base salary deferred under this plan is not included as eligible pay under the BNY Mellon Tax-Qualified Retirement Plan or the Legacy Mellon IRC Section 401(a)(17) Plan. At retirement on or after age 55, employees may choose between a lump sum distribution or annual installments over a period from two to 15 years. At termination prior to age 55, an employee will receive a lump sum distribution. (See 2010 Nonqualified Deferred Compensation below for a further description of this plan.)

Benefits accrued under all three of the above plans are calculated as a percentage of eligible pay averaged over five years and multiplied by years of service. Beginning January 1, 2011, the applicable percentage was reduced for service earned after December 31, 2010. Benefits are 100% vested after the earlier of completion of three years of service or attainment of age 55. Normal retirement age is 65. Employees who retire after age 55 are eligible to receive early retirement benefits calculated using a reduction ratio for each month the age at retirement precedes the age at which full benefits are payable. Because Mr. Kelly has attained at least age 55, he is eligible for immediate retirement under the BNY Mellon Tax-Qualified Retirement Plan. Mr. Kelly is eligible to collect unreduced benefits at age 65. Because Mr. Elliott had attained at least age 62, at his retirement date on December 30, 2010, he was eligible to retire with unreduced benefits under the BNY Mellon Tax-Qualified Retirement Plan and the Legacy Mellon IRC Section 401(a)(17) Plan (for benefits accrued prior to January 1, 2005).

Agreements Providing for Supplemental Executive Retirement Benefits. We provide supplemental executive retirement plan, which we refer to as “SERP,” benefits to Mr. Kelly under his employment letter agreement and to Mr. Elliott under Section 8 of his prior employment agreement. Normal retirement age for the SERP benefits is 60. Benefits are 100% vested after the completion of five years of service. The supplemental benefit is based on a percentage of compensation multiplied by service. Compensation for this purpose is the sum of the executive’s base salary and any cash bonus awards earned for the calendar year within the final three full calendar years of employment by us which produces the highest amount. In connection with the merger, Mr. Elliott’s SERP benefits were amended to provide that, for purposes of calculating SERP benefits, base salary paid and bonus award earned will be based upon the higher of the highest amount paid for the final three full calendar years of Mr. Elliott’s employment and the average of the highest such amounts within any three full calendar years of the final five full calendar years of his employment. The SERPs were amended in 2008 to provide Messrs. Kelly and Elliott with a benefit equivalent to that which they would otherwise be entitled to receive under the terms of the Legacy Mellon IRC Section 401(a)(17) Plan except, in the case of Mr. Elliott, for the amount of the benefits accrued prior to January 1, 2005 which he is still entitled to receive under the Legacy Mellon IRC Section 401(a)(17) Plan. Because Mr. Elliott had attained at least age 60, at his retirement on December 30, 2010, he was eligible to retire with unreduced benefits under the SERP. Benefits calculated under the SERP are payable on a 50% joint and survivor basis. Other optional annuity forms are available. In connection with the merger, Mr. Kelly agreed to eliminate the automatic vesting of SERP benefits that would otherwise occur upon a change in control based upon the merger and to provide for vesting of such amounts upon his termination of employment other than for cause or by constructive discharge. Mr. Kelly’s SERP was further amended on March 2, 2011. Under the amendment, no service credit will be provided under the SERP for any year after 2012. Additionally, the final three full calendar years for purposes of calculating compensation under Mr. Kelly’s SERP will be fixed at 2010, 2011 and 2012 and the total amount of benefits that Mr. Kelly would receive under the SERP would be reduced by 5%, assuming benefits commence on or after the earliest age at which unreduced benefits are payable.

2010 Nonqualified Deferred Compensation

As of December 31, 2010, Mr. Elliott held deferred share awards, which, upon vesting, entitle him to receive shares of common stock on a deferred payment date. Mr. O’Hanley held deferred share awards and had a balance in the Mellon Elective Deferred Compensation Plan for Senior Officers while he was employed in 2010, but all of his deferred share awards and substantially all of his balances were paid out to him after his employment terminated on July 17, 2010, in accordance with the terms of the underlying award agreements and the plan. The aggregate balance reported below for Mr. Elliott represents the value of his deferred share awards as of December 31, 2010.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)
STEVEN G. ELLIOTT	$—	$—	$58,939	(1)	$—	$4,984,675
RONALD P. O’HANLEY	$—	$—	$243,540	(2)	$5,565,671	$13

(1)	Represents dividend equivalents on deferred share awards, which are not reported as compensation for 2010 in the Summary Compensation Table.

(2)	Includes dividend equivalents on deferred share awards ($175), which are not reported as compensation for 2010 in the Summary Compensation Table, and earnings in the deferred compensation plan ($243,365). The deferred compensation plan earnings are based on the 2010 fully-enhanced declared rate (135% of declared rate) of 6.14%. The 2010 declared rate is the 120-month rolling average of the 10-year U.S. T-Note rate as of July 2009. The portion of Mr. O’Hanley’s deferred compensation plan earnings during 2010 that was considered to be above market ($35,757) is reported as compensation for 2010 in the Summary Compensation Table.

(3)	Amounts for Mr. O’Hanley represent a cash distribution of $5,540,520 from the deferred compensation plan and distributions of deferred shares valued at $25,151, which is the fair market value of the shares on the date of distribution.

(4)	No amount of Messrs. Elliott’s or O’Hanley’s aggregate balance as of the end of fiscal year 2010 was previously reported as compensation in the Summary Compensation Table since the 2008 proxy statement.

The Mellon Elective Deferred Compensation Plan for Senior Officers permitted executives to defer receipt of earned salary and cash bonus/incentive amounts above the Social Security wage base (which was $106,800 in 2010) until a later date while employed, upon retirement or after retirement not to exceed age 70. Deferred compensation may be paid in a lump sum or annual payments over two to 15 years. If an executive terminates employment prior to age 55, his benefit is paid in a lump sum shortly after termination. The executive may allocate his deferrals to receive earnings based on multiple variable rates or a declared rate (for 2010, 135% of the 120-month rolling average of the 10-year T-note as of July 2009). Previously deferred amounts allocated to the declared rate must remain in the declared rate. The plan is a nonqualified unfunded plan. However, funds have been set aside in an irrevocable grantor trust for the purpose of paying benefits under the plan to participants.

In addition, the company adopted The Bank of New York Mellon Corporation Deferred Compensation Plan for Employees effective as of April 1, 2008 for deferrals of cash compensation earned by eligible employees of the company after March 31, 2008. The Bank of New York Mellon Corporation Deferred Compensation Plan for Employees permits executives to defer receipt of cash bonus/incentive amounts above the Social Security wage base (which was $106,800 in 2010) until a later date while employed, upon retirement or after retirement not to exceed age 70. Changes are permitted to the payment election once annually; however, they must comply with the regulations contained in The American Jobs Creation Act of 2004. Deferred compensation may be paid in a lump sum or annual payments over two to 15 years. If an executive terminates employment prior to age 55, his benefit is paid in a lump sum shortly after termination. Investment alternatives, based on a selection of variable rate options, must be selected when the executive makes a deferral election and may be changed each quarter for future deferrals. Previously deferred amounts may generally be reallocated among the investment options at the beginning of each quarter. The plan is a nonqualified unfunded plan.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes any arrangements, agreements and policies of the company relating to potential payments upon termination or change in control.

Mr. Kelly’s Letter Agreement

We have a letter agreement with Mr. Kelly that provides that Mr. Kelly is entitled to receive supplemental executive retirement plan benefits as described under Agreements Providing for Supplemental Executive Retirement Benefits in the proxy statement.

Transition Agreements for Messrs. Hassell, Gibbons and Rogan

Bank of New York entered into transition agreements with Messrs. Hassell, Gibbons and Rogan on June 25, 2007, each effective as of the July 1, 2007 merger. These transition agreements expired on July 1, 2010, other than Mr. Hassell’s special termination right which allows him to terminate his employment for any reason any time after July 1, 2010. In such case, provided that Mr. Hassell has given the company at least six months prior notice of his intent to terminate his employment, Mr. Hassell would receive (i) full vesting of all stock options, with a period of at least three years to exercise vested options following termination of employment, subject to the original term of the option (and, in the case of a special one-time option granted to Mr. Hassell on April 2, 2007, until the end of the original term of the option); (ii) pro rata vesting of outstanding unearned, and full vesting of any earned, performance shares and performance units; (iii) a pro rata annual bonus for the year of termination; and (iv) a vested right to a payment equal to his benefit under the Legacy BNY SERP calculated as though he had reached age 60 or, if greater, his actual age. Mr. Hassell is subject to a clawback of certain gains recognized from the exercise of his special option grant if he is terminated for cause or breaches certain covenants, including non-competition and non-solicitation covenants.

Change in Control and Severance Arrangements

Messrs. Kelly, Hassell, Gibbons and Rogan formerly had change in control arrangements with us that we assumed in connection with the merger in 2007.

At our 2010 annual meeting, our stockholders approved a stockholder proposal from the Trowel Trades S&P Index Fund that urged the Board to seek stockholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. This proposal was approved by the holders of a majority of the votes cast and by a majority of the outstanding shares eligible to vote at the annual meeting.

In response to the stockholder approval of this proposal, in May and June of 2010, the CG&N Committee reviewed the stockholder proposal and discussed various actions that could be taken in response to the stockholder vote. Given the subject matter of the stockholder proposal, the potential responses to the stockholder vote were also discussed with the HRC Committee. After weighing various alternatives, the CG&N Committee recommended to the Board adoption of a policy regarding stockholder approval of future severance agreements with senior officers in the event the benefits provided would exceed 2.99 times the senior officer’s base salary and bonuses.

After receiving the recommendation of the CG&N Committee and discussing this matter, on July 12, 2010, the Board adopted a “Policy Regarding Shareholder Approval of Future Senior Officer Severance Arrangements.” The policy provides that the company will not enter into a future severance arrangement with a senior executive that provides for severance benefits (as defined) in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives approval of the stockholders of the company.

After further review by the HRC Committee, on July 13, 2010, the company adopted The Bank of New York Mellon Corporation Executive Severance Plan, which provides severance benefits under certain circumstances to participants in the plan, who are selected by the HRC Committee.

Under the severance plan, if an eligible participant is terminated by the company without “cause” (as defined in the plan), the participant is eligible to receive a severance payment equal to two times the participant’s base salary for the year of termination (or, if greater, for the year before the year of termination), a pro-rata annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year, provided the participant signs a release and waiver of claims in favor of the company and agrees not to solicit our customers and employees for one year. If a participant’s employment is terminated by the company without cause or if the participant terminates his or her employment for “good reason” (as defined in the plan) within two years following a “change in control” (as defined in the plan), then instead of receiving the benefits described above, the participant is eligible to receive a severance payment equal to two times the sum of the participant’s base salary and target annual bonus for the year of termination (or, if greater, for the year before the year of termination), a pro-rata target annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year, subject to the participant signing a release and agreeing not to solicit our customers and employees. If any payment under the plan would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax.

Payments and benefits that are payable under the plan will be reduced to the extent that the amount of such payments or benefits would exceed the amount permitted to be paid under the company’s “Policy Regarding Shareholder Approval Of Future Senior Officer Severance Arrangements” and such amounts are not approved by the company’s stockholders in accordance with the policy.

In connection with the adoption of the policy and the new severance plan, the company notified Messrs. Kelly, Gibbons, Hassell and Rogan of its intent to terminate their change in control agreements, effective upon the expiration of the notice period required under each such agreement. In order to participate in the new plan, the officers were required to waive coverage under their change in control agreements and to acknowledge cancellation and/or clarification of certain other benefits. Each of Messrs. Kelly, Gibbons, Hassell and Rogan agreed to waive his change in control agreement.

As a result of their waiver of their prior agreements, each of Messrs. Kelly, Hassell, Gibbons and Rogan gave up the opportunity to receive significant personal benefits that they would have been entitled to receive upon termination of employment following a change in control of the company in lieu of the benefits described above under the new plan. Generally, these named executive officers gave up the right to tax gross up payments, a more expansive definition of “good reason” for termination and a portion of the amount of severance pay they were eligible to receive. Mr. Kelly also gave up the right to receive certain economic benefits upon a voluntary termination of employment during the thirteenth month following a change in control of the company.

Effect of Termination Events or Change in Control on Unvested Equity Awards

Equity awards granted to our named executive officers through December 31, 2010 were granted under (i) the 1999 and 2003 Long-Term Incentive Plans of The Bank of New York, (ii) the applicable Mellon Long-Term Profit Incentive Plan and (iii) The Bank of New York Mellon Corporation Long-Term Incentive Plan, as applicable. Each award is evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested equity awards. Accordingly, the effect of a termination event or change in control on outstanding equity awards varies by executive officer and type of award.

2010 Table of Potential Payments Upon Termination and Change in Control

The following table sets forth the details, on an executive by executive basis, of the estimated payments and benefits that would be provided to each named executive officer in the event that the executive’s employment with us is terminated for any reason, including resignation or retirement, a termination by the company without cause, a termination by the executive with good reason, a termination in connection with a change in control, and death pursuant to the terms of the various agreements described above. The amounts included in the tables are based on the following:

•	A termination event effective as of December 31, 2010.

•	The value of our common stock of $30.20 per share, based on the closing price of our common stock on the NYSE on December 31, 2010, the last trading day in 2010.

•

The amounts shown in the table include the estimated potential payments and benefits that are payable as a result of the triggering event and do not include any previously earned and vested amounts that have accrued to the benefit of the named executive officer.

•	The designation of an event as a resignation or a retirement is dependent upon an individual’s age and the terms of the applicable plan or agreement.

•

The designation of an event as a termination in connection with a change of control is dependent upon the termination being either an involuntary termination by the company without cause or a termination by the named executive officer for good reason.

•	“Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario.

•

We have not included any payment of the aggregate balance shown in the 2010 Nonqualified Deferred Compensation Table or the present value of accumulated benefits under the 2010 Pension Benefits Table above. As noted in the applicable footnotes below, we have only included amounts by which a named executive officer’s deferred compensation benefit or retirement benefit is enhanced by the triggering event.

•

None of the named executive officers will receive a payment or benefit upon termination by the company for cause in addition to any previously earned and vested amounts that have accrued to the benefit of the named executive officer. Accordingly, we have not included a column for termination for cause.

The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation, would include payments or benefits already earned or vested and may differ from the amounts set forth in the tables below. In some cases a release may be required before amounts would be payable. Although we may not have any contractual obligation to make a cash payment or provide other benefits to any named executive officer in the event of his death, long-term disability or upon the occurrence of any other event, a cash payment may be made or other benefit may be provided in our discretion. The incremental benefits that would be payable upon certain types of termination of employment as they pertain to the named executive officers are described below.

Named Executive Officer	Resignation/ Retirement	By Company without Cause	By Executive with Good Reason	Termination in Connection with Change of Control	Death
Robert P. Kelly
Cash Compensation(1)	—	$7,610,000	—	$20,000,000	—
Health and Welfare Benefits	—	$17,484	—	$17,484	—
Retirement Benefits(2)	—	$14,777,687	$14,777,687	$14,777,687	$9,178,331
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	$244,752	—	$367,128	$367,128
Stock Awards(4)	$5,484,521	$13,976,877	$5,484,521	$13,976,877	$13,976,877
Tax Gross-Up	—	—	—	—	—
TOTAL	$5,484,521	$36,626,800	$20,262,208	$49,139,176	$23,522,336

Thomas P. Gibbons
Cash Compensation(1)	—	$3,350,000	—	$7,300,000	—
Health and Welfare Benefits	—	$2,885	—	$2,885	—
Retirement Benefits(2)	—	—	—	—	$3,663,003
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	$1,110,378	—	$1,665,566	$1,665,566
Stock Awards(4)	—	$3,477,275	—	$3,477,275	$3,477,275
Tax Gross-Up	—	—	—	—	—
TOTAL	—	$7,940,538	—	$12,445,726	$8,805,844

Gerald L. Hassell
Cash Compensation(1)	—	$4,872,500	$3,272,500	$12,100,000	—
Health and Welfare Benefits	—	$15,259	—	$15,259	—
Retirement Benefits(2)	—	—	—	—	$9,617,997
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	$3,010,823	$2,007,240	$3,010,823	$3,010,823	$3,010,823
Stock Awards(4)	$6,105,455	$6,105,455	$6,105,455	$6,105,455	$6,105,455
Tax Gross-Up	—	—	—	—	—
TOTAL	$9,116,278	$13,000,454	$12,388,778	$21,231,537	$18,734,275

Curtis Y. Arledge
Cash Compensation(1)	—	$9,200,000	—	$25,200,000	—
Health and Welfare Benefits	—	$3,801	—	$3,801	—
Retirement Benefits(2)	—	—	—	—	—
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	—	—	—	—
Stock Awards(4)	—	$10,498,275	—	$10,498,275	$10,498,275
Tax Gross-Up	—	—	—	—	—
TOTAL	—	$19,702,076	—	$35,702,076	$10,498,275

Named Executive Officer	Resignation/ Retirement	By Company without Cause	By Executive with Good Reason	Termination in Connection with Change of Control	Death
Brian G. Rogan
Cash Compensation(1)	—	$3,350,000	—	$7,300,000	—
Health and Welfare Benefits	—	$22,809	—	$22,809	—
Retirement Benefits(2)	—	—	—	—	$4,087,132
Deferred Compensation	—	—	—	—	—
Unvested Options(3)	—	$907,532	—	$1,361,273	$1,361,273
Stock Awards(4)	—	$3,003,651	—	$3,003,651	$3,003,651
Tax Gross-Up	—	—	—	—	—
TOTAL	—	$7,283,992	—	$11,687,733	$8,452,056

(1)	Amounts represented assume that no named executive officer received payment from any displacement program, supplemental unemployment plan or other separation benefit. Amounts have been calculated in accordance with the terms of the applicable agreements. For terminations by the company without cause, amounts will be paid in installments over a two year period following termination. For terminations in connection with a change of control and by the executive with good reason, amounts will be paid in a lump sum.

(2)	Amounts shown include amounts that would be payable automatically in a lump sum distribution upon termination of employment. For benefits that would not be payable automatically in a lump sum, the amount included is the present value based on the assumptions used for purposes of measuring pension obligations under SFAS No. 87 as of December 31, 2010, including a discount rate of 5.71%. Amounts shown include only the amount by which a named executive officer’s retirement benefit is enhanced as a result of termination, pursuant to, where applicable, required notices given after the existence of a right to payment. Information relating to the present value, whether the amounts are paid in a lump sum or on an annual basis and the duration of each named executive officer’s accumulated retirement benefit can be found in 2010 Pension Benefits above. Accumulated retirement benefits would not be enhanced as a consequence of a termination due to the named executive officer’s resignation/retirement.

(3)	The value of Option Awards represents the difference between the closing price of our common stock on December 31, 2010 ($30.20) and the exercise price of all unvested options that would vest upon a separation from employment.

(4)	The value of Stock Awards represents the value at December 31, 2010 of all shares of restricted stock that on that date were subject to service-based restrictions, which restrictions lapse upon certain terminations of employment, including following a change of control.

We have not included Messrs. Elliott and O’Hanley in the table because neither of them was employed by us on December 31, 2010, and the amounts paid or payable in 2010 to either Mr. Elliott or Mr. O’Hanley in connection with their cessation of employment with the company are included in the Summary Compensation Table, 2010 Option Exercises and Stock Vested Table, 2010 Pension Benefits Table and 2010 Nonqualified Deferred Compensation Table and the related discussion above.

Equity Compensation Plans Table

The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans
Approved by stockholders	94,187,383	(1)	$35.22	45,710,703	(2)
Not approved by stockholders	1,531,936	(3)	$39.30	—

Total	95,719,319	(4)	$35.29	45,710,703

(1)	Includes 27,935,366 and 22,908,276 shares of common stock that may be issued pursuant to outstanding options and share units awarded under The Bank of New York Mellon Corporation Long-Term Incentive Plan and the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004), respectively; 25,194 shares of common stock that may be issued pursuant to outstanding director deferred share units under the Mellon Financial Corporation Director Equity Plan (2006) and 161,475 shares of common stock that may be issued pursuant to stock options issued under the 1989 and 2001 Mellon Financial Corporation Stock Option Plans for Outside Directors; 43,143,562 shares of common stock that may be issued pursuant to outstanding stock-based awards under the legacy Bank of New York Long-Term Incentive Plans. Also includes 13,510 shares of common stock that may be issued pursuant to outstanding stock options under The Bank of New York Mellon Corporation Employee Stock Purchase Plan.

(2)	Includes 7,118,333 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Employee Stock Purchase Plan; 4,997,611 shares that remain available for issuance as options solely for the purpose of satisfying outstanding reload option rights under the Mellon Long-Term Profit Incentive Plan (2004); and 33,594,759 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Long-Term Incentive Plan, 18,986,212 of which may be granted as restricted stock or restricted stock units (or other full value awards).

(3)	Includes 1,338,080 shares of common stock that may be issued pursuant to options outstanding under the Mellon ShareSuccess Plan at an average exercise price of $40.37. Mellon’s ShareSuccess Plan, which we assumed in the merger, is a broad-based employee stock option plan covering full and part-time benefited employees of Mellon who were not participants in the Mellon Long-Term Profit Incentive Plan at the time of grant. From 1999 through 2002, each eligible full-time employee of Mellon was granted an option to purchase 150 shares and each eligible benefited part-time employee was granted an option to purchase 75 shares of Mellon’s common stock. The exercise price was equal to the stock price on the grant date. The outstanding unvested options became exercisable upon stockholder approval of the merger. All outstanding options expire 10 years after the grant date. No further grants will be made under this plan.

Also includes 36,730 shares of common stock that may be issued pursuant to options outstanding under the Mellon Stock Option Plan for Affiliate Boards of Directors and 27,970 shares of common stock that may be issued pursuant to options outstanding under the Mellon West Coast Board of Directors Plan. The Mellon Stock Option Plan for Affiliate Boards of Directors, which we assumed in the merger, provided for grants of stock options to the non-employee members of affiliate boards who are not also members of Mellon’s Board of Directors. No grants were available to Mellon employees under these plans. The timing, amounts, recipients and other terms of the option grants are determined by the terms of the directors’ option plans and no person or committee has discretion over these grants. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. No further grants are being made under the affiliate board plan, although in 2009 the practice was continued through grants to non-employee members of an affiliate board through The Bank of New York Mellon Corporation Long-Term Incentive Plan. Options are also currently outstanding under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors. This plan was terminated in 2003. No grants were made under this plan after its termination and no further grants will be made. Includes shares of common stock that may be issued pursuant to deferrals under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc., which is described in further detail in Director Compensation above.

(4)	The weighted average term for the expiration of stock options is 5.2 years.

ADVISORY (NON-BINDING) RESOLUTION RELATING TO 2010 COMPENSATION OF THE

NAMED EXECUTIVE OFFICERS

(Proposal 2 on your proxy card)

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law by President Obama on July 21, 2010, requires public companies to provide their stockholders with a non-binding vote to approve executive compensation at least once every three years. We are providing this stockholder advisory vote on our executive compensation in accordance with Section 14A of the Exchange Act and new Exchange Act Rule 14a-21(a), which the SEC issued on January 25, 2011 in order to implement the Dodd-Frank Act’s requirement.

Our Board Supports a Say-On-Pay Vote, and We Consider the Results Carefully

We provided stockholders with an advisory vote on our executive compensation program at our 2009 and 2010 Annual Meetings. At our 2009 Annual Meeting, 96.4% of the votes cast approved our 2008 executive compensation program. At our 2010 Annual Meeting, 87.7% of the votes cast approved our 2009 executive compensation program. The HRC Committee and the Board believe the results of these say-on-pay votes reflect our stockholders’ affirmation of our executive compensation program. As further discussed in the CD&A, our Board values our stockholders’ opinion. As in 2009 and 2010, the Board intends to evaluate the results of the 2011 vote carefully when making future decisions regarding compensation of the named executive officers.

Compensation of our Named Executive Officers

As described in the CD&A above, the HRC Committee has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our stockholders. Our disclosure in the CD&A and the disclosure included in the section entitled “Executive Compensation” above have been provided in response to the requirements of Item 402 of Regulation S-K and explain the compensation policies under which we paid our named executive officers for 2010.

Advisory or Non-Binding Effect of Vote

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or “non-binding” vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board about certain issues, like executive compensation. The Board is not required by law to take any action in response to the stockholder vote. However, the Board values our stockholders’ opinion, and the Board intends to evaluate the results of the 2011 vote carefully when making future decisions regarding compensation of the named executive officers. We believe that providing our stockholders with an advisory vote on our executive compensation program will further enhance communication with our stockholders, while also meeting our obligations under the Dodd-Frank Act and the SEC’s rules.

Resolution

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the 2010 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).

The Board of Directors unanimously recommends that you vote “FOR” approval of the 2010 compensation of named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.

ADVISORY (NON-BINDING) VOTE CONCERNING HOW OFTEN THE COMPANY SHOULD CONDUCT A STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 3 on your proxy card)

Introduction

The Dodd-Frank Act also requires public companies to provide their stockholders with a non-binding vote to advise the company as to how often stockholders believe the company should conduct a stockholder advisory vote on executive compensation, which we refer to as “say-on-pay.” In accordance with the SEC’s rules, stockholders must have the ability to vote on one of four alternatives concerning how frequently the company should have a say-on-pay vote: every year, every two years, every three years or abstain from voting. We are providing this stockholder advisory vote in accordance with Section 14A of the Exchange Act and new Exchange Act Rule 14a-21(b), which the SEC issued on January 25, 2011 in order to implement the Dodd-Frank Act’s requirement.

Our Board’s Recommendation

Our Board recommends that you vote in favor of advising the company to conduct a say-on-pay vote every year, at each annual meeting of stockholders. Our Board values continuing, constructive feedback from our stockholders on executive compensation and other important corporate governance topics, as evidenced by our decision to voluntarily provide our stockholders with a “say-on-pay” vote at our 2010 Annual Meeting. The Board believes that an annual vote will continue to provide valuable feedback on executive compensation. The Board further believes that an annual vote makes the most sense for the company because the HRC Committee evaluates and determines the compensation of our named executive officers on an annual basis (as described in detail in the CD&A). In addition, our Board believes that an annual vote will foster strong communication from our stockholders to the Board and the HRC Committee, which is responsible for setting executive compensation. An annual say-on-pay vote offers a strong mechanism for stockholders to provide ongoing input on how the company compensates its named executive officers. Similarly, it would provide regular input to the Board and the HRC Committee about how stockholders view the company’s compensation practices and policies.

Advisory or Non-Binding Effect of Vote

Under the Dodd-Frank Act and the related SEC rules, this vote is an advisory or “non-binding” vote. The purpose of an advisory vote is to provide stockholders with a mechanism to provide input to the Board about certain issues like this. The Board is not required by law to act or otherwise implement the time period receiving the most votes cast. In fact, the Board is permitted to choose to hold a say-on-pay vote on a different schedule. However, the Board values our stockholders’ opinions and will take into account the results of this vote in determining how often the company should conduct a stockholder advisory vote on executive compensation.

How to Vote

Unlike the other proposals included on the proxy card, you have four choices as to how to vote on this proposal. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this proposal.

The Board of Directors unanimously recommends that you select “ONE YEAR” to advise the Board how often the company should conduct a stockholder advisory vote on executive compensation.

APPROVAL OF AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Proposal 4 on your proxy card)

Background and Amendments

The Long-Term Incentive Plan, which we refer to as the “LTIP,” was originally adopted by the Board of Directors on March 11, 2008 and approved by the company’s stockholders on April 8, 2008.

Upon recommendation of the HRC Committee, our Board of Directors adopted on February 25, 2011, subject to your approval, an amended and restated LTIP. The principal amendment to the original LTIP is an increase of 30,000,000 in the total number of shares of our common stock reserved for issuance as awards under the LTIP, of which no more than 15,000,000 shares may be used for “full value” awards pursuant to which a participant is not required to pay the fair market value for the shares represented thereby, measured as of the grant date plus an additional number of shares beyond this limit which are counted at a 2.75:1 premium against the remaining shares available. To increase our flexibility to grant performance-based compensation and to further align compensation with performance, the LTIP was also amended to add performance-based awards denominated in cash, to add performance criteria and to increase the individual per employee limits.

The affirmative vote of the stockholders on or prior to February 24, 2012 is required for approval of the amended and restated LTIP. If the company’s stockholders do not approve the amended and restated LTIP as proposed in this proxy statement, the original LTIP will remain in effect without the amendments. Accordingly, if the stockholders of the company do not approve the amended and restated LTIP, there will be no increase in the number of shares available under the LTIP, in the per employee limits or additional performance-based compensation vehicles. Consequently, employees will not receive certain performance based compensation under the amended and restated LTIP if stockholder approval is not obtained.

Reasons for Amendment

Our Board of Directors approved and recommends that the stockholders also approve the proposed amended and restated LTIP because the continuing ability to make a flexible range of performance-based awards under the LTIP is central to the effective execution of our compensation philosophy. Since its adoption, the LTIP has been utilized to make awards that are an important component of the compensation packages of a significant number of our employees whose efforts are critical to achievement of our strategic and operational goals. An increase in the number of shares available for future grants is necessary to permit the LTIP to continue to operate as intended. The additional amendments to the original LTIP further expand the company’s flexibility with respect to performance-based compensation and conform the LTIP to current market practice and regulation.

Plan Features that Protect Stockholder Interests

The amended and restated LTIP includes a number of features intended to protect the interests of stockholders:

•

The LTIP includes a limit on the number of shares that can be granted as “full value” awards, which are awards for which a participant is not required to pay the fair market value, as measured on the grant date. Additional grants of full value awards beyond this limit are counted at a 2.75:1 premium against the remaining shares available.

•

The LTIP includes a minimum three-year ratable vesting schedule for service-based full value awards and a minimum one-year vesting schedule for full value performance-based awards, excepting a limited pool of full value awards that may be granted with no minimum vesting period and certain annual incentive compensation awards.

•

The LTIP includes forfeiture and “clawback” provisions pursuant to which awards may be forfeited or prior amounts repaid by a participant if the participant engages in certain conduct that is adverse to the interests of the company, including conduct contributing to financial restatements.

•

The LTIP does not generally provide for automatic vesting upon a change in control. The LTIP utilizes “double-trigger” vesting, under which awards vest if the participant’s employment is terminated following a change in control.

•

The LTIP prohibits discounted stock options or stock appreciation rights, the use of reload options and the direct or indirect re-pricing of stock options and stock appreciation rights without stockholder approval.

•	The LTIP does not utilize “liberal share counting” provisions, such as the ability to reuse shares delivered in payment of the exercise price or tax withholding obligation associated with an award.

General Description of the Amended and Restated LTIP

The principal features of the LTIP as we propose to amend and restate it are summarized below. The summary is qualified in its entirety by the full text of the amended and restated LTIP, which is included as Appendix A to this proxy statement. Capitalized terms used in this proposal are defined in the LTIP.

The purposes of the LTIP are to:

•	provide our officers, other employees and non-employee directors and those of our affiliates with the incentive to achieve long-term corporate objectives,

•	attract and retain officers, other employees and non-employee directors of outstanding competence, and

•	provide such individuals with an opportunity to acquire our common stock and cash awards.

Our employees, employees of any of our affiliates and non-employee directors are eligible to receive awards under the LTIP. It is expected that approximately 5,100 employees, and all of our non-employee directors will be eligible to participate in the LTIP.

If the amended and restated LTIP is approved, the aggregate number of shares of our common stock which may be issued under the LTIP will be equal to the remaining shares available immediately prior to your approval of the amended and restated LTIP plus an additional 30,000,000 shares of our common stock, as provided in the amended and restated LTIP, subject to proportionate adjustment in the event of stock splits and similar events. Of that total, the maximum aggregate number of shares of the company’s common stock which may be issued in connection with awards pursuant to which a participant is not required to pay the fair market value for the shares represented thereby, measured as of the grant date, will be equal to the remaining full value shares available immediately prior to your approval of the amended and restated LTIP plus an additional 15,000,000 shares of our common stock as provided in the amended and restated LTIP. In the event the number of full value shares have been used, the company may grant additional full value awards from the remaining shares available under the LTIP, with each share subject to a full value award counting as 2.75 shares against the remaining available shares. The aggregate number of shares of our common stock which may be issued under the LTIP and the number of shares available for full value awards will be determined as of the close of business on April 12, 2011, the date of proposed approval of the amended and restated LTIP. As of February 25, 2011, the aggregate number of shares remaining available under the original LTIP was approximately 19,850,000, of which the number of shares remaining available for full value awards was approximately 13,563,000, in each case subject to the counting, adjustment and substitution provisions of the LTIP. No awards may be granted under the LTIP subsequent to February 24, 2021.

The following table sets forth the approximate number of shares authorized for future issuance (including shares authorized for issuance as full value awards) as of February 25, 2011, the number of additional shares requested under the amendment, and the equity dilution represented by the shares available for future awards as a percentage of the common shares outstanding.

SHARE AUTHORIZATION (shares in millions)

	LTIP Total Shares Available	Equity Dilution: Percentage of Common Shares Outstanding	Available for Full Value Awards(1)	Available solely for Other Awards(2)	Outstanding Share Awards and Rights(3)	Equity Dilution: Percentage of Common Shares Outstanding
Shares authorized for future awards as of February 25, 2011	19.8	n/a	13.5	6.3	n/a	n/a
Requested increase to shares available in the LTIP after amendment and restatement	30.0	n/a	20.5	9.5	n/a	n/a

Total	49.8	4.0%	34.0	15.8	114.5	9.2%

(1)	These amounts represent awards pursuant to which a participant is not required to pay the fair market value for the shares represented by the award, measured as of the grant date. These amounts are included in “Total Shares Available.” Under the LTIP, 15,000,000 shares are available as full value awards, with the remaining 15,000,000 available on a 2.75:1 basis.

(2)	These amounts represent amounts available solely for awards other than full value awards. The amounts available for full value awards may alternatively be available for other awards.

(3)	These amounts are calculated as of February 25, 2011 and include reload option rights under legacy plans. The company no longer grants reload option rights under the LTIP or any other plan.

Administration

Except in the case of awards to non-employee directors, the LTIP will be administered by the HRC Committee, consisting of not less than two members of the Board. Each member of the committee must be an “outside director” as defined in IRC Section 162(m), a “non-employee director” as defined in Exchange Act Rule 16b-3, an independent director under the NYSE listing standards, and an independent director under any other applicable regulatory requirements. In the case of awards to non-employee directors, the LTIP will be administered by the Board. As used in this proposal, the term “committee” is used to refer to the Board in the case of awards to non-employee directors, or the HRC Committee in the case of awards to employees.

The committee has full authority, in its discretion, to interpret the LTIP and to determine the persons who will receive awards and the number of shares to be covered by each award. In determining the eligibility of any participant, as well as in determining the number of shares to be covered by an award and the type of awards to be made to such individuals, the committee will consider the position and responsibilities of the person being considered, the nature and value to us of his or her services, his or her present and/or potential contribution to our success and such other factors as the committee may deem relevant. To the extent permitted by law, the committee may delegate, within limits it establishes, the authority to grant awards to employees who are not subject to Section 16 of the Exchange Act and who are not “covered employees” under IRC Section 162(m).

The types of awards which the committee has authority to grant are stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units, deferred stock units, other stock-based awards, and cash awards. Employees are eligible to receive all types of awards under the LTIP. Non-employee directors are eligible to receive awards under the LTIP other than “incentive stock options.” Each of these types of awards is described below.

In the discretion of the committee, shares of common stock, or other types of awards authorized under the LTIP, may be used in connection with, or to satisfy our obligations or the obligations of any of our subsidiaries under, other compensation or incentive plans, programs or arrangements of us or any of our subsidiaries for eligible participants. The minimum vesting provisions in the LTIP for restricted stock and restricted stock units do not apply in the case of an award granted to a participant as annual incentive compensation. Also, the minimum vesting provisions may be satisfied by reference to the vesting or performance period of any other compensation or incentive plan, program or arrangement, which obligations are satisfied through the use of awards under the LTIP.

Stock Options

The LTIP provides for the grant of “incentive stock options” pursuant to IRC Section 422, or “nonstatutory stock options,” which are stock options that do not so qualify. Incentive stock options may only be granted to employees. The option price for each stock option may not be less than 100% of the fair market value of our common stock on the date the stock option is granted. Fair market value, for purposes of the LTIP, is the closing price of our common stock in the New York Stock Exchange Composite Transactions for the date as of which fair market value is to be determined. On March 1, 2011, the fair market value of a share of our common stock, as so computed, was $30.16.

A stock option becomes exercisable at such time or times and/or upon the occurrence of such event or events as the committee may determine. No stock option may be exercised after the expiration of ten years from the date of grant. A stock option to the extent exercisable at any time may be exercised in whole or in part.

Unless the committee, in its discretion, otherwise determines, or local law prohibits, the following provisions of this paragraph will apply in the case of an optionee-employee whose employment is terminated. If the employment of an optionee is terminated on or after age 55 and prior to attainment of age 60, other than a termination for cause, as defined by reference in the LTIP, all outstanding stock options held by the optionee will be exercisable by the optionee (but only to the extent exercisable immediately prior to the termination of employment) at any time prior to the expiration date of the stock option or within three years after the date of termination, whichever is the shorter period. If the employment of an optionee is terminated on or after age 60 and prior to attainment of age 65, other than a termination for cause, all outstanding stock options held by the optionee will be continue to vest for a period of five years from the date of termination and the optionee shall have the right to exercise the options within such post-termination period (to the extent exercisable at termination of employment or within the five year post-termination period). If the employment of an optionee is terminated on or after age 65, other than a termination for cause, all outstanding stock options held by the optionee will be exercisable by the optionee (whether or not exercisable immediately prior to the termination of employment) at any time prior to the expiration date of the stock option or within seven years after the date of termination, whichever is the shorter period. If the employment of the optionee is terminated by reason of the optionee’s disability, which is covered by our long-term disability plan or that of an affiliate then in effect, all outstanding stock options of the optionee will be exercisable (whether or not so exercisable immediately prior to the termination of employment) at any time prior to the expiration date of the stock option or within two years after the date of termination of employment, whichever is the shorter period. Following the death of an optionee during employment or within a period following termination of employment during which an option remains exercisable, all outstanding stock options will be exercisable (whether or not so exercisable immediately prior to the death of the optionee) by the person entitled to do so under the will of the optionee, or, if the optionee shall fail to make testamentary disposition of the stock option or shall die intestate, by the legal representative of the optionee, at any time prior to the expiration date of the stock option or within two years after the date of death of the optionee, whichever is the shorter period. If the employment of an optionee is terminated due to the sale of a business unit or subsidiary by which the optionee is employed, all outstanding stock options held by the optionee will be exercisable (but only to the extent exercisable immediately prior to the termination of employment plus an additional pro rata portion based upon the optionee’s additional service during the current vesting period) at any time prior to the expiration date of the stock option or within two years after the date of termination of employment, whichever is the shorter period. If the employment of an optionee is terminated by us without cause, as determined by the committee or its delegate in its sole discretion, all outstanding stock options held by the optionee will be exercisable (but only to the extent exercisable immediately prior to the termination of employment) at any time prior to the expiration date of the stock option or within 30 days after the date of termination of employment, whichever is the shorter period. All of the time periods for exercise of options described above in this paragraph apply to any person to whom a nonstatutory stock option has been transferred, if transfer was permitted by the committee. If the employment of an optionee terminates for any reason other than retirement, disability or death, as described above, all outstanding stock options granted to the optionee will automatically terminate, unless the optionee’s employment was terminated following a change in control, as described under “Additional Rights on Change in Control” below.

Unless the committee, in its discretion, otherwise determines, the following provisions of this paragraph will apply in the case of a non-employee director optionee whose services with us are terminated. If a non-employee director ceases to be a director for any reason other than death or disability, any then outstanding stock option of the non-employee director will be exercisable (but only to the extent exercisable immediately prior to ceasing to be a director) at any time prior to the expiration date of the stock option. Following the death or disability of an optionee during service as a non-employee director, all outstanding stock options of the optionee at the time of death or disability will be exercisable in full (whether or not so exercisable immediately prior to the death or disability of the optionee) by the optionee or the person entitled to do so under the will of the optionee, or, if the optionee shall fail to make testamentary disposition of the stock option or shall die intestate, by the legal representative of the optionee, at any time prior to the expiration date of the stock option. All of the time periods for exercise of options described above in this paragraph apply to any person to whom a nonstatutory stock option has been transferred, if transfer was permitted.

The option price for each stock option will be payable in full in cash at the time of exercise; however, in lieu of cash the holder of an option may, if authorized by the committee, pay the option price in whole or in part by delivering to us, or by us withholding from the award, shares of our common stock having a fair market value on the date of exercise of the stock option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash.

For incentive stock options, the aggregate fair market value (determined on the date of grant) of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year under all plans of the corporation employing such employee, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000.

Unless and except to the extent otherwise determined by the committee in the case of a nonstatutory stock option, no stock option granted under the LTIP is transferable other than by will or by the laws of descent and distribution, and a stock option may be exercised during an optionee’s lifetime only by the optionee. Stock options may not be transferred in exchange for consideration.

Subject to the foregoing and the other provisions of the LTIP, stock options granted under the LTIP may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the committee. No reload option rights or dividend equivalents may be granted in connection with any stock option.

Stock Appreciation Rights

The committee may grant stock appreciation rights in conjunction with a stock option or on a stand-alone basis. Stock appreciation rights granted in conjunction with a stock option, which we refer to as tandem stock appreciation rights, entitle the person exercising them to surrender the related stock option or any portion thereof without exercising the stock option and to receive from us that number of shares of our common stock with a fair market value, on the date of exercise of the stock appreciation right, equal to the excess of the fair market value of one share on such date over the fair market value per share on the grant date of the stock appreciation right, multiplied by the number of shares covered by the stock option, or portion thereof, which is surrendered.

Tandem stock appreciation rights are exercisable to the extent that the related stock option is exercisable and only by the same person who is entitled to exercise the related stock option. Tandem stock appreciation rights granted in conjunction with an incentive stock option are not exercisable unless the then fair market value of common stock exceeds the option price of the shares subject to the option.

Stand-alone stock appreciation rights entitle the person exercising them to receive from us that number of shares of our common stock with a fair market value, on the date of exercise of the stock appreciation right, equal to the excess of the fair market value of one share on such date over the exercise price, which exercise price may not be less than 100% of the fair market value per share on the grant date, multiplied by the number of shares covered by the stock appreciation right.

Unless the committee determines otherwise, or local law prohibits, the post-termination of employment and service provisions applicable to stock options also apply to stock appreciation rights. No dividend equivalents may be granted in connection with any stock appreciation right.

The committee may, in its discretion, determine that our obligation will be paid in shares of our common stock or cash, or partially in each.

Restricted Stock

Shares of restricted stock will be subject to such restrictions (which may include restrictions on the right to transfer or encumber the shares while subject to restriction) as the committee may impose and will be subject to forfeiture in whole or in part if certain events (which may, in the discretion of the committee, include termination of employment and/or performance-based events) specified by the committee occur prior to the lapse of the restrictions. The restricted stock agreement between us and the awardee will set forth the number of shares of restricted stock awarded to the awardee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the shares of restricted stock in whole or in part and such other terms and conditions as the committee in its discretion deems appropriate. In the case of awards to employees, the restriction period applicable to restricted stock may not be less than three years, with no more frequent than ratable vesting over such period, in the case of a time-based restriction, or one year in the case of a performance-based restriction, except that up to the sum of (i) the number of shares not subject to the minimum vesting period immediately prior to stockholder approval of the LTIP (as of February 25, 2011, 2,747,791 shares were available) and (ii) 10 percent (10%) of the total additional shares available for awards of restricted stock and other awards pursuant to which participants are not required to pay the fair market value for the shares represented thereby, as described under “General Description of the LTIP” above, may be granted as restricted stock with no minimum vesting period. This exception to the minimum vesting period applies to less than 5 percent (5%) of the total share reserve approved and subject to approval under the LTIP. Unless otherwise determined by the committee, or prohibited by local law, restricted stock is forfeited upon termination of employment or service prior to vesting, except for termination by reason of the awardee’s death, disability or sale of the business unit or subsidiary by which the awardee is employed. Award agreements may also contain specific terms with respect to vesting, forfeitures, conditions and covenants applicable following a termination of employment or service by reason of retirement or with severance or separation pay.

Following a restricted stock award and prior to the lapse or termination of the applicable restrictions, the shares of restricted stock will be held in escrow. Upon the lapse or termination of the restrictions (and not before), the share certificates, or record in book-entry form, will be delivered to the awardee. From the date a restricted stock award is effective, however, the awardee will be a stockholder with respect to the restricted stock and will have all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the restrictions and limitations imposed by the committee.

Restricted Stock Units

Restricted stock units awarded by the committee will be subject to such restrictions (which may include restrictions on the right to transfer or encumber the units while subject to restriction) as the committee may impose and will be subject to forfeiture in whole or in part if certain events (which may, in the discretion of the committee, include termination of employment and/or performance-based events) specified by the committee occur prior to the lapse of the restrictions. The restricted stock unit agreement between us and the awardee will set forth the number of restricted stock units awarded to the awardee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the restricted stock units in whole or in part and such other terms and conditions as the committee in its discretion deems appropriate.

In the case of awards to employees, the restriction period applicable to restricted stock units will be three years in the case of a time-based restriction, with no more frequent than ratable vesting over such period or, in the case of a performance-based restriction, one year, except that up to the sum of (i) the number of shares not subject to the minimum vesting period immediately prior to stockholder approval of the LTIP (as of February 25, 2011, 2,747,791 shares were available) and (ii) 10 percent (10%) of the total additional shares available for awards of restricted stock units and other awards pursuant to which participants are not required to pay the fair market value for the shares represented thereby, as described under “General Description of the LTIP” above, may be granted as restricted stock units with no minimum vesting period. This exception to the minimum vesting period applies to less than 5 percent (5%) of the total share reserve approved and subject to approval under the LTIP. Unless otherwise determined by the committee, or prohibited by local law, restricted stock units are forfeited upon termination of employment or service prior to vesting, except for termination by reason of the awardee’s death, disability or sale of the business unit or subsidiary by which the awardee is employed. Award agreements may also contain specific terms with respect to vesting, forfeitures, conditions and covenants applicable following a termination of employment or service by reason of retirement or with severance or separation pay. Restricted stock units may include the right to receive dividend equivalents. During the two and one-half months following the end of the year in which vesting occurs, the awardee shall be paid one share of common stock multiplied by the number of restricted stock units vested. In its discretion, the committee may determine that the obligation of the company shall be paid in cash, equal to the fair market value of a share of common stock multiplied by the number of restricted stock units vested, or partially in cash and shares.

Performance Share Units

A performance share unit granted by the committee under the LTIP shall represent a right to receive shares of common stock or their equivalent in cash, or any combination thereof based on the achievement, or the level of achievement, during a specified performance period of not less than one year, of one or more performance goals established by the committee at the time of the award. Performance share units may include the right to receive dividend equivalents.

The provisions of this paragraph apply in the case of performance share units that are intended to qualify as performance-based compensation under IRC Section 162(m). At the time a performance share unit is granted, the committee shall set forth in writing (1) the performance goals applicable to the award and the performance period during which the achievement of the performance goals shall be measured, (2) the amount which may be earned by the participant based on the achievement, or the level of achievement, of the performance goals or the formula by which such amount shall be determined and (3) such other terms and conditions applicable to the award as the committee may, in its discretion, determine. The terms so established by the committee shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any performance goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the participant based on such performance. The committee may retain the discretion to reduce (but not to increase) the amount of a performance share unit which will be earned based on the achievement of performance goals.

Performance goals shall mean one or more preestablished, objective measures of performance during a specified performance period, selected by the committee in its discretion. Performance goals may be based on one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values or as a percentage of an incentive pool: earnings or earnings per share; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues; expenses; costs; stock price; investment performance of funds or accounts or assets under management; market share; charge-offs; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios or risk-measurement ratios) or results; cash flow. Performance goals may be based either on our performance or the performance of any of our affiliates, branches, departments, business units or other portion thereof under such measure for the performance period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior performance periods or other measure selected or defined by the committee at the time of making a performance share unit award. For awards not intended to qualify as performance-based compensation, the committee may in its discretion use other performance measures.

Following completion of the applicable performance period, and prior to any payment of a performance award to the participant which is intended to qualify under IRC Section 162(m), the committee shall determine in accordance with the terms of the performance share unit and shall certify in writing whether the applicable performance goal or goals were achieved, or the level of such achievement, and the amount, if any, earned by the participant based upon such performance.

In any one calendar year during a particular performance period, the maximum amount which may be earned by any single participant under awards (other than options and stock appreciation rights) that are intended to qualify as performance-based compensation under IRC Section 162(m) and may be earned based on the achievement of performance criteria specified in the LTIP is 1,000,000 shares of common stock or, if such award is payable in cash, the fair market value equivalent thereof. In the case of multi-year performance periods, the amount which is paid for any one calendar year of the performance period is the amount paid for the performance period divided by the number of calendar years in the period.

Performance share units granted by the Committee and based upon the performance criteria provided under the LTIP are intended to qualify for the “performance based compensation” exception from the $1 million cap on deductibility of executive compensation imposed by IRC Section 162(m). Absent additional stockholder approval, no performance award intended to qualify under IRC Section 162(m) may be granted under the LTIP subsequent to our annual meeting of stockholders in 2016.

Deferred Stock Units

The committee may grant deferred stock units to participants. A deferred stock unit entitles the participant to receive a number of shares of common stock from us on a deferred payment date specified by the participant. The committee shall determine the terms and conditions of deferred stock units, subject to the same three-year and one-year minimum vesting requirements applicable to restricted stock units. Unless otherwise determined by the committee, deferred stock units entitle the participant to receive dividend equivalents, which are payable no earlier than the date payment is elected for the deferred stock unit.

Other Stock-Based Awards

The committee is authorized, subject to limitations under applicable law, to grant such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock, as deemed by the committee to be consistent with the purposes of the LTIP, including, without limitation, purchase rights, shares of common stock awarded without restrictions or conditions, convertible securities, exchangeable securities or other rights convertible or exchangeable into shares of common stock, as the committee in its discretion may determine. Other stock-based awards, excepting purchase rights, may include the right to receive dividends or dividend equivalents, as applicable.

The committee shall determine the terms and conditions of other stock-based awards, subject to the same three-year and one-year minimum vesting requirements applicable to restricted stock units or restricted stock, as applicable. Any shares of common stock or securities delivered pursuant to a purchase right granted under the LTIP shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, shares of common stock, or other property or any combination thereof, as the committee shall determine. However, the value of such consideration shall not be less than the fair market value of such shares of common stock or other securities on the date of grant of the purchase right.

Cash Awards

The committee may grant cash awards to participants that it deems to be consistent with the purposes of the LTIP. Cash awards are subject to the achievement of performance goals and are based on the performance criteria included in the LTIP as determined by the committee. Following completion of the applicable performance period, and prior to any payment of a cash award to a participant which is intended to qualify under IRC Section 162(m), the committee shall determine in accordance with the terms of the cash award and shall certify in writing whether the applicable performance goal or goals were achieved, or the level of such achievement, and the amount, if any, earned by the participant based upon such performance. The maximum amount payable for cash awards to any one individual based on the achievement of performance criteria under the LTIP for any one calendar year is $10,000,000. In the case of multi-year performance periods, the amount which is paid in any one calendar year of the performance period is the amount paid for the performance period divided by the number of calendar years in the period.

Additional Rights on Change in Control

The LTIP provides for certain additional rights upon the occurrence of a change in control, as defined in the LTIP. Such an event is deemed to have occurred (i) when a beneficial owner of securities (other than us, any of our subsidiaries or any employee benefit plan sponsored by us, an underwriter for such entities, any beneficial owner in certain excluded transactions as described below or any transactions excepted by resolution of the incumbent directors) is entitled to thirty percent (30%) or more of our voting power, (ii) upon consummation of a merger, consolidation, statutory share exchange or similar transaction involving us, or any sale, lease or disposition of all or substantially of our consolidated assets, excluding certain transactions as described below, (iii) when, during any period of not more than two years, the incumbent directors no longer represent a majority of our Board, or (iv) when our stockholders approve a plan of complete liquidation or dissolution. For purposes of the foregoing, transactions are excluded if (i) 50 percent or more of the total voting power of the surviving company’s voting securities are represented by voting securities outstanding immediately before the reorganization or sale (or securities into which such voting securities were converted immediately prior to the reorganization or sale), (ii) there is no beneficial owner entitled to 30 percent or more of the total voting power of the then-outstanding voting securities of the surviving company, and (iii) a majority of the board of directors of the surviving company were incumbent directors at the time our Board approved the initial agreement for such reorganization or sale.

Unless the agreement between us and the awardee otherwise provides, in the event the employment of a participant is terminated by us and its affiliates without cause within two years following a change in control (i) all outstanding stock options, stock appreciation rights and other exercise rights will become immediately and fully exercisable, and may be exercised for a period of one year from the date of such termination of employment, but in no event after the expiration date of the stock option, stock appreciation right or other exercise right, and (ii) all restrictions applicable to restricted stock and restricted stock units, deferred stock units, and other stock-based awards under the LTIP will lapse and such awards will fully vest. Upon the occurrence of any change in control, all performance criteria and other conditions to payment of performance share units, cash awards and other awards under which payments are subject to performance conditions shall be deemed to be achieved or fulfilled on a pro-rata basis for the number of whole months elapsed from the commencement of the performance period through the date of the change in control, at the actual performance level achieved or, if not determinable, in the manner specified by the committee at the commencement of the performance period, and shall be waived by us.

The committee may condition the acceleration, exercise period, lapse of restrictions and/or deemed achievement of performance goals upon the occurrence of a change in ownership or effective control of the company or in the ownership of a substantial portion of the assets of us as determined under IRC Section 409A.

Possible Anti-Takeover Effect

The provisions of the LTIP providing for the acceleration of the exercise date of stock options, the lapse of restrictions applicable to restricted stock, restricted stock units, deferred stock units and other stock-based awards in certain circumstances following the occurrence of a change in control, and the deemed achievement of performance goals following a change in control may be considered as having an anti-takeover effect.

Miscellaneous

The maximum aggregate number of shares of our common stock which shall be available for the grant of stock options and stock appreciation rights to any one individual under the LTIP during any calendar year shall be limited to 4,000,000 shares. The Board may amend or terminate the LTIP at any time, except that the Board may not terminate any outstanding award and except that no amendment may be made without the approval of our stockholders if (i) the effect of the amendment is to make any changes in the class of employees eligible to receive incentive stock options or increase the number of shares for which incentive stock options may be granted under the LTIP or (ii) if stockholder approval of the amendment is required by the rules of any stock exchange on which the common stock may then be listed or (iii) for stock options, stock appreciation rights and performance share units, cash awards and other awards granted under the LTIP to qualify as “performance based compensation” as then defined in the regulations under IRC Section 162(m). Unless approved by stockholders, repricing of stock options, stock appreciation rights and other purchase rights is not permitted, and the purchase price of any such award may not be reduced after grant except to reflect stock splits and similar events. This prohibition applies to direct and indirect repricing, whether through amendment, cancellation, or replacement in exchange for another award or cash payment.

Forfeiture of Awards

Any incentive-based compensation otherwise payable or paid to current or former executive officers may be forfeited and repaid to us as required by regulations, including the “clawback” provisions of Section 954 of the Dodd-Frank Act and the committee may determine, and provide in an award agreement, that an award will be forfeited or must be repaid upon terms specified including, without limitation, if the participant directly or indirectly engages in competitive conduct or other conduct that is materially adverse to our interests, including fraud or conduct contributing to any financial restatements or irregularities. Except to the extent provided in an award agreement, awards are not transferable. Awards may not be transferred in exchange for consideration.

New Plan Benefits

As further described in the “Director Compensation” section above, each non-management director will receive an award of deferred stock units with a value equal to $110,000 shortly after the Annual Meeting under the LTIP. The units will vest one year after their award and must be held for as long as the director serves on the Board. The units will accrue dividends, which will be reinvested in additional deferred stock units. The following table sets forth the aggregate amounts of these awards to our non-executive directors.

Long-Term Incentive Plan

Name and Position	Dollar Value ($)
Non-Executive Director Group (12 total)	$1,320,000

Except as described above, the actual amount of other awards to be received by or allocated to participants or groups under the LTIP is not determinable in advance because the selection of participants who receive awards under the LTIP, and the size and type of awards to such individuals and groups are generally determined by the committee in its discretion.

The following table shows the awards granted in 2010 to all named executive officers, all current executive officers as a group and to all non-executive officer employees as a group under predecessor plans and arrangements:

	Stock Options
	Number of Shares (#)	Average Exercise Price ($)	Restricted Stock and Restricted Share Units (Number of Shares)
Robert P. Kelly, Chairman and Chief Executive Officer	584,255	$30.25	254,046
Thomas P. Gibbons, Chief Financial Officer	193,726	$30.25	54,254
Gerald L. Hassell, President	319,803	$30.25	89,562
Curtis Y. Arledge, Vice Chairman	0	N/A	347,625
Brian G. Rogan, Vice Chairman	175,276	$30.25	49,087
Steven G. Elliott, Retired Senior Vice Chairman	173,739	$30.25	48,656
Ronald P. O’Hanley, Former Vice Chairman	384,378	$30.25	107,647
All current executive officers as a group (15 persons)	2,104,440	$30.29	1,071,082

All non-executive officer employees as a group	10,485,033	$30.25	3,521,840

Federal Income Tax Consequences

The following is a brief summary of the principal Federal income tax consequences of the grant and exercise of awards under present law.

Incentive Stock Options. An optionee will not recognize any taxable income for federal income tax purposes upon receipt of an incentive stock option or, generally, at the time of exercise of an incentive stock option. The exercise of an incentive stock option generally will result in an increase in an optionee’s taxable income for alternative minimum tax purposes.

If an optionee exercises an incentive stock option and does not dispose of the shares received in a subsequent “disqualifying disposition” (generally, a sale, gift or other transfer within two years after the date of grant of the incentive stock option or within one year after the shares are transferred to the optionee), upon disposition of the shares any amount realized in excess of the optionee’s tax basis in the shares disposed of will be treated as a long-term capital gain, and any loss will be treated as a long-term capital loss. In the event of a “disqualifying disposition,” the difference between the fair market value of the shares received on the date of exercise and the option price (limited, in the case of a taxable sale or exchange, to the excess of the amount realized upon disposition over the optionee’s tax basis in the shares) will be treated as compensation received by the optionee in the year of disposition. Any additional gain will be taxable as a capital gain and any loss as a capital loss, which will be long-term or short-term depending on whether the shares were held for more than one year. Under proposed regulations, special rules apply in determining the compensation income recognized upon a disqualifying disposition if the option price of the incentive stock option is paid with shares of our common stock. If shares of our common stock received upon the prior exercise of an incentive stock option are transferred to us in payment of the option price of an incentive stock option within either of the periods referred to above, the transfer will be considered a disqualifying disposition of the shares transferred, but, under proposed regulations, only compensation income determined as stated above, and no capital gain or loss, will be recognized.

Neither we nor any of our subsidiaries will be entitled to a deduction with respect to shares received by an optionee upon exercise of an incentive stock option and not disposed of in a “disqualifying disposition.” Except as described in “Other Tax Matters” below, if an amount is treated as compensation received by an optionee because of a disqualifying disposition, we or one of our subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

Nonstatutory Stock Options. An optionee will not recognize any taxable income for federal income tax purposes upon receipt of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price will be treated as compensation received by the optionee in the year of exercise. If the option price of a nonstatutory stock option is paid in whole or in part with shares of our common stock, no income, gain or loss will be recognized by the optionee on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the nonstatutory stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise will be treated as compensation income received by the optionee on the date of exercise of the stock option.

Except as described in “Other Tax Matters” below, we or one of our subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the optionee.

Stock Appreciation Rights. An awardee will not recognize any taxable income for federal income tax purposes upon receipt of stock appreciation rights. The value of any common stock or cash received in payment of stock appreciation rights will be treated as compensation received by the awardee in the year in which the awardee receives the common stock or cash. We generally will be entitled to a corresponding deduction in the same amount for compensation paid.

Restricted Stock. An awardee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, an awardee may elect under IRC section 83(b) to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the awardee does not make a section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the awardee and will be taxable in the year the restrictions lapse. Except as described in “Other Tax Matters” below, we or one of our subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Restricted Stock Units. An awardee who receives restricted stock units will not recognize any taxable income for federal income tax purposes upon receipt of the award. Any cash or shares of common stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or shares of common stock. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Performance Share Units. An awardee who receives a performance share unit will not recognize any taxable income for federal income tax purposes upon receipt of the award. Any cash or shares of common stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or shares of common stock. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Deferred Stock Units. An awardee who receives a deferred stock unit will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any shares of common stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such shares of common stock. The company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Cash Awards. An awardee who receives a cash award will not recognize any taxable income for federal income tax purposes upon grant of the award. Any cash received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Other Tax Matters. The exercise by an awardee of a stock option or stock appreciation right, the lapse of restrictions on restricted stock or restricted stock units, deferred stock units and other stock-based awards or the deemed achievement or fulfillment of performance awards and cash awards following the occurrence of a change in control, in certain circumstances, may result in (i) a 20% Federal excise tax (in addition to federal income tax) to the awardee on certain payments of our common stock or cash resulting from such exercise or deemed achievement or fulfillment of performance awards and cash awards or, in the case of restricted stock or restricted stock units, deferred stock units and other stock-based awards on all or a portion of the fair market value of the shares, units or cash on the date the restrictions lapse and (ii) the loss of a compensation deduction which would otherwise be allowable to us or one of our subsidiaries as explained above. We and our subsidiaries may lose a compensation deduction, which would otherwise be allowable, for all or a part of compensation paid in the form of (i) restricted stock or restricted stock units or (ii) performance awards or cash awards based on performance criteria other than those specified in the LTIP, if, as of the close of the tax year, the employee is our Chief Executive Officer (or acts in that capacity) or is another “covered employee” as defined under the IRC, if the total compensation paid to such employee exceeds $1,000,000.

Action by Stockholders

Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy.

The Board of Directors unanimously recommends that you vote “FOR” approval of our Amended and Restated Long-Term Incentive Plan.

APPROVAL OF AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN

(Proposal 5 on your proxy card)

Background and Amendments

The Executive Incentive Compensation Plan, which we refer to as the “EICP,” was originally adopted by the Board of Directors on March 11, 2008 and approved by the company’s stockholders on April 8, 2008.

Upon recommendation of the HRC Committee, our Board of Directors adopted on February 25, 2011, subject to your approval, an amended and restated EICP. The principal amendments to the original EICP are (i) an increase in the individual per-employee limit payable under the EICP, (ii) the addition of performance criteria and (iii) the ability to specify deferred payment dates for awards.

The affirmative vote of the stockholders is required for approval of the amended and restated EICP. If the company’s stockholders do not approve the amended and restated EICP as proposed in this proxy statement, the original EICP will remain in effect without the amendments. Accordingly, if the stockholders of the company do not approve the amended and restated EICP, there will be no increase in the individual per-employee limit, no addition of performance criteria, and the current payment terms will continue to apply. Consequently, participants will not receive performance-based compensation under the terms of the amended and restated EICP if stockholder approval is not obtained.

Reasons for Amendment

Our Board of Directors approved and recommends that the stockholders also approve the proposed amended and restated EICP because the continuing ability to make performance-based awards under the EICP is central to the effective execution of our compensation philosophy. An increase in the per-employee limit is necessary to permit the EICP to continue to operate as intended, and the additional amendments conform the EICP to current market practice and regulation. Performance-based compensation is excepted from the general disallowance of a federal income tax deduction for amounts of compensation over $1 million paid to our Chief Executive Officer and certain other executive officers. Accordingly, the amended and restated EICP allows the company to deliver performance-based compensation in a tax efficient manner. In addition, the EICP is required to be reapproved by stockholders in accordance with the requirements of the Internal Revenue Code, at least once every five years.

General Description of the Amended and Restated EICP

The principal features of the EICP as we propose to amend and restate it are summarized below. The summary is qualified in its entirety by the full text of the amended and restated EICP, which is included as Appendix B to this proxy statement. Capitalized terms used in this proposal are defined in the EICP.

The purpose of the EICP is to promote our financial interests, including growth, by:

•	attracting and retaining officers and key executives of outstanding competence;

•	motivating officers and key executives by means of performance-related incentives; and

•	providing competitive incentive compensation opportunities.

Our executive employees who are, or are expected to be, “covered employees” under IRC Section 162(m), and other executive employees selected for participation in the discretion of the committee administering the EICP are eligible to participate in the EICP. It is expected that approximately 14 employees will be eligible to participate in the EICP.

The EICP includes provisions that protect our ability to take a tax deduction for performance-based awards made under the EICP, in conformance with IRC Section 162(m) and related regulations, in case certain executive officers who are awardees individually have more than $1,000,000 of compensation in any one year. In accordance with IRC Section 162(m), if you do not approve the EICP as amended and restated, no awards would be made under the amended and restated EICP to the Chief Executive Officer or any of our other three highest compensated executive officers, excluding the Chief Financial Officer.

No awards may be granted under the EICP subsequent to our annual meeting of stockholders in 2016.

Administration

The EICP will be administered by the HRC Committee, consisting of not less than two members of the Board. Each member of the committee must be an “outside director” as defined in IRC Section 162(m), a “non-employee director” as defined in Rule 16b-3 of the Exchange Act, an “independent director” under the NYSE listing standards, and an independent director under any other applicable regulatory requirements. The committee has the power to select employees to participate in the EICP, determine the size of awards under the EICP, approve payment of all awards, and make all necessary determinations under the EICP.

Performance Periods and Performance Goals

It is expected that there will be one-year performance periods under the EICP. The committee may also establish performance periods of different durations, including longer and multi-year periods, and shorter performance periods for individuals who are hired or become eligible after the commencement of the performance period. A new performance period will generally begin on January 1 of each calendar year and end on December 31 of that calendar year. It is expected that the first performance period under the EICP will commence on January 1, 2012 and end on December 31, 2012. Within 90 days after the beginning of each performance period, the committee will establish specific performance goals for the period. The performance goals are the specific targets and objectives established by the committee under one or more, or a combination of, absolute or relative values or a percentage of any of the following objective performance measures: earnings or earnings per share; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues; expenses; costs; stock price; investment performance of funds or accounts or assets under management; market share; charge-offs; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios or risk-measurement ratios) or results; cash flow.

The committee may designate one or more of the goals as applicable to our performance, the performance of an affiliate, any branch, department, business unit or portions thereof, and/or upon a comparison with performance of a peer group of corporations, prior performance periods or other measures selected or defined by the committee.

At the commencement of each performance period, the committee will also establish a payment schedule, setting forth the amount or percentage of an incentive pool to be paid based on the extent to which the performance goals for the performance period are actually achieved. The payment schedule may be expressed by any measure specified by the committee. Results against the performance goals will be determined and measured by an objective calculation method established by the committee at the time of establishment of the performance goals, and the committee may determine, at the time the performance goals are established, that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational or extraordinary items as defined by generally accepted accounting principles, will be excluded from the calculation of the performance goal.

Payment of any incentive award under the EICP is contingent upon the attainment of the pre-established performance goals. The amount of any incentive award paid may not exceed the amount established on the payment schedule. The committee may not increase any incentive award payable. The committee may, however, reduce or eliminate any incentive award payable for any reason, including to reflect risk-based adjustments, provided that the action will not result in any increase in the amount of any incentive award payable to any other EICP participant.

Termination of Employment

Unless the committee determines otherwise, in the event a participant’s employment is terminated prior to the date of payment of an incentive award, the participant will forfeit all rights to any award for such performance period.

Change in Control

Unless the committee determines otherwise, in the event a change in control occurs, as defined in our long-term incentive plan at the time of the event, the then-current performance period will end. All performance criteria and other conditions pertaining to awards will be deemed to be achieved or fulfilled on a pro rata basis for the number of whole months that have elapsed from the commencement of the performance period over the number of whole months in the original performance period, and measured at the actual performance level achieved or, if not determinable, in the manner specified by the committee at the commencement of the performance period, and shall be waived by us.

Payment of Incentive Awards

Incentive awards will be paid in cash on the dates specified in the participant’s award agreement, which may include a deferred payment date, and if no dates are specified the awards will be paid during the two and one-half month period following the end of the year in which the performance period ends and after the committee has determined and certified in writing the extent to which the performance goals were attained and the incentive awards were earned. The committee may determine to pay awards in our common stock, from the LTIP, or other applicable plan, or any combination of cash and stock.

The maximum amount payable in cash to any one participant under the EICP for any calendar year (or any portion thereof in the case of a performance period of less than one calendar year) is the sum of (i) 0.5% of the Company’s positive pre-tax income from continuing operations, before the impact of the cumulative effect of accounting changes and extraordinary items, as disclosed on our consolidated statement of income for such year included within our annual report on Form 10-K as filed with the SEC and (ii) $3,000,000. The amount payable for any one calendar year is measured for the year in which the relevant performance period ends, and for which the relevant performance goals are certified or achieved, regardless of the fact that payment may occur in a later year. In the case of multi-year performance periods, the amount which is earned for any one calendar year is the amount paid for the performance period divided by the number of calendar years in the performance period. For illustration, the maximum amount as calculated for 2010 would have been $21,468,000. In any year in which the company has negative pre-tax income, the maximum amount would be $3,000,000. The maximum is included for the purpose of complying with IRC Section 162(m) and in comparison, our 2010 incentive awards ranged from $1,000,000 to $5,610,000.

New Plan Benefits

The actual amount of compensation to be paid to participants under the EICP is not determinable in advance because it is substantially uncertain whether the minimum levels of performance necessary to achieve any level of incentive award under the EICP, and what levels of performance, will be realized. Additionally, the committee has retained discretion to reduce or eliminate the incentive awards payable to any participant under the EICP.

The following table sets forth the amount of awards that were received by each of the following individuals and groups for the last completed fiscal year and which would have been paid under the EICP prior to amendment:

Name and Position(1)	Actual Amount of Awards ($) for Fiscal Year 2010
Robert P. Kelly, Chairman and Chief Executive Officer	$5,610,000
Thomas P. Gibbons, Chief Financial Officer	$2,050,000
Gerald L. Hassell, President	$3,272,500
Curtis Y. Arledge, Vice Chairman	$—
Brian G. Rogan, Vice Chairman	$2,050,000
Steven G. Elliott, Retired Senior Vice Chairman	$2,137,500
Ronald P. O’Hanley, Former Vice Chairman	$—
All current executive officers as a group (14 eligible persons)	$25,265,500

(1)	Non-employee directors are not eligible to participate in the EICP and currently there are no non-executive officer participants; accordingly, both groups are omitted from the table.

Forfeiture of Awards

An award otherwise payable or paid to current or former executive officers may be forfeited and repaid to us as required by regulations, including the “clawback” provisions of Section 954 of the Dodd-Frank Act, and the committee may determine that an award will be forfeited or must be repaid upon terms specified including, without limitation, if the participant directly or indirectly engages in competitive conduct or other conduct that is materially adverse to our interests, including fraud or conduct contributing to financial restatements or irregularities.

Amendment or Termination of EICP

We may amend, suspend or terminate the EICP at any time, subject to any shareholder approval requirements of IRC Section 162(m).

Possible Anti-Takeover Effect

The provisions of the EICP providing for the termination of the performance period and the deemed achievement of performance goals following a change in control may be considered as having an anti-takeover effect.

Federal Income Tax Consequences

Incentive Awards. A participant will not recognize any taxable income for federal income tax purposes upon establishment of a payment schedule. Any cash or stock received pursuant to an incentive award will be treated as compensation income received by the participant generally in the year in which the participant receives such cash or stock. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the participant.

Additional Information. We expect to award performance-based compensation under the EICP, which is exempt from the $1,000,000 annual deduction limit (for federal income tax purposes) of compensation paid by public corporations to each of our Chief Executive Officer and three other most highly compensated executive officers in each fiscal year, excluding the chief financial officer, which limit is imposed by IRC Section 162(m). Because of ambiguities and uncertainties as to the application and interpretation of IRC Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under IRC Section 162(m) does in fact do so.

Action by Stockholders

Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy.

The Board of Directors unanimously recommends that you vote “FOR” approval of our Amended and Restated Executive Incentive Compensation Plan.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal 6 on your proxy card)

The Audit Committee has appointed KPMG LLP as our independent registered public accountants for the year ending December 31, 2011.

We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

While the Audit Committee retains KPMG LLP as our independent public accountants, the Board is submitting the selection of KPMG LLP to the stockholders for ratification upon the recommendation to do so by the Audit Committee. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2011. If the selection of KPMG LLP is not ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the selection of KPMG LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change is in our best interests.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy.

The Board of Directors unanimously recommends that you vote “FOR” approval of KPMG LLP as our independent registered public accountants for the year ending December 31, 2011.

STOCKHOLDER PROPOSAL REQUESTING ADOPTION OF CUMULATIVE VOTING

(Proposal 7 on your proxy card)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave, N.W., Suite 215, Washington, D.C. 20037, owner of 1,000 shares of our common stock, has given notice that she intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which we accept no responsibility, are set forth below:

RESOLVED: “That the stockholders of The Bank of New York Mellon Corporation, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

Supporting Statement

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 338,763,781 shares, representing approximately 36.1% of shares voting, voted FOR this proposal.”

If you AGREE, please mark your proxy FOR this resolution.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that the present system of voting for directors — whereby each share is entitled to one vote for each nominee for director — is more likely to assure that the Board of Directors will act in the interests of all of our stockholders. On the other hand, cumulative voting could make it possible for an individual stockholder or group of stockholders with special interests to elect one or more directors to our Board of Directors to represent their particular interests. Such a stockholder or group of stockholders could have goals that are inconsistent with, and could conflict with, the interests and goals of the majority of our stockholders. The election of a candidate representing a single segment of our stockholder base or interested in a narrow issue or range of issues would not, in our Board of Directors’ view, advance the interests of our stockholders at large, further the cause of corporate governance, or promote the best Board processes and dynamics.

In addition, we operate in a highly regulated environment and need directors who have expertise in and an understanding of complex regulatory and financial matters. The Board of Directors considers a wide range of complicated issues that face the company such as acquisitions, financings, deployment of assets and long-term corporate strategy. A director who is elected by cumulative voting may represent a position on a single issue or represent a particular interest group. As a result, such a director may lack the background, knowledge or experience to be able to make informed decisions with respect to complex matters relating to our operations or strategy that are presented to the Board of Directors and would be ineffective. In the current economic environment, the Board of Directors believes that the most qualified directors will be those directors who can effectively evaluate and address all issues relevant to running the company. The system of voting that we presently utilize, and which is utilized by virtually all major publicly traded corporations, promotes the election of a more effective Board of Directors because each director represents the stockholders as a whole.

Under Delaware law (which is the law under which the company is organized), the Board of Directors does not have the unilateral power to enact cumulative voting. Under Delaware law, cumulative voting must be specifically authorized in our certificate of incorporation, and only our stockholders can approve the necessary amendment to our certificate of incorporation. Under Delaware law, the Board of Directors’ fiduciary duties require it to determine the advisability of all amendments to the certificate of incorporation using its independent business judgment. This proposal could be read as a mandate that the Board of Directors approve an amendment to our certificate of incorporation. Therefore, this proposal would remove from the Board of Directors its discretion to determine whether such amendment is advisable, which is in violation of Delaware law.

We also note that none of our peer companies currently utilizes cumulative voting. If we were to enact cumulative voting, it could become more difficult for us to recruit and retain qualified director candidates, which could place us at a competitive disadvantage with respect to our peer companies.

This proposal was submitted for consideration at the 2010, 2009 and 2008 Annual Meeting of The Bank of New York Mellon Corporation, at which approximately 36%, 36% and 38% of the votes cast at each meeting, respectively, voted for this proposal. This proposal was also defeated at The Bank of New York Company Inc.’s 2007, 2006 and 2005 Annual Meetings. Therefore, the Board of Directors believes that a majority of the company’s stockholders do not support this proposal.

Accordingly, the Board of Directors unanimously recommends that you mark your proxy “AGAINST” adoption of this stockholder proposal.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder proposals intended to be included in our proxy statement and voted on at our 2012 Annual Meeting of stockholders must be received at our offices at One Wall Street, New York, New York 10286, Attention: Corporate Secretary, on or before November 12, 2011. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in the 2012 Annual Meeting proxy statement and form of proxy.

Pursuant to our by-laws and applicable SEC rules and regulations, in order for any business not included in the notice of meeting for the 2012 Annual Meeting of stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received any earlier than November 12, 2011 (120 days prior to March 11, 2012), nor any later than December 12, 2011 (90 days prior to March 11, 2012). The notice must contain the information required by our by-laws. The foregoing by-law provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our by-laws is available upon request to: The Bank of New York Mellon Corporation, One Wall Street, New York, New York 10286, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

OTHER BUSINESS

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

Arlie R. Nogay

Corporate Secretary

March 11, 2011

APPENDIX A

THE BANK OF NEW YORK MELLON CORPORATION

LONG-TERM INCENTIVE PLAN

Amended and Restated through February 25, 2011

I. Purposes

The purposes of this Long-Term Incentive Plan, as amended and restated (the “Plan”) are to promote the growth and profitability of The Bank of New York Mellon Corporation (the “Corporation”) and its Affiliates, to provide officers, other employees and non-employee directors of the Corporation and its Affiliates with the incentive to achieve long-term corporate objectives, to attract and retain officers, other employees and non-employee directors of outstanding competence, and to provide such individuals with an opportunity to acquire shares of common stock of the Corporation (the “Common Stock”) and cash awards. For purposes of the Plan, the term “Affiliate” shall mean any corporation, limited partnership or other organization in which the Corporation owns, directly or indirectly, 50% or more of the voting power.

II. General

2.1 Administration.

(a) Committee Composition. The Plan shall be administered by a Committee (the “Committee”) appointed by the Board of Directors of the Corporation (the “Board”), each member of which shall at the time of any action under the Plan be (1) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule, (2) an “outside director” as then defined in the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, (3) an “independent” director under the rules of the New York Stock Exchange, and (4) an “independent” director under any other applicable regulatory requirements. Notwithstanding the foregoing, unless otherwise determined by the Board, the Board shall administer the Plan, and otherwise exercise the same authority as the Committee, with respect to grants to members of the Board who are not employees of the Corporation or any Affiliate (the “Non-Employee Directors”).

(b) Authority. The Committee shall have the authority in its sole discretion from time to time: (i) to designate the individuals eligible to participate in the Plan; (ii) to grant Awards, as hereinafter defined, under the Plan; (iii) to prescribe such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate; and (iv) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan. A majority of the Committee shall constitute a quorum, and the action of a majority of members of the Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Committee.

(c) Binding Action. All actions of the Committee shall be final, conclusive and binding upon all persons. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(d) Delegation. To the extent permitted by applicable law, the Committee may delegate, within limits it may establish from time to time, the authority to grant awards to employees who are not subject to Section 16 of the Exchange Act and who are not “covered employees”, as defined in Section 162(m) of the Code.

2.2 Eligibility. The Committee may grant Awards under the Plan to any employee of the Corporation or any of its Affiliates. Non-Employee Directors shall also be eligible to be granted Awards other than incentive stock options. Eligible employees and Non-Employee Directors are collectively referred to herein as “Participants”.

Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to grant Awards as described herein and to determine the Participants to whom any such grant shall be made and the number of shares or value to be covered thereby. In determining the eligibility of any Participant, as well as in determining the number of shares or value covered by each Award, the Committee shall consider the position and the responsibilities of the Participant being considered, the nature and value to the Corporation or an Affiliate of his or her services, his or her present and/or potential contribution to the success of the Corporation or an Affiliate and such other factors as the Committee may deem relevant.

2.3 Awards.

(a) Available Awards. Awards under the Plan may consist of: stock options (“Options”) (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance share units, deferred stock units, other stock-based awards and cash awards (collectively, “Awards”).

(b) Award Agreements. Each Award shall be confirmed by an agreement (an “Award Agreement”), in such form as the Committee shall prescribe from time to time in accordance with the Plan.

(c) Other Plans. In the discretion of the Committee, shares of Common Stock or other types of Awards authorized under the Plan may be used in connection with, or to satisfy obligations of the Corporation or an Affiliate to eligible employees under, other compensation or incentive plans, programs or arrangements of the Corporation or an Affiliate. The minimum vesting provisions contained within Sections 4.2 and 5.2 of the Plan shall not apply in the case of an Award that is made to a participant as annual incentive compensation, and may be satisfied by reference to the vesting or performance period of any such other compensation or incentive plan, program or arrangement the obligations of which are satisfied through the use of Awards under the Plan.

2.4 Shares Available under the Plan. The aggregate number of shares of Common Stock which may be issued and as to which grants of Awards may be made under the Plan following stockholder approval of the amendment and restatement of the Plan is the sum of (i) the number of Shares available under the Plan immediately prior to stockholder approval of this amendment and restatement (as of February 25, 2011, 19,849,073 shares were available, subject to the counting, adjustment and substitution provisions of the Plan), and (ii) 30,000,000 additional Shares, subject to adjustment and substitution as set forth in Section 9, all of which may be granted as incentive stock options. Notwithstanding the foregoing sentence, the maximum aggregate number of shares of the Common Stock which may be issued in connection with Awards of restricted stock, restricted stock units, performance share units, deferred stock units and other stock-based awards granted following stockholder approval of the amendment and restatement of the Plan, pursuant to which the Participant is not required to pay the Fair Market Value, as hereinafter defined, for the shares of Common Stock represented thereby, measured as of the grant date, is the sum of (i) the number of shares available under the Plan for such full-value awards immediately prior to stockholder approval of this amendment and restatement (as of February 25, 2011, 13,562,703 such shares were available, subject to the counting, adjustment and substitution provisions of the Plan), (ii) the number of shares covering such full-value awards that again become available for issuance under the following paragraph of Section 2.4, and (iii) 15,000,000 additional shares; provided, however, that in the event the full number of shares of Common Stock under this sentence have been used, the Corporation may grant additional full-value awards from the remaining available Shares set forth in subsection (ii) of the preceding sentence, with each such Share counting as 2.75 Shares against such remaining available Shares.

For purposes of this Section 2.4, the number of shares of Common Stock to which an Award relates shall be counted against the number of shares of Common Stock available under the Plan at the time of grant of the Award, provided that tandem Awards shall not be double-counted and Awards payable solely in cash or granted in substitution for awards of an acquired company shall not be counted. If any Award under the Plan is cancelled by mutual consent or terminates or expires for any reason without having been exercised in full, except by reason of the exercise of a tandem Award, or if shares of Common Stock pursuant to an Award are forfeited pursuant to restrictions applicable to the Award, or if payment is made to the Participant in the form of cash, cash equivalents or other property other than shares of Common Stock, the number of shares subject thereto shall again be available for purposes of the Plan. Notwithstanding the foregoing, the following shares of Common Stock shall not become available for purposes of the Plan: (1) shares of Common Stock previously owned or acquired by the Participant that are delivered to the Corporation, or withheld from an Award, to pay the exercise price, (2) shares of Common Stock that are delivered or withheld for purposes of satisfying a tax withholding obligation, or (3) shares of Common Stock reserved for issuance upon the grant of a SAR Award that exceed the number of shares actually issued upon exercise. The shares which may be issued under the Plan may be either authorized but unissued shares or treasury shares or partly each, as shall be determined from time to time by the Board or its delegate.

2.5 Individual Limitations on Awards. The maximum aggregate number of shares of Common Stock which shall be available for the grant of Options and SARs to any one individual under the Plan during any calendar year shall be limited to 4,000,000 shares. The maximum number of shares subject to Awards (other than Options and SARs and cash awards) that are intended to qualify as performance-based compensation under Section 162(m) of the Code and may be paid to any one individual based on the achievement of Performance Criteria for any calendar year is 1,000,000 shares or, if such Award is payable in cash, the Fair Market Value equivalent thereof. The maximum amount payable for cash awards to any one individual based on the achievement of Performance Criteria under the Plan for any one calendar year shall be $10,000,000. In the case of multi-year Performance Periods, as hereinafter defined, the amount which is paid for any one calendar year of the Performance Period is the amount paid for the Performance Period divided by the number of calendar years in the period. The limitations in this Section 2.5 shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

2.6 Conditions. The obligation of the Corporation to issue shares of Common Stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock may then be listed and (iii) all other applicable laws, regulations, rules and orders which may then be in effect.

2.7 Forfeiture. Notwithstanding any other provision of the Plan, any incentive-based compensation otherwise payable or paid to current or former executive officers shall be forfeited and/or repaid to the Corporation as may be required pursuant to applicable regulatory requirements and the Committee may determine in its discretion that an Award shall be forfeited and/or shall be repaid to the Corporation upon terms specified including, without limitation, if the Participant directly or indirectly engages in (i) competition with the Corporation or any of its Affiliates or (ii) conduct that is materially adverse to the interests of the Corporation, including fraud or conduct contributing to any financial restatements or irregularities.

2.8 Deferral of Awards. Subject to approval and any requirements imposed by the Committee and to the extent permitted under Section 409A of the Code, each Participant may be eligible to defer receipt, under the terms and conditions as may be approved by the Corporation, of part or all of any payments otherwise due under any Award.

III. Stock Options and Stock Appreciation Rights

3.1 Grant. The Committee shall have authority, in its discretion, (a) to grant “incentive stock options” pursuant to Section 422 of the Code, (b) to grant “nonstatutory stock options” (i.e., Options which do not qualify under Sections 422 or 423 of the Code), (c) to grant tandem SARs in conjunction with Options and (d) to grant SARs on a stand-alone basis. Tandem SARs may only be granted at the time the related Option is granted. No reload option rights or dividend equivalents may be granted in connection with any Option or SAR.

3.2 Stock Option Provisions.

(a) Option Price. The purchase price at which each Option may be exercised (the “Option Price”) shall be such price as the Committee, in its discretion, shall determine but shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock covered by the Option on the date of grant.

(b) Form of Payment. The Option Price for each Option shall be paid in full upon exercise and shall be payable (i) in cash (including check, bank draft or money order), which may include cash forwarded through a broker or other agent-sponsored exercise or financing program, or (ii) except as otherwise provided in the Award Agreement, in whole or in part by delivering to, or withholding from the Award, shares of Common Stock having a Fair Market Value on the date of exercise of the Option equal to the Option Price for the shares being purchased; except that any portion of the Option Price representing a fraction of a share shall in any event be paid in cash, and delivered shares may be subject to terms and conditions imposed by the Committee. If permitted by the Committee, delivery of shares in payment of the Option Price of an Option may be accomplished by the Participant’s certification of ownership of the shares to be delivered, in which case the number of shares issuable on exercise of the Option shall be reduced by the number of shares certified but not actually delivered.

(c) Limitation on Incentive Stock Options. The aggregate Fair Market Value, determined on the date of grant, of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year under all plans of the corporation employing such employee, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000. To the extent the amount is exceeded, such stock options shall be nonstatutory stock options.

(d) Exercisability and Term. Options shall become exercisable at such time or times and/or upon the occurrence of such event or events as may be determined by the Committee. No Option shall be exercisable after the expiration of ten years. To the extent exercisable at any time, Options may be exercised in whole or in part. Each Option shall be subject to earlier termination as provided in Sections 3.3(d) and 3.5 hereof.

3.3 Stock Appreciation Right Provisions.

(a) Price of Stand-Alone SARs. The base price for stand-alone SARs (the “Base Price”) shall be such price as the Committee, in its sole discretion, shall determine but shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock covered by the stand-alone SAR on the date of grant.

(b) Payment of SARs. SARs shall entitle the Participant upon exercise to receive the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Option Price of any tandem Option or the Base Price of a stand-alone SAR, multiplied by the number of shares in respect of which the SAR shall have been exercised. In the sole discretion of the Committee, the Corporation may pay all or any part of its obligation arising out of a SAR exercise in cash, shares of Common Stock or any combination thereof. Payment shall be made by the Corporation following exercise.

(c) Term and Exercise of Stand-Alone SARs. The term of any stand-alone SAR granted under the Plan shall be for such period as the Committee shall determine, but for not more than ten years from the date of grant thereof. Each stand-alone SAR shall be subject to earlier termination as provided in Section 3.5 hereof. Each stand-alone SAR granted under the Plan shall be exercisable on such date or dates during the term thereof and for such number of shares of Common Stock as may be provided in the Award Agreement.

(d) Term and Exercise of Tandem SARs. If SARs are granted in tandem with an Option (i) the SARs shall be exercisable at such time or times and to such extent, but only to such extent, that the related Option shall be exercisable, (ii) the exercise of the related Option shall cause a share for share reduction in the number of SARs which were granted in tandem with the Option; and (iii) the payment of SARs shall cause a share for share reduction in the number of shares covered by such Option.

3.4 Non-Transferability. No incentive stock option and, except to the extent otherwise determined by the Committee and reflected in the Award Agreement or an amendment thereto, no nonstatutory stock option, SAR or other award shall be transferable by the grantee otherwise than by Will, or if the grantee dies intestate, by the laws of descent and distribution of the state of domicile of the grantee at the time of death; provided, further that awards may not in any event be transferred in exchange for consideration. All incentive stock options and, except to the extent otherwise determined by the Committee and reflected in the Award Agreement or an amendment thereto, all nonstatutory stock options, SARs and other purchase rights shall be exercisable during the lifetime of the grantee only by the grantee.

3.5 Employees; Post-termination Exercise Periods. Except as otherwise expressly provided to the contrary in the applicable Award Agreement or as prohibited by local law, in the case of a Participant whose employment is terminated:

(a) Early Retirement. If termination of employment of a Participant occurs on or after age 55 and prior to attainment of age 60 other than a termination for Cause, as defined in Section 3.5(e), the Participant shall have the right to exercise his or her Options and SARs within three years from the date of termination, to the extent such Options and SARs were exercisable at the time of such termination. If termination of employment of a Participant occurs on or after age 60 and prior to attainment of age 65 other than a termination for Cause, as defined in Section 3.5(e), the Options and SARs shall continue to vest for a period of five years from the date of termination and the Participant shall have the right to exercise his or her Options and SARs within such period, to the extent exercisable at the time of termination or during the post-termination exercise period.

(b) Retirement. If termination of employment of a Participant occurs on or after age 65 other than a termination for Cause, as defined in Section 3.5(e), his or her Options and SARs shall fully vest and may be exercised within seven years from the date of termination.

(c) Death. If a Participant shall die while employed by the Corporation or an Affiliate or within a period following termination of employment during which the Option or SAR remains exercisable under paragraphs (a), (b), (d), (e) or (f) of this Section 3.5, his or her Options and SARs shall fully vest and may be exercised within a period of two years from the date of death by the executor or administrator of the Participant’s estate or by the person or persons to whom the Participant shall have transferred such right by will or by the laws of descent and distribution.

(d) Disability. If termination of employment of a Participant is by reason of the disability of the Participant covered by a long-term disability plan of the Corporation or an Affiliate then in effect (“Disability”), his or her Options and SARs shall fully vest and may be exercised within the period of two years after the date of termination of employment.

(e) Change in Control. In the event the employment of a Participant is terminated by the Corporation or an Affiliate without Cause within two years after the occurrence of a Change in Control, as hereinafter defined, following the date of grant, his or her Options and SARs shall fully vest and may be exercised within one year after the date such termination occurred. For purposes of this Plan, “Cause” shall have the same meaning as set forth in the Participant’s Award Agreement.

(f) Sale of Business Unit or Subsidiary. If termination of a Participant is due to the sale of a business unit or Subsidiary of the Corporation by which the Participant is employed, the Participant shall have the right to exercise his or her Options and SARs within two years from the date of termination, to the extent such Options and SARs were exercisable at the time of such termination, plus an additional pro-rata amount with respect to those Options and SARs grants that are not fully vested on the date of termination of employment equal to (i) the number of whole and fractional months of the Participant’s employment that have elapsed from the grant date through the date of termination, divided by (ii) the number of whole and fractional months in the vesting period for the relevant grant, with the result multiplied by (iii) the number of Options and SARs subject to the relevant grant, and with that result reduced by (iv) the extent to which such Options and SARs were exercisable at the time of such termination.

(g) Involuntary Termination. If the Corporation involuntary terminates a Participant’s employment without Cause, as determined by the Committee or its delegate in its sole discretion, the Participant shall have the right to exercise his or her Options and SARs within thirty days from the date of termination, to the extent such Options and SARs were exercisable at the time of such termination.

(h) In the event all employment of a Participant with the Corporation or an Affiliate is terminated for any reason other than as stated in the preceding paragraphs (a) through (g), his or her Options and SARs shall terminate upon such termination of employment. In the event Options and/or SARs are not vested, or do not vest, upon a termination of employment, the unvested Options and/or SARs shall be forfeited and shall terminate, except as provided in the preceding paragraph (a).

(i) Notwithstanding the foregoing, in no event shall an Option or SAR granted hereunder be exercisable after the expiration of its term.

3.6 Non-Employee Directors; Post-separation Exercise Periods. Except as otherwise expressly provided to the contrary in the applicable Award Agreement, in the case of a Non-Employee Director whose service is terminated:

(a) Termination other than death or Disability. If a Participant ceases to be a Non-Employee Director of the Corporation for any reason other than death or Disability, any then outstanding Option or SAR of such Participant shall be exercisable, to the extent exercisable by the Participant immediately prior to ceasing to be a Non-Employee Director, at any time prior to the expiration date of such Option or SAR.

(b) Death or Disability during service. Following the death or Disability of a Participant during service as a Non-Employee Director, any Option or SAR of the Participant outstanding at the time of death or Disability shall be exercisable in full, whether or not so exercisable immediately prior to the death or Disability of the Participant, by the Participant or person entitled to do so under the will of the Participant, as the case may be, or, if the Participant shall fail to make testamentary disposition of the Option or SAR or shall die intestate, by the legal representative of the Participant at any time prior to the expiration date of such Option or SAR.

(c) Notwithstanding the foregoing, in no event shall an Option or SAR granted hereunder be exercisable after the expiration of its term.

3.7 Fair Market Value. For all purposes under the Plan, the fair market value (the “Fair Market Value”) of the Common Stock shall mean the closing price of a share of Common Stock in the New York Stock Exchange Composite Transactions on the relevant date, or, if no sale shall have been made on such exchange on that date, the closing price in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale.

3.8 Miscellaneous. Subject to the foregoing provisions of this Section and the other provisions of the Plan, any Option or SAR granted under the Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Committee and set forth in the Award Agreement, or an amendment thereto.

IV. Restricted Stock

4.1 Award. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant one or more shares of restricted stock to Participants.

4.2 Restrictions. Shares of restricted stock issued to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine, beginning on the date on which the Award is granted (as applicable to any Award, the “Restricted Period”). The Committee may also impose such other restrictions, limitations and conditions on the shares or the release of the restrictions thereon as it deems appropriate, including the achievement of Performance Goals and/or based upon Performance Criteria, as hereinafter defined, established by the Committee, limitations on the right to vote restricted stock or the right to receive dividends thereon on a current, reinvested and/or restricted basis. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on specified dates following the date of such Award or all at once. The Restricted Period applicable to restricted stock granted to employees shall, in the case of a time-based restriction, be not less than three years, with no more frequent than ratable vesting over such period or, in the case of a performance-based restriction, be not less than one year; provided, however, that up to the sum of (i) the number of shares not subject to the minimum vesting period immediately prior to stockholder approval of this amendment and restatement of the Plan (as of February 25, 2011, 2,747,791 such shares were available, subject to the counting, adjustment and substitution provisions of the Plan) and (ii) ten percent (10%) of those additional shares available for awards of restricted stock and other awards pursuant to which the Participant is not required to pay the Fair Market Value, applicable following stockholder approval of the amendment and restatement of the Plan as provided in Section 2.4, may be granted as restricted stock with no minimum vesting period.

4.3 Stock Certificate or Book-Entry. As soon as practicable following the making of an Award, the restricted stock shall be registered in the Participant’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Corporation on behalf of the Participant until the restrictions are satisfied. If the shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. Except for the transfer restrictions, and subject to such other restrictions or limitations, if any, as determined by the Committee, the Participant shall have all other rights of a holder of shares of Common Stock, including the right to receive dividends paid with respect to the Restricted Stock and the right to vote such shares. As soon as is practicable following the date on which transfer restrictions on any shares lapse, the Corporation shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by the Corporation.

4.4 Termination of Employment or Service. Except as otherwise expressly provided to the contrary in the applicable Award Agreement or as prohibited by local law, in the case of a Participant whose employment is terminated:

(a) Death, Disability or Retirement. All restrictions placed upon restricted stock shall lapse immediately upon termination of the Participant’s employment or service with the Corporation or an Affiliate if such termination is by reason of the Participant’s death or the Disability of the Participant. All shares subject to restrictions shall be immediately forfeited upon a Participant’s termination of employment or service by reason of retirement except to the extent otherwise provided in the Participant’s Award Agreement, and which may also provide any conditions and covenants applicable thereto.

(b) Sale of Business Unit or Subsidiary. All restrictions placed upon restricted stock shall lapse immediately upon termination of a Participant’s employment or service due to the sale of a business unit or Subsidiary of the Corporation by which the Participant is employed.

(c) Other Termination of Employment. Upon the effective date of a termination for any reason not specified in paragraphs (a) or (b) of this Section 4.4, all shares then subject to restrictions immediately shall be forfeited to the Corporation without consideration or further action being required of the Corporation. In the event the restrictions applicable to restricted stock do not lapse upon a termination of employment, the shares of restricted stock shall be forfeited and shall terminate.

(d) Discretion. Subject to Section 4.2, the Committee may in its discretion allow restrictions on restricted stock to lapse prior to the date specified in an Award Agreement.

V. Restricted Stock Units

5.1 Award of Restricted Stock Units. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant restricted stock units to Participants.

5.2 Restrictions. The Restricted Period applicable to restricted stock units granted to employees shall, in the case of a time-based restriction, be not less than three years, with no more frequent than ratable vesting over such period or, in the case of a performance-based restriction, be not less than one year; provided, however, that up to the sum of (i) the number of shares not subject to the minimum vesting period immediately prior to stockholder approval of this amendment and restatement of the Plan (as of February 25, 2011, 2,747,791 such shares were available, subject to the counting, adjustment and substitution provisions of the Plan) and (ii) ten percent (10%) of those additional shares available for awards of restricted stock units and other awards pursuant to which the Participant is not required to pay the Fair Market Value, applicable following stockholder approval of the amendment and restatement of the Plan as provided in Section 2.4, may be granted as restricted stock units with no minimum vesting period. The Committee may also impose such other restrictions, limitations and conditions on the restricted stock units or the release of the restrictions thereon as it deems appropriate, including the achievement of Performance Goals and/or based upon Performance Criteria established by the Committee and the right to receive dividend equivalents thereon, on a current, reinvested and/or restricted basis. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the restricted stock units on specified dates following the date of such Award or all at once.

5.3 Termination of Employment or Service. Except as otherwise expressly provided to the contrary in the applicable Award Agreement or as prohibited by local law, in the case of a Participant whose employment is terminated:

(a) Death, Disability or Retirement. All restrictions placed upon restricted stock units shall lapse immediately upon termination of the Participant’s employment or service with the Corporation or an Affiliate if such termination is by reason of the Participant’s death or the Disability of the Participant. All stock units subject to restrictions shall be immediately forfeited upon a Participant’s termination of employment or service by reason of retirement except to the extent otherwise provided in the Participant’s Award Agreement, and which may also provide any conditions and covenants applicable thereto.

(b) Sale of Business Unit or Subsidiary. All restrictions placed upon restricted stock units shall lapse immediately upon termination of a Participant’s employment or service due to the sale of a business unit or Subsidiary of the Corporation by which the Participant is employed.

(c) Other Termination of Employment. Upon the effective date of a termination for any reason not specified in paragraphs (a) or (b), all restricted stock units then subject to restrictions immediately shall be forfeited to the Corporation without consideration or further action being required of the Corporation. In the event the restrictions applicable to restricted stock units do not lapse upon a termination of employment, the restricted stock units shall be forfeited and shall terminate.

(d) Discretion. Subject to Section 5.2, the Committee may in its discretion allow restrictions on restricted stock units to lapse prior to the date specified in the Award Agreement.

5.4 Payment. During the two and one-half months following the end of the calendar year in which vesting occurs, the Corporation shall pay to the Participant or his estate the number of shares of Common Stock equal to the number of restricted share units vested. Notwithstanding the foregoing sentence, the Committee shall have the authority, in its discretion, to determine that the obligation of the Corporation shall be paid in cash, equal to the number of restricted share units vested multiplied by the Fair Market Value of the share of the Common Stock on such date, or part in cash and part in shares of Common Stock.

VI. Performance Share Units

6.1 Grant. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, grant performance share units to Participants. Performance share units shall represent the right of a Participant to receive shares of Common Stock (or their cash equivalent) at a future date upon the achievement of Performance Goals established by the Committee, during a specified performance period (a “Performance Period”) of not less than one year. Performance share units may include the right to receive dividend equivalents thereon, on a current, reinvested and/or restricted basis.

6.2 Terms of Performance Share Units.

(a) General. The provisions of this paragraph (a) shall apply to awards that are intended to qualify under Section 162(m) of the Code. The terms established by the Committee for performance share units shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any Performance Goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the Participant based on such performance. The Committee may retain the discretion to reduce (but not to increase) the amount or number of performance share units which will be earned based on the achievement of Performance Goals. When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws, shall be excluded from the calculation to the extent permitted in Section 162(m) of the Code.

(b) Performance Goals. “Performance Goals” shall mean goals based upon the achievement of one or more preestablished, objective measures of performance during a specified Performance Period, selected by the Committee in its discretion. Performance Goals may be based upon one or more of the following objective performance measures (the “Performance Criteria”) and expressed in either, or a combination of, absolute or relative values or as a percentage of an incentive pool: earnings or earnings per share book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues; expenses; costs; stock price; investment performance of funds or accounts or assets under management; market share; charge-offs; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios or risk-measurement ratios) or results; cash flow. Performance Goals based on such Performance Criteria be based either on the performance of the Corporation, an Affiliate, any branch, department, business unit or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making an Award. The Committee may in its discretion also determine to use other objective performance measures for Performance Goals and/or other terms and conditions even if such Award would not qualify under Section 162(m) of the Code, provided that the Committee identifies the Award as non-qualifying at the time of Award.

(c) Committee Certification. Following completion of the applicable Performance Period, and prior to any payment of a performance share unit to the Participant which is intended to qualify under Section 162(m) of the Code, the Committee shall determine in accordance with the terms of the Award and shall certify in writing whether the applicable Performance Goal(s) were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance. For this purpose, approved minutes of the meeting of the Committee at which certification is made shall be sufficient to satisfy the requirement of a written certification.

6.3 Termination of Employment. Except as otherwise expressly provided to the contrary in the applicable Award Agreement, to be entitled to receive payment for a performance share unit, a Participant must remain in the employment of the Corporation or an Affiliate through the date of payment for such performance share unit.

6.4 Payment. Payment of performance share units shall be made during the two and one-half months following the end of the calendar year in which vesting occurs. In the sole discretion of the Committee, the Corporation may pay all or any part of its obligation under the performance share unit in cash, shares of Common Stock or any combination thereof.

VII. Deferred Stock Units

7.1 Award. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may prescribe, award deferred stock units to eligible Participants. A deferred stock unit shall entitle the Participant to receive from the Corporation a number of shares of Common Stock on a deferred payment date specified by the Participant. Notwithstanding the foregoing sentence, the Committee shall have the authority, in its discretion, to determine that the obligation of the Corporation shall be paid in cash, shares of Common Stock or any combination thereof.

7.2 Terms of Deferred Stock Units. Deferred stock units shall be granted upon such terms as the Committee shall determine, subject to any minimum vesting requirement applicable to restricted stock units. Except as otherwise provided by the Committee, a deferred stock unit shall entitle the Participant to receive dividend equivalents payable no earlier than the date payment is elected for the deferred stock unit. Dividend equivalents shall be calculated on the number of shares covered by the deferred stock unit as soon as practicable after the date dividends are payable on the Common Stock.

VIII. Other Stock-Based Awards and Cash Awards

8.1 Grant of Other Stock-Based Awards. The Committee shall have the authority in its discretion to grant to eligible Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares awarded without restrictions or conditions, or securities or other rights convertible or exchangeable into shares of Common Stock. Other stock-based awards, excepting purchase rights, may include the right to receive dividends or dividend equivalents, as the case may be, on a current, reinvested and/or restricted basis.

8.2 Terms of Other Stock-Based Awards. The Committee shall determine the terms and conditions, if any, of any other stock-based awards made under the Plan, including the achievement of Performance Goals and/or based upon Performance Criteria, subject to any minimum vesting requirements applicable to restricted stock units or restricted stock, as applicable. Other stock-based awards may be granted alone, in addition to or in tandem with other Awards granted under the Plan and/or awards made outside of the Plan. Shares of Common Stock or securities delivered pursuant to a purchase right granted under this Section 8 shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, shares of Common Stock, or other property or any combination thereof, as the Committee shall determine, but the value of such consideration shall not be less than the Fair Market Value of such shares of Common Stock or other securities on the date of grant of such purchase right. The exercise of the purchase right shall not be deemed to occur, and no shares of Common Stock or other securities will be issued by the Corporation upon exercise of a purchase right, until the Corporation has received payment in full of the exercise price.

8.3 Grant of Cash Awards. The Committee shall have the authority in its discretion to grant to eligible Participants such cash awards as deemed by the Committee to be consistent with the purposes of the Plan.

8.4 Terms of Cash Awards. Cash awards granted under the Plan shall be subject to the achievement of Performance Goals and based upon such Performance Criteria set forth in Section 6.2(b) as determined by the Committee, and further subject to the individual limitation provided in Section 2.5. Following completion of the applicable Performance Period, and prior to any payment of a cash award to the Participant which is intended to qualify under Section 162(m) of the Code, the Committee shall determine in accordance with the terms of the Award and shall certify in writing whether the applicable Performance Goal(s) were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance. For this purpose, approved minutes of the meeting of the Committee at which certification is made shall be sufficient to satisfy the requirement of a written certification. Except as otherwise expressly provided to the contrary in the applicable Award Agreement, to be entitled to receive payment for a cash award, a Participant must remain in the employment of the Corporation or an Affiliate through the date of payment. Payment of cash awards shall be made during the two and one-half months following the end of the calendar year in which vesting occurs.

IX. Adjustment and Substitution of Shares

In the event of any change in the outstanding Common Stock of the Corporation by reason of a stock split, stock dividend, exchange, combination or reclassification of shares, recapitalization, merger, spin-off, split-off, split-up, dividend in partial liquidation, dividend in property other than cash, extraordinary distribution, similar event or other event which the Committee determines affects the Common Stock such that an adjustment pursuant to Section 9 hereof is appropriate, the Committee shall adjust proportionately: (a) the number of shares of Common Stock (i) available for issuance under the Plan, (ii) available for issuance under incentive stock options, (iii) for which Awards may be granted to an individual Participant, (iv) subject to any sub-limits contained herein and (v) covered by outstanding Awards denominated in stock or units of stock, together with the cash or other property into which the stock may be exchanged; (b) the exercise and grant prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards and (d) the Performance Goals.

In the event of any change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments in the number and kind of shares and the exercise, grant and conversion prices of the affected Awards as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event.

All adjustments shall be made (i) consistent with Section 424 of the Code in the case of incentive stock options, so as not to result in any disqualification, modification, extension or renewal of such incentive stock option, (ii) in a manner compliant with Section 409A of the Code and (iii) in a manner compliant with Section 162(m) of the Code.

X. Additional Rights in Certain Events

10.1 Change in Control.

(a) “Change in Control” means the occurrence of any one of the following events:

(i) During any period of not more than two (2) years, the Incumbent Directors no longer represent a majority of the Board. “Incumbent Directors” are (A) the members of the Board as of July 1, 2007 and (B) any individual who becomes a director subsequent to the date hereof whose appointment or nomination was approved by at least a majority of the Incumbent Directors then on the Board (either by specific vote or by approval, without prior written notice to the Board objecting to the nomination, of a proxy statement in which the member was named as nominee). However, the Incumbent Directors will not include anyone who becomes a member of the Board after the date hereof as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board, including as a result of any appointment, nomination or other agreement intended to avoid or settle a contest or solicitation;

(ii) There is a beneficial owner of securities entitled to 30% or more of the total voting power of the Corporation’s then-outstanding securities in respect of the election of the Board (the “Voting Securities”), other than (A) the Corporation, any Subsidiary of it or any employee benefit plan or related trust sponsored or maintained by the Corporation or any Subsidiary of it; (B) any underwriter temporarily holding securities pursuant to an offering of them; (C) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of an Excluded Transaction (as defined in Section 10.1(a)(ii)); or (D) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of a transaction in which Voting Securities are acquired from the Corporation, if the transaction is approved by a majority of the Incumbent Directors in a resolution that expressly states that the transaction is not a Change in Control under this Section 10.1(a); or

(iii) Consummation of a merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Corporation (a “Reorganization”) or a sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Corporation’s consolidated assets (a “Sale”) other than an Excluded Transaction. A Reorganization or Sale is an “Excluded Transaction” if immediately following it: (A) 50% or more of the total voting power of the Surviving Corporation’s then-outstanding securities in respect of the election of directors (or similar officials in the case of a non-corporation) is represented by Voting Securities outstanding immediately before the Reorganization or Sale or by securities into which such Voting Securities were converted in the Reorganization or Sale; (B) there is no beneficial owner of securities entitled to 30% or more of the total voting power of the then-outstanding securities of the Surviving Corporation in respect of the election of directors (or similar officials in the case of a non-corporation); and (C) a majority of the board of directors of the Surviving Corporation (or similar officials in the case of a non-corporation) were Incumbent Directors at the time the Board approved the execution of the initial agreement providing for the Reorganization or Sale. The “Surviving Corporation” means in a Reorganization, the entity resulting from the Reorganization or in a Sale, the entity that has acquired all or substantially all of the assets of the Corporation, except that, if there is a beneficial owner of securities entitled to 95% of the total voting power (in respect of the election of directors or similar officials in the case of a non-corporation) of the then-outstanding securities of the entity that would otherwise be the Surviving Corporation, then that beneficial owner will be the Surviving Corporation.

(iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

For purposes of this Plan, “Subsidiary” means any corporation or other entity in which the Corporation has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Corporation has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

10.2 Lapse of Restrictions on Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Other Stock-Based Awards. Except as otherwise expressly provided to the contrary in an Award Agreement, in the event the employment or service of a Participant is terminated by the Corporation and its Affiliates without Cause within two years after the occurrence of a Change in Control, his or her restricted stock, restricted stock units, deferred stock units and other stock-based awards shall fully vest and, to the extent subject to an exercise right, may be exercised within one year after the date such termination occurred; provided, however, that if the awards are subject to Section 409A of the Code and the Change in Control is not a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation under Section 409A of the Code (a “409A Change in Control”), the restricted stock units, deferred stock units and other stock-based awards shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan. For purposes of this paragraph, “Cause” and “willful” shall have the meanings specified in Section 3.5(e).

10.3 Deemed Achievement of Performance Goals. Except as otherwise expressly provided to the contrary in an Award Agreement, if any Change in Control occurs prior to the end of any Performance Period, all Performance Criteria and other conditions pertaining to performance share units, cash awards and other Awards under which payments are subject to Performance Goals shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the Performance Period through the Change in Control over (ii) the number of whole months included in the original Performance Period, measured at the actual performance level achieved or, if not determinable, in the manner specified by the Committee at the commencement of the Performance Period, and shall be waived by the Corporation. If the awards are subject to Section 409A of the Code and the Change in Control is not a 409A Change in Control, such Awards shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan.

10.4 Limitation. Notwithstanding the foregoing Sections 10.2 and 10.3, the Committee may condition the extension of exercise periods, lapse of restrictions and/or deemed achievement of Performance Goals upon the occurrence of a 409A Change in Control.

XI. Effect of the Plan on the Rights of Participants and the Corporation

Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan shall be deemed to give any employee or Non-Employee Director any right to be granted any Award under the Plan. Nothing in the Plan, in any Award under the Plan or in any Award Agreement shall confer any right to any employee to continue in the employ of the Corporation or any Affiliate or any Non-Employee Director to continue as a Non-Employee Director or interfere in any way with the rights of the Corporation or any Affiliate to terminate the employment of any employee at any time or with the rights of the stockholders of the Corporation or the Board to elect and remove Non-Employee Directors. All grants of Awards and delivery of shares, cash or other property under an Award granted under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Corporation or under any agreement with the Participant unless specifically provided otherwise in the Award or underlying Plan, arrangement or agreement. Subject to the requirements of Section 409A of the Code, the Corporation shall have the right to offset against its obligation to pay or deliver shares pursuant to an Award to any Participant, any outstanding amounts such Participant then owes to the Corporation and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Except as otherwise provided in an Award Agreement, neither this Plan nor any Award Agreement shall confer on any person other than the Corporation or a Participant any rights or remedies hereunder.

XII. Amendment

The right to amend the Plan at any time and from time to time and the right to revoke or terminate the Plan are hereby specifically reserved to the Board; provided that no amendment of the Plan shall be made without stockholder approval (1) if the effect of the amendment is (a) to make any changes in the class of employees eligible to receive incentive stock options under the Plan, (b) to increase the number of shares subject to the Plan or with respect to which incentive stock options may be granted under the Plan or (2) if stockholder approval of the amendment is at the time required (a) by the rules of any stock exchange on which the Common Stock may then be listed or (b) for Options, SARs, performance share units, cash awards or other Awards based upon Performance Goals granted under the Plan to qualify as “performance based compensation” as then defined in the regulations under Section 162(m) of the Code. No alteration, amendment, revocation or termination of the Plan shall, without the written consent of the holder of an outstanding Award under the Plan, adversely affect the rights of such holder with respect thereto; except that the Corporation may amend this Plan from time to time without the consent of any Participant to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to the Participant. Except as provided in Section 9 of the Plan, repricing of Options, SARs and other purchase rights is prohibited, such that the purchase price of any such award may not be reduced, whether through amendment, cancellation or replacement in exchange for another Option, SAR, other Award or cash payment, unless such action or reduction is approved by the stockholders of the Corporation.

XIII. Effective Date and Duration of Plan

The effective date and date of adoption of the Plan as amended and restated shall be April 12, 2011, provided that the adoption of the Plan by the Board is approved by a majority of the votes cast at a duly held meeting of stockholders held on or prior to February 24, 2012 at which a quorum representing a majority of the outstanding voting stock of the Corporation is, either in person or by proxy, present and voting. No Option or SARs may be granted and no restricted stock, restricted stock units, performance share units, deferred stock units or other stock-based awards may be awarded under the Plan subsequent to February 24, 2021. Absent additional stockholder approval, no performance share unit award or other Award based upon Performance Criteria and intended to qualify under Section 162(m) of the Code may be granted under the Plan subsequent to the Corporation’s annual meeting of stockholders in 2016.

XIV. Withholding

To the extent required by applicable Federal, state, local or foreign law, the Participant or his successor shall make arrangements satisfactory to the Corporation, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with an award. The Corporation shall not be required to issue any shares of Common Stock or make any cash or other payment under the Plan until such obligations are satisfied.

The Corporation is authorized to withhold from any Award granted or any payment due under the Plan, including from a distribution of shares of Common Stock, amounts of withholding taxes due with respect to an Award, its exercise or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Corporation and Participants to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive shares of Common Stock or other property, to make cash payments in respect thereof in satisfaction of such tax obligations, and the ability to restrict withholding to statutory minimum amounts where necessary or applicable to avoid adverse accounting treatment.

XV. Miscellaneous

15.1 Governing Law. The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the State of New York (without regard to the conflicts of laws thereof), and applicable Federal law.

15.2 Foreign Plan Requirements. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purpose of the Plan, the Committee may, without amending this Plan, establish special rules and/or sub-plans applicable to awards granted to Participants who are foreign nationals, are employed outside the United States, or both, and may grant awards to such Participants in accordance with those rules. In the event that the payment amount is calculated in a foreign currency, the payment amount will be converted to U.S. dollars using the prevailing exchange rate published in The Wall Street Journal (or in such other reliable publication as the Committee, in its discretion, may determine to rely on) on the relevant date.

15.3 Section 409A. The intent of the parties is that payments under the Plan will comply with Section 409A of the Code to the extent subject thereto or an exemption therefrom and, accordingly, to the maximum extent permitted the Plan shall be interpreted and administered to be in compliance therewith. Any payments provided under the Plan that are payable within the short-term deferral period as defined in Section 409A of the Code shall not be treated as deferred compensation unless otherwise required by applicable law. To the extent a Participant would otherwise be entitled to any payment under this Plan, or any plan or arrangement of the Corporation or its affiliates, that constitutes “deferred compensation” subject to Section 409A payable by reason of separation from service, and that if paid or provided during the six months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation) the payment will be paid (or will commence being paid, if applicable) to the Participant on the earlier of the six month anniversary of the Participant’s date of termination or the Participant’s death.

15.4 Choice of Forum

(a) Unless otherwise specified in an Award Agreement, it shall be a condition of each Award that the Corporation and the Participant irrevocably submit to the exclusive jurisdiction of any state or federal court located in New York, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Award. By accepting an Award, the Participant acknowledges that the forum designated by this Section 15.4(a) has a reasonable relation to the Plan, any applicable Award and the Participant’s relationship with the Corporation. Notwithstanding the foregoing, nothing herein shall preclude the Corporation from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 15.4(a) or otherwise.

(b) By accepting an Award, (i) the Participant waives, to the fullest extent permitted by applicable law, any objection which the Participant may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 15.4(a), (ii) the Participant undertakes not to commence any action arising out of or relating to or concerning any Award in any forum other than a forum described in this Section 15.4 and (iii) the Participant agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and the Corporation.

(c) Unless otherwise specified in an Award Agreement, by accepting an Award, the Participant irrevocably appoints each General Counsel of the Corporation as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award, who shall promptly advise the Participant of any such service or process.

(d) Unless otherwise specified in an Award Agreement, by accepting an Award, the Participant agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 15.4, except that the Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to his legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

APPENDIX B

THE BANK OF NEW YORK MELLON CORPORATION

EXECUTIVE INCENTIVE COMPENSATION PLAN

Amended and Restated through February 25, 2011

1. Purpose. The purpose of the Executive Incentive Compensation Plan, as amended and restated (the “Plan”) of The Bank of New York Mellon Corporation (the “Company”) is to promote the financial interests of the Company and its subsidiaries, including its growth, by (i) attracting and retaining officers and key executives of outstanding competence; (ii) motivating officers and key executives by means of performance-related incentives; and (iii) providing competitive incentive compensation opportunities.

2. Administration. The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) and consisting of at least two members of the Board, each of whom at the time of appointment to the Committee and at all times during service as a member of the Committee shall be (1) an “outside director” as then defined in the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, (2) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule, (3) an “independent” director under the rules of the New York Stock Exchange (“NYSE”), and (4) an “independent” director under any other applicable regulatory requirements. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

Subject to the express provisions of the Plan, the Committee shall have authority to:

(i) select the employees who will participate in the Plan (the “Participants”);

(ii) determine the size of the awards to be made under the Plan, subject to Section 4 hereof; and

(iii) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

3. Participation. Participants in the Plan shall be selected for each calendar year (each “Plan Year”) from those executive employees of the Company who (i) are, or are expected to be, “covered employees” as defined in Section 162(m) of the Code or (ii) are otherwise selected by the Committee to participate in the Plan. No employee shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, to be entitled automatically to an award, nor, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year.

4. Maximum Incentive Awards. Notwithstanding any other provision of this Plan, the maximum amount payable in cash to any one Participant under the Plan for any one calendar year shall be the sum of (i) .5% of the Company’s positive pre-tax income from continuing operations, before the impact of the cumulative effect of accounting changes and extraordinary items, as disclosed in the Company’s consolidated statement of income for such year included within the Company’s report on Form 10-K as filed with the Securities and Exchange Commission and (ii) $3,000,000. The amount payable for any one calendar year is measured for the year in which the relevant Performance Period ends, and for which the relevant Performance Goals are certified as achieved, regardless of the fact that payment may occur in a later year. In the case of multi-year Performance Periods, as hereinafter defined, the amount which is earned for any one calendar year is the amount paid for the Performance Period divided by the number of calendar years in the Performance Period. The limitation in this section shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

5. Incentive Awards, Performance Goals and Performance Periods.

Section 5.01. Incentive Awards. Incentive awards (“Incentive Awards”) may be earned by Participants during a specified performance period (a “Performance Period”) selected by the Committee in its discretion; provided, however, that (a) no Incentive Award may exceed the amount established for the actual level of achievement attained and (b) payment of any Incentive Award under the Plan shall be contingent upon the achievement of the relevant performance goals established by the Committee (“Performance Goals”) during the Performance Period.

Section 5.02. Performance Goals.

(a) Performance Goals. Within 90 days after the commencement of the Performance Period or, if less, before 25 percent of the Performance Period elapses, the Committee shall establish for the relevant Performance Period all Performance Goals and the amounts, which may be expressed as a percentage of an incentive pool or other measure prescribed by the Committee, that may be earned upon their level of achievement. Performance Goals may be based upon one or more of the following objective performance measures (the “Performance Criteria”) and expressed in either, or a combination of, absolute or relative values or a percentage of: earnings or earnings per share; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues; expenses; costs; stock price; investment performance of funds or accounts or assets under management; market share; charge-offs; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios or risk-measurement ratios) or results; cash flow. Performance Goals based on such Performance Criteria may be based either on the performance of the Company, an Affiliate, any branch, department, business unit or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of establishment. The Committee may in its discretion also determine to use other objective performance measures for Performance Goals and/or other terms and conditions even if the award would not qualify under Section 162(m) of the Code, provided that the Committee identifies the award as non-qualifying at the time of award. Performance Goals may include one or more type of performance goal.

(b) Calculation. When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation to the extent permitted in Section 162(m) of the Code. Performance Goals based directly or indirectly upon the Company’s common stock shall be adjusted proportionately in the event of any change in the common stock by reason of a stock split, stock dividend, exchange, combination or reclassification of shares, recapitalization, merger, spin-off, split-off, split-up, dividend in partial liquidation, dividend in property other than cash, extraordinary distribution, or similar event in a manner compliant with Section 162(m) of the Code.

Section 5.03. Performance Periods. Unless otherwise determined by the Committee, there shall be one year Performance Periods under the Plan, and a new Performance Period shall commence on the first day of each Plan Year and end on the last day of such Plan Year. The Committee may establish longer Performance Periods, including multi-year Performance Periods, and the Committee may also establish shorter Performance Periods for individuals who are hired or become eligible after the commencement of a Performance Period. Unless otherwise determined by the Committee, the first Performance Period under the Plan shall commence on January 1, 2012 and end on December 31, 2012.

Section 5.04. Discretion. The Committee shall have no discretion to increase any Incentive Award payable that would otherwise be due upon attainment of the Performance Goals, or otherwise modify any Performance Goals associated with a Performance Period, but the Committee may in its discretion reduce or eliminate such Incentive Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Incentive Award payable to any other Participant.

Section 5.05. Determination of Incentive Award. The amount of a Participant’s Incentive Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Performance Goals and the other terms of the Plan. Prior to any payment of the Incentive Awards hereunder, the Committee shall determine and certify in writing the extent to which the Performance Goals and other material terms of the Plan were satisfied.

6. Termination of Employment.

Unless otherwise determined by the Committee, a Participant whose employment or service with the Company and all subsidiaries and affiliates is terminated prior to the date of payment of an Incentive Award will forfeit all rights to any award for such Performance Period.

7. Payment to Participants.

Section 7.01. Timing of Payment. An Incentive Award for a Performance Period shall be paid to the Participant on the date(s) specified in the Award, provided that if no date(s) are specified, then an Incentive Award shall be paid during the 2 1/2 month period following the end of the year in which the Performance Period ends, subject to any permitted deferral election.

Section 7.02. Form of Payment. Payment of Incentive Awards shall be made in cash; provided, however, that the Committee may, in its discretion, determine to pay an Incentive Award in shares of Company common stock from the Company’s Long-Term Incentive Plan, or other applicable plan, or any combination of cash and stock. In the case of payment in stock, the number of shares so awarded shall be determined by dividing the dollar value of the award to be paid in stock by the closing price of the Company’s common stock on the NYSE at the NYSE’s official closing time on the date the award is paid or, if there are no sales of stock on the NYSE on such date, the closing price of the stock on the last previous day on which a sale on the NYSE is reported.

Section 7.03. Tax Withholding. All Incentive Awards shall be subject to Federal income, FICA, and other tax withholding as required by applicable law.

8. Change in Control. Unless otherwise determined by the Committee, if any Change in Control, as defined in the Company’s Long-Term Incentive Plan at the time of the event, occurs prior to the end of any Performance Period, the then-current Performance Period shall automatically end and all Performance Criteria and other conditions pertaining to awards shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the Performance Period through the Change in Control over (ii) the number of whole months included in the original Performance Period, based on the actual performance level achieved or, if not determinable, in the manner specified by the Committee at the commencement of the Performance Period, and shall be waived by the Company. Such awards shall be payable as provided in Section 7.

9. Forfeiture. Notwithstanding any other provision of the Plan, any incentive-based compensation otherwise payable or paid to current or former executive officers shall be forfeited and/or repaid to the Company as may be required pursuant to applicable regulatory requirements and the Committee may determine in its discretion that an award shall be forfeited and/or shall be repaid to the Company upon terms specified including, without limitation, if the Participant directly or indirectly engages in (i) competition with the Company or any of its affiliates or (ii) conduct that is materially adverse to the interests of the Company, including fraud or conduct contributing to any financial restatements or irregularities.

10. No Assignments and Transfers. A Participant shall not assign, encumber or transfer his rights and interests under the Plan and any attempt to do so shall render those rights and interests null and void.

11. No Rights to Awards or Employment. No employee of the Company or its affiliates or other person shall have any claim or right to be granted an award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its affiliates. All grants of Incentive Awards and delivery of shares, cash or other property under an Incentive Award granted under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Participant unless specifically provided otherwise in the Incentive Award or underlying Plan, arrangement or agreement. Subject to the requirements of Section 409A of the Code, the Company shall have the right to offset against its obligation to pay or deliver shares pursuant to an Incentive Award to any Participant, any outstanding amounts such Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Except as otherwise provided in an Incentive Award, neither this Plan nor any Incentive Award or agreement with respect thereto shall confer on any person other than the Company or a Participant any rights or remedies hereunder.

12. Amendment or Termination. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval requirements under Section 162(m) of the Code.

13. Effective Date. The Plan as amended and restated shall be effective as of April 12, 2011, provided that the Plan is approved by stockholders of the Company prior to the payment of any compensation awarded hereunder following the date of amendment and restatement.

14. Term. No awards may be granted under the Plan subsequent to the Company’s annual meeting of stockholders in 2016.

15. Section 409A. The intent of the parties is that payments under the Plan will comply with Section 409A of the Code to the extent subject thereto or an exemption therefrom and, accordingly, to the maximum extent permitted the Plan shall be interpreted and administered to be in compliance therewith. Any payments provided under the Plan that are payable within the short-term deferral period as defined in Section 409A of the Code shall not be treated as deferred compensation unless otherwise required by applicable law. To the extent a Participant would otherwise be entitled to any payment under this Plan, or any plan or arrangement of the Corporation or its affiliates, that constitutes “deferred compensation” subject to Section 409A payable by reason of separation from service, and that if paid or provided during the six months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation) the payment will be paid (or will commence being paid, if applicable) to the Participant on the earlier of the six month anniversary of the Participant’s date of termination or the Participant’s death. Each payment made under this Plan shall be deemed to be a separate payment.

16. Choice of Forum.

(a) Unless otherwise specified in an Award Agreement, it shall be a condition of each Award that the Corporation and the Participant irrevocably submit to the exclusive jurisdiction of any state or federal court located in New York, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Award. By accepting an Award, the Participant acknowledges that the forum designated by this Section 16(a) has a reasonable relation to the Plan, any applicable Award and the Participant’s relationship with the Corporation. Notwithstanding the foregoing, nothing herein shall preclude the Corporation from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 16(a) or otherwise.

(b) By accepting an Award, (i) the Participant waives, to the fullest extent permitted by applicable law, any objection which the Participant may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 16(a), (ii) the Participant undertakes not to commence any action arising out of or relating to or concerning any Award in any forum other than a forum described in this Section 16 and (iii) the Participant agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and the Corporation.

(c) Unless otherwise specified in an Award Agreement, by accepting an Award, the Participant irrevocably appoints each General Counsel of the Corporation as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award, who shall promptly advise the Participant of any such service or process.

(d) Unless otherwise specified in an Award Agreement, by accepting an Award, the Participant agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 16, except that the Participant may disclose information concerning such dispute, controversy or claim to court that is considering such dispute, controversy or claim or to his legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

ANNEX A

The Bank of New York Mellon Corporation

Global Remuneration Policy

The company’s compensation philosophy is to offer a total compensation opportunity that supports our values: client focus, trust, teamwork and outperformance. We pay for performance, both at the individual and corporate level. We value individual and team contributions and reward based on how both contribute to business results. As we operate businesses in various markets and geographies around the globe, the company’s overall compensation program is flexible to enable the company to attract and retain the talent needed for each area as well as to respond to the environment in which we operate.

Our total compensation program has a global framework that allows differentiation by line of business – it is not a one-size-fits-all approach. Our program is competitive and consistent with market practices in our various lines of business.

By implementing our compensation philosophy and principles, we align the interests of our employees and stockholders by incentivizing actions that contribute to superior financial performance and long-term stockholder value and by ensuring that our incentive compensation arrangements do not encourage our employees to take unnecessary and excessive risks that threaten the value of the company.

Our compensation philosophy and principles demonstrate compliance with the intent behind the Financial Stability Forum’s April 2009 Principles for Sound Compensation Practices and current regional regulatory requirements.

Our compensation structure is comprised of an appropriate mix of salary and variable compensation that is paid over time. We aim to ensure that:

•	Both salary and variable compensation are consistent with line of business and market practice.

•	Base salary is sufficient to provide for a fully flexible variable compensation program.

•	Variable compensation is in the form of annual and/or long term incentives, where appropriate.

The criteria for determining variable compensation reflect individual, business line and corporate performance, as applicable, and are determined on the basis of financial and non-financial factors, both currently and over a longer period of time. Variable compensation is appropriately balanced and does not encourage excessive risk-taking. In general, we do not use multi-year guaranteed bonuses. In certain circumstances, and subject to applicable law, individuals will be asked to repay or forfeit variable compensation received.

•	Variable compensation reflects compliance with the company’s core values, including adherence to risk control and compliance with the company’s policies and procedures.

•	Variable compensation is also adjusted, where appropriate, for risk and the use of capital.

•

For more senior level employees, a portion of variable compensation will be deferred, under ordinary circumstances for a period of at least three years (albeit stock options may be deferred ratably for alternative periods), and will be subject to the performance of either (or both) the company or the respective business unit and be subject to clawback under appropriate circumstances.

Our compensation programs are subject to strong and effective corporate governance.

•	Ultimate responsibility for the design and oversight of executive compensation rests solely with independent members of our board of directors.

ANNEX A-1

•

Key control functions, including the risk function, have input on the setting of compensation policy for business lines; and in turn compensation programs for key control functions are to be set independently of the lines of business they oversee and be based primarily on the control function’s objectives.

•	Compensation policies and practices are open and transparent to applicable stakeholders.

•	Compensation programs are designed to comply with applicable laws and regulations.

ANNEX A-2

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Reservation Form for The Bank of New York Mellon Corporation Annual Meeting of Stockholders

Stockholders who expect to attend the Annual Meeting at 9:00 a.m. on April 12, 2011 at the Omni William Penn, 530 William Penn Place, in Pittsburgh, PA should complete this form and return it to the Office of the Corporate Secretary, The Bank of New York Mellon Corporation, Ninth Floor, One Wall Street, New York, NY 10286. Admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification). Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting The Bank of New York Mellon Corporation stock ownership as of the record date, which is February 11, 2011.

Name:
(Please Print)

Address:

(Please Print)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/bk Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 91122

‚  FOLD AND DETACH HERE  ‚

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR all nominees for director, FOR Proxy Item 2, FOR 1 year on Proxy Item 3, FOR Proxy Items 4, 5 and 6, and AGAINST Proxy Item 7, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

The Board of Directors recommends a vote FOR all nominees for director.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS

Nominees:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1	Ruth E. Bruch	☐	☐	☐	1.8	John A. Luke, Jr	☐	☐	☐

1.2	Nicholas M. Donofrio	☐	☐	☐	1.9	Mark A. Nordenberg	☐	☐	☐

1.3	Gerald L. Hassell	☐	☐	☐	1.10	Catherine A. Rein	☐	☐	☐

1.4	Edmund F. Kelly	☐	☐	☐	1.11	William C. Richardson	☐	☐	☐

1.5	Robert P. Kelly	☐	☐	☐	1.12	Samuel C. Scott III	☐	☐	☐

1.6	Richard J. Kogan	☐	☐	☐	1.13	John P. Surma	☐	☐	☐

1.7	Michael J. Kowalski	☐	☐	☐	1.14	Wesley W. von Schack	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 2:

		FOR	AGAINST	ABSTAIN

2.	Proposal to approve the advisory (non-binding) resolution relating to 2010 executive compensation.	☐	☐	☐

The Board of Directors recommends a vote FOR 1 year on proposal 3:

	1 year	2 years	3 years	ABSTAIN

3.	Proposal to recommend, by non- binding vote, the frequency of stockholder advisory vote on executive compensation. ☐	☐	☐	☐

The Board of Directors recommends a vote FOR proposals 4, 5 and 6:

		FOR	AGAINST	ABSTAIN

4.	Proposal to approve Amended and Restated Long-Term Incentive Plan.	☐	☐	☐

5.	Proposal to approve Amended and Restated Executive Incentive Compensation Plan.	☐	☐	☐

6.	Ratification of the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposal 7:

7.	Stockholder proposal with respect to cumulative voting.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your BNY Mellon Shareowners Services account online.

Access your BNY Mellon Shareowners Services account online via Investor ServiceDirect® (ISD).

The transfer agent for The Bank of New York Mellon Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status
•	View certificate history
•	View book-entry information
•	View payment history for dividends
•	Make address changes
•	Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/bk

‚  FOLD AND DETACH HERE  ‚

THE BANK OF NEW YORK MELLON CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints Arlie R. Nogay, Richard M. Pearlman and Bennett E. Josselsohn or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all The Bank of New York Mellon Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 12, 2011, at 9:00 a.m., Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219 and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR Proxy Item 2, FOR 1 year on Proxy Item 3, FOR Proxy Items 4, 5 and 6, and AGAINST Proxy Item 7, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR Proxy Item 2, FOR 1 year on Proxy Item 3, FOR Proxy Items 4, 5 and 6, and AGAINST Proxy Item 7.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 91122